    Contents

2	PRESENTATION OF INFORMATION
2	SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
4	DOCUMENTS INCORPORATED BY REFERENCE
4	CORPORATE STRUCTURE
6	OVERVIEW
11	GENERAL DEVELOPMENT OF THE BUSINESS
19	BUSINESS OF TRANSALTA
40	ENVIRONMENTAL RISK MANAGEMENT
44	RISK FACTORS
59	EMPLOYEES
60	CAPITAL AND LOAN STRUCTURE
74	CREDIT RATINGS
76	DIVIDENDS
80	MARKET FOR SECURITIES
85	DIRECTORS AND OFFICERS
93	INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
93	INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
93	CORPORATE CEASE TRADE ORDERS, BANKRUPTCIES OR SANCTIONS
94	MATERIAL CONTRACTS
94	CONFLICTS OF INTEREST
94	LEGAL PROCEEDINGS AND REGULATORY ACTIONS
95	TRANSFER AGENT AND REGISTRAR
95	INTERESTS OF EXPERTS
95	ADDITIONAL INFORMATION
96	AUDIT, FINANCE AND RISK COMMITTEE
A- 1	AUDIT, FINANCE AND RISK COMMITTEE CHARTER
B- 1	GLOSSARY OF TERMS
—

TransAlta Corporation • Annual Information Form        i

Presentation of Information
Unless otherwise noted, the information contained in this Annual Information Form ("AIF") is given as at or for the year ended Dec. 31, 2022. All dollar amounts are in Canadian dollars unless otherwise noted. Unless the context otherwise requires, all references to the "Company" and to "TransAlta" "we" "our" and "us" herein refer to TransAlta Corporation and its subsidiaries, including TransAlta Renewables Inc., on a consolidated basis. Reference to "TransAlta Corporation" herein refers to TransAlta Corporation, excluding its subsidiaries. Capitalized terms not defined in the body of this AIF shall have their respective meanings set forth in Appendix "B" – Glossary of Terms contained herein.
Special Note Regarding Forward-Looking Statements
This Annual Information Form (the "AIF"), including the documents incorporated herein by reference, includes "forward-looking information," within the meaning of applicable Canadian securities laws, and "forward-looking statements," within the meaning of applicable United States securities laws, including the Private Securities Litigation Reform Act of 1995 (collectively referred to herein as "forward-looking statements"). All forward-looking statements are based on our beliefs as well as assumptions based on information available at the time the assumption was made and on management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors deemed appropriate in the circumstances. Forward-looking statements are not facts, but only predictions and generally can be identified by the use of statements that include phrases such as "may" "will" "can" "could" "would" "shall" "believe" "expect" "estimate" "anticipate" "intend" "plan" "forecast" "foresee" "potential" "enable" "continue" or other comparable terminology. These statements are not guarantees of our future performance, events or results and are subject to risks, uncertainties and other important factors that could cause our actual performance, events or results to be materially different from those set out in the forward-looking statements.
In particular, this Annual Information Form (or a document incorporated herein by reference) contains forward-looking statements including, but not limited to: our operating performance and transition to clean electricity generation, including our goal to have no generation from coal by the end of 2025; our Clean Electricity Growth Plan and our ability to achieve the target of 2 GW of incremental renewables capacity with an investment of $3.6 billion by 2025, and an incremental annual EBITDA of $315 million; expansion of the Company's development pipeline to 5 GW by 2025; the Company's future growth pipeline, including the timing of commercial operations and the costs of the advanced and early-stage projects; the acquisition of an interest in the Tent Mountain pumped hydro storage project; the source of funding for the Clean Electricity Growth Plan; our transformation, growth, and capital allocation; future growth opportunities; growth in renewables and on-site and cogeneration assets, including the timing of commercial operations such as the White Rock wind projects, Horizon Hill wind, Garden Plain wind, Northern Goldfields solar project and Mount Keith transmission expansion; the ability to realize future growth opportunities with BHP (as defined below); the interim extensions of the IESO contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility from their current contract expiries to April 30, 2026; the extent of the reduction in gross margin at the Sarnia cogeneration facility under the new IESO contract; the proportion of EBITDA to be generated from renewable sources by the end of 2025, including the announced 800 MW of new renewable generation; the rehabilitation at Kent Hills 1 and 2 wind facilities and the timing and cost of such rehabilitation, and the impact such incident could have on the Company's revenues and contracts and the ability of the Company to recover any costs from third parties; the expected impact and quantum of carbon compliance costs; regulatory developments and their expected impact on the Company, including the Canadian federal climate plan and the implementation of the major aspects thereof (including increased carbon pricing and increased funding for clean technology); the ability of the Company to realize benefits from Canadian, United States and Australian regulatory developments, including receiving funding for clean electricity projects; the potential increase in value of emissions reduction credits; the cyclicality of the business, including as it relates to maintenance costs, production and loads; expectations regarding refinancing debt as it matures; and the Company continuing to maintain a strong financial position and significant liquidity.

TransAlta Corporation • Annual Information Form        2

Forward-looking statements are subject to a number of significant risks, uncertainties and assumptions that could cause actual plans, performance, results or outcomes to differ materially from current expectations. Factors that may adversely impact what is expressed or implied by forward-looking statements contained in this AIF (or a document incorporated herein by reference) include, but are not limited to: fluctuations in market prices, including lower merchant pricing in Alberta, Ontario and Mid-Columbia; changes in demand for electricity and capacity; our ability to contract our electricity generation for prices that will provide expected returns; our ability to replace contracts as they expire; risks associated with development projects and acquisitions, including capital costs, permitting, land rights, engineering risks, and delays in the construction or commissioning of projects; any difficulty raising needed capital in the future, including debt, equity and tax equity, as applicable, on reasonable terms or at all; inability to achieve our targets relating to ESG (as defined below); changes to the legislative, regulatory and political environments in the jurisdictions in which we operate; environmental requirements and changes in, or liabilities under, these requirements; operational risks involving our facilities, including unplanned outages; disruptions in the transmission and distribution of electricity; restricted access to capital and increased borrowing costs; changes in short-term and/or long-term electricity supply and demand; reductions in production; increased costs; a higher rate of losses on our accounts receivables due to credit defaults; impairments and/or write-downs of assets; adverse impacts on our information technology systems and our internal control systems, including increased cybersecurity threats; commodity risk management and energy trading risks, including the effectiveness of the Company’s risk management tools associated with hedging and trading procedures to protect against significant losses; reduced labour availability and ability to continue to staff our operations and facilities; disruptions to our supply chains, including our ability to secure necessary equipment and to obtain regulatory approvals on the expected timelines or at all in respect of our growth projects; the effects of weather, including man made or natural disasters and other climate-change related risks; unexpected increases in cost structure; inability to satisfy the conditions to closing the acquisition of the Tent Mountain pumped hydro storage project; reductions to our generating units’ relative efficiency or capacity factors; disruptions in the source of fuels, including natural gas and coal, as well as the extent of water, solar or wind resources required to operate our facilities; general economic risks, including deterioration of equity markets, increasing interest rates or rising inflation; failure to meet financial expectations; general domestic and international economic and political developments, including armed hostilities, the threat of terrorism, diplomatic developments or other similar events; equipment failure and our ability to carry out or have completed the repairs in a cost-effective manner or timely manner or at all, including if the rehabilitation at the Kent Hills wind facilities is more costly than expected; industry risk and competition; public health crises and the impacts of any restrictive directives of government and public health authorities; fluctuations in the value of foreign currencies; structural subordination of securities; counterparty credit risk; changes to our relationship with, or ownership of, TransAlta Renewables; changes in the payment or receipt of future dividends, including from TransAlta Renewables; inadequacy or unavailability of insurance coverage; our provision for income taxes; legal, regulatory and contractual disputes and proceedings involving the Company; reliance on key personnel; and labour relations matters. The foregoing risk factors, among others, are described in further detail under the heading "Risk Factors" in this Annual Information Form or in a document incorporated herein by reference, including our Management's Discussion and Analysis for the year ended Dec. 31, 2022.
Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on them, which reflect the Company's expectations only as of the date hereof. The forward-looking statements included in this document are made only as of the date hereof and we do not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise, except as required by applicable laws. In light of these risks, uncertainties and assumptions, the forward-looking statements might occur to a different extent or at a different time than we have described or might not occur at all. We cannot assure that projected results or events will be achieved.
Non-IFRS Financial Measures
We use a number of financial measures to evaluate our performance and the performance of our business segments, including measures and ratios that are presented on a non-IFRS basis, and therefore are unlikely to be comparable to similar measures presented by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. Refer to the "Non-IFRS Financial Measures" section of our annual Management's Discussion and Analysis for the year ended Dec. 31, 2022 for more information, which is specifically incorporated by reference in this AIF. Refer to the section under the heading "Documents Incorporated by Reference" in this AIF for more information.

TransAlta Corporation • Annual Information Form        3

Documents Incorporated by Reference
Our audited consolidated financial statements for the year ended Dec. 31, 2022, and related annual Management's Discussion and Analysis (the "Annual Report"), are hereby specifically incorporated by reference in this AIF. Copies of these documents are available on SEDAR at www.sedar.com and EDGAR at www.sec.gov.
Corporate Structure
Name and Incorporation
TransAlta is a corporation organized under the Canada Business Corporations Act (the "CBCA"). The Company was formed by a Certificate of Amalgamation issued on Oct. 8, 1992. On Dec. 31, 1992, a Certificate of Amendment was issued in connection with a plan of arrangement involving the Company and TransAlta Utilities Corporation ("TransAlta Utilities" or "TAU") under the CBCA. The plan of arrangement, which was approved by shareholders on Nov. 26, 1992, resulted in shareholders of TAU exchanging their common shares for common shares of TransAlta Corporation on a one-for-one basis. Upon completion of the arrangement, TAU became a wholly owned subsidiary of TransAlta Corporation.
Effective Jan. 1, 2009, we completed a reorganization, whereby the assets and business affairs of TAU and TransAlta Energy Corporation ("TransAlta Energy") (with the exception of the wind business) were transferred to TransAlta Generation Partnership, a then new Alberta general partnership, whose partners are the Company and TransAlta Generation Ltd., a wholly owned subsidiary of TransAlta. TransAlta Generation Partnership is managed by TransAlta Corporation pursuant to the terms of a partnership agreement and a management services agreement. Immediately following the transfer of assets by TAU and TransAlta Energy to TransAlta Generation Partnership, TransAlta Corporation amalgamated with TAU, TransAlta Energy and Keephills 3 GP Ltd. pursuant to the provisions of the CBCA.
We amended our articles on Dec. 7, 2010, to create the Series A Shares and Series B Shares; again on Nov. 23, 2011, to create the Series C Shares and Series D Shares; again on Aug. 3, 2012, to create the Series E Shares and Series F Shares; and again on Aug. 13, 2014, to create the Series G Shares and Series H Shares. We further amended our articles on Oct. 1, 2020, to create the Series I Shares, a new series of redeemable, retractable first preferred shares that were issued to an affiliate of Brookfield Renewable Partners ("Brookfield") in October 2020. See the "Capital and Loan Structure — Exchangeable Securities" section of this AIF.
Our registered and head office is located at 110 ‑ 12th Avenue S.W., Calgary, Alberta, Canada, T2R 0G7.
Our Subsidiaries
As at the date of this AIF, our principal subsidiaries and their respective jurisdictions of formation are set out below.
Certain of our subsidiaries are not wholly owned. The most significant subsidiary is TransAlta Renewables Inc. ("TransAlta Renewables"), which completed its initial public offering in August 2013. In connection with the offering, we transferred to TransAlta Renewables certain wind and hydro power generation assets previously held directly or indirectly by TransAlta. As at Dec. 31, 2022, TransAlta owned, directly or indirectly, 60.1 per cent of the outstanding voting equity in TransAlta Renewables. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF.

TransAlta Corporation • Annual Information Form        4

TransAlta Corporation (Canada)
TransAlta Investments Ltd. (Canada)
TransAlta Marketing Corp. (Canada)
TransAlta Generation Ltd. (Canada)
TransAlta Cogeneration Ltd. (Canada)
TransAlta Power Ltd. (Canada)
99.99%
0.01%
Keephills 3 Limited Partnership (Alberta)
34.28%
0.01%
99.99%
0.01%
52.26%
47.74%
TA Energy Inc. (Canada)
65.72%
TransAlta Generation Partnership (Alberta)
50%
TransAlta Cogeneration L.P. (Ontario)
TransAlta Holdings ULC (Nova Scotia)
57.13%
42.86%
TEC Limited Partnership (Alberta)
Preferred Shares
22.73%
37.38%
Preferred Shares
TransAlta Holdings U.S. Inc. (Delaware)
TransAlta Renewables Inc. (Canada)
TransAlta Energy (Australia) Pty Ltd. (Canada)
TransAlta USA Inc. (Delaware)
TransAlta Wyoming Wind LLC (Wyoming)
Canadian Hydro Developers, Inc. (Alberta)
TransAlta (SC) Inc. (Canada)
TEC Pipe Pty Ltd. (Australia)
TEC Outback Pty Ltd. (Australia)
TEC Hedland Pty Ltd. (Australia)
TECWA Power, Inc. (Washington)
Bobcat Equity Holdings, LLC (Delaware)
99.99%
0.01%
TransAlta (SC) L.P. (Alberta)
TransAlta Centralia Generation LLC (Washington)
Barracuda Wind LLC (Delaware)
TEC Desert Pty Ltd. (Australia)
TEC Desert No.2 Pty Ltd. (Australia)
85%
15%
TA US Solar Power Holdings LLC (Delaware)
Southern Cross Energy Partnership (Australia)

(1)    Unless otherwise stated, ownership is 100 per cent. As noted elsewhere in this AIF, TransAlta Renewables has economic interests in a number of projects through tracking preferred shares in the capital of TA Energy Inc. and TransAlta Power Ltd., which are both wholly owned by TransAlta Corporation.
(2)    We own, directly or indirectly, an aggregate interest of approximately 60 per cent of TransAlta Renewables, which includes 37.38 per cent through direct ownership and 22.73 per cent through TransAlta Generation Partnership. The remaining approximately 39.9 per cent interest in TransAlta Renewables is publicly owned.
(3)    The remaining 0.01 per cent of TEC Limited Partnership is owned by TransAlta (Ft. McMurray) Ltd.

TransAlta Corporation • Annual Information Form        5

Overview
TransAlta
TransAlta and its predecessors have been engaged in the development, production and sale of electric energy since 1911. We are one of Canada's largest publicly traded power generators and are among Canada's largest non-regulated electricity generation and energy marketing companies with 6,583 megawatts ("MW") of gross installed capacity (including TransAlta Renewables). We own, operate and manage a highly contracted and geographically diversified portfolio of assets using a broad range of technologies and fuels that include water, wind, solar, natural gas, energy storage and coal.
We are focused on generating and marketing electricity in Canada, the United States ("US") and Western Australia through our diversified portfolio of facilities. Our energy marketing operations seek to maximize margins by securing and optimizing high-value products and markets for ourselves and our customers in dynamic market conditions. Our mix of merchant and contracted assets along with our energy marketing business provides cash flows that support our ability to pay dividends to our shareholders, reinvest in growth and fund sustaining capital expenditures.
Our Goal
Our commitment to a sustainable future drives our goal to be a leader in customer-centered clean electricity. We are focused on increasing shareholder value by growing our portfolio of high-quality generation facilities that are supported with stable and predictable cash flows. Our mission is to provide safe, low-cost and reliable clean electricity. Our 111-year operating history allows us to apply our expertise, scale and diversified fuel mix to capitalize on opportunities in our core markets and grow in areas where we can employ our competitive advantages.
Our Values
Our values are grounded in safety, innovation, sustainability, respect and integrity, all of which enable us to work towards our common goals. These values are the principles that define our corporate culture. They reflect our skills and mindset while providing a framework for everything we do, guiding both internal conduct and external relationships. These values are at the heart of our success:
•Safety – Safeguard the health and safety of our people, partners and stakeholders.
•Innovation – Develop and embrace innovative solutions to challenges.
•Sustainability – Reduce the impact of resource use in everything we do.
•Respect – Support our people, our partners, our communities and our environment.
•Integrity – Focus on honesty, transparency and doing what's right.
Our Corporate Strategy
Our strategic focus is to invest in clean energy solutions that meet the needs of our customers and communities. We invest in a disciplined manner to deliver returns to our shareholders, which includes investing in projects that help our customers and our communities meet their Environment, Social and Governance ("ESG") objectives. To support this strategy, we maintain a growing pipeline of project opportunities focused on hydro, wind, solar, energy storage and low emissions gas generation.
On Sept. 28, 2021, TransAlta announced its Accelerated Clean Electricity Growth Plan and five-year strategic growth targets. Our enhanced focus on renewable generation and storage solutions for customers is driven largely by the growing demand for zero-emissions electricity to reach global decarbonization goals and the increase in demand for contracted renewables to help companies achieve their ESG ambitions.
TransAlta Corporation • Annual Information Form        6

The following provides an overview of our Clean Electricity Growth Plan and strategic priorities to 2025:
1. Accelerate Growth in Customer-Centred Renewables and Storage
We are focused on growing our renewable generation capacity and plan to invest $3.6 billion to deliver 2 GW of incremental renewable generation capacity by the end of 2025. We are targeting this new capacity, once fully operational, to deliver incremental annual EBITDA of $315 million.1 We are also targeting the expansion of the Company's development pipeline to 5 GW by 2025, which will enable us to deliver a two-fold increase in the Company's renewables fleet between 2025 and 2030. As of Dec. 31, 2022, we have announced 800 MW of projects with a total estimated cost of $1.5 billion, which represents 40 per cent of our targeted capacity growth. These projects are expected to deliver $149 million of annualized adjusted EBITDA.2
2. Realize Targeted Approach to Diversification
We are focused on growing our asset base in our core geographies of Australia, Canada and the United States so that we can realize targeted diversification and value creation. We expanded our renewables platform in each of these core markets in 2022, and continue to identify additional opportunities with customers on electricity offerings with a higher component of power coming from renewable sources. In 2022 we have grown our development pipeline by approximately 1,980 MW.
3. Maintain Financial Strength and Capital Allocation Discipline
Our strong financial results have established a pool of funds that can be allocated to our funding priorities. Higher operating cash flow, combined with the reduction in our run-rate sustaining capital, allows the Company to allocate more capital to growth, dividends and share buybacks.
4. Define the Next Generation of Power Solutions and Technologies
The Paris Agreement was adopted in 2015 and established an international treaty on climate change that provided a global goal of limiting the rise in global temperatures to well below two degrees Celsius. To achieve the goals established under the Paris Agreement, it is widely acknowledged that there must not only be a rapid deployment of current technologies (including renewable generation) but also major innovation in the development and commercialization of the next generation of power solution technologies (including, potentially, hydrogen electrolysers, advanced batteries or small modular reactors). We intend to identify and define the next generation of power solutions that will meet the needs of our economy and communities in the second half of this decade and the decade to come.
5. Lead in ESG Policy Development
Given the ambitious climate goals in all of our geographies, we see it as being imperative that independent power producers ("IPPs"), like TransAlta, actively participate in policy development to ensure the zero-emissions electricity that we provide contributes to emissions reduction, grid reliability and achieving competitive energy prices.
2023 Strategy Update
On Dec. 15, 2022, we announced an update to our corporate strategy. Due to our financial position, TransAlta is positioned as the primary growth vehicle for the consolidated TransAlta group to advance our Clean Electricity Growth Plan. We will also support organic expansions and opportunities to manage the current Canadian and Australian tax horizons of TransAlta Renewables, as well as support the sustainability of the TransAlta Renewables’ dividend.
Our Capital Allocation and Financing Strategy
We are focused on remaining disciplined with our capital investment program and maintaining a strong financial position that provides sufficient capital to execute on our strategy.
Maintaining a strong financial position allows us to contract our portfolio with a variety of counterparties on terms and prices that are favourable to our financial results and provide us with better access to capital markets through commodity and credit cycles. We have an investment-grade BBB (low) credit rating from DBRS, a corporate family rating of Ba1 from Moody's with a stable outlook, and Standard and Poor ("S&P") Global Ratings reaffirmed the Company’s Unsecured Debt rating and Issuer Rating of BB+ with a stable outlook. We believe that we have the ability to execute our Clean Electricity Growth Plan at these rating levels.
1 EBITDA is a non-IFRS financial measure, see the "Non-IFRS Financial Measures" section of the Annual Report.
2 Adjusted EBITDA is a non-IFRS financial measure, see the "Non-IFRS Financial Measures" section of the Annual Report.
TransAlta Corporation • Annual Information Form        7

Our capital allocation and financing strategy balances the demands associated with meeting our goals around reinvestment, new growth and debt repayments along with providing shareholders a return on their capital. Our capital allocation strategy considers sustaining capital, debt repayment, growth, dividend payments and share buybacks. Our targets include returning between 10 and 15 per cent of our deconsolidated funds from operations to common shareholders through annual dividends.
Our Business Segments
The following is a description of our business segments:
1.The Hydro segment has a net ownership interest of approximately 922 MW of owned hydro electrical-generating capacity. The facilities within this segment are located in Alberta, British Columbia and Ontario.
2.The Wind and Solar segment has a net ownership interest of approximately 1,878 MW of owned wind and solar electrical-generating capacity, as well as battery storage, and includes facilities located in Alberta, Ontario, New Brunswick and Québec, and the states of Massachusetts, Minnesota, New Hampshire, North Carolina, Pennsylvania, Washington and Wyoming. We currently have 678 MW of construction projects underway in this segment that are expected to be completed in 2023.
3.The Gas segment has a net ownership interest of approximately 2,775 MW of owned gas electrical-generating capacity and includes facilities located in Alberta, Ontario, Michigan and Western Australia. This includes a pipeline located in Western Australia.
4.The Energy Transition segment has a net ownership interest of approximately 671 MW of owned coal electrical-generating capacity. The segment includes one remaining operating unit at Centralia, the Skookumchuck Hydro facility, the retired Centralia unit, retired Alberta thermal units, and the Highvale mine and the mine reclamation activities.
5.The Energy Marketing segment is responsible for marketing production through short-term and long-term contracts, for securing cost-effective and reliable fuel supply, and for maximizing margins by optimizing assets as market conditions change. Our Energy Marketing segment is actively engaged in the trading of power, natural gas and environmental products across several markets and has allowed us to obtain more favourable pricing for uncommitted electricity, secure fuel supply on a cost-effective basis and fulfil electricity delivery obligations in the event of an outage.
6.The Corporate segment supports each of the above segments and includes the Company's central finance, legal, human resources, administrative, business development, external affairs and investor relations functions.
We regularly review our operations in order to optimize our generating assets and evaluate appropriate growth opportunities to maximize value to the Company. We have, in the past, made, and may in the future make, changes and additions to our fleet of hydro, wind, solar, energy storage, natural gas and coal facilities.
Our ESG Leadership
Sustainability means ensuring that our financial returns consider short- and long-term economics, environmental and societal impacts as well as community needs. As we execute our strategy, our decisions are governed with a view to also delivering on our ESG objectives. We have a long history of adopting leading sustainability practices, including over 25 years of sustainability reporting and also voluntarily integrating our sustainability report into the Annual Report. We have been disclosing an integrated Annual Report integrating sustainability data with our financial performance since 2015. We test our practices and our reporting against standards set by CDP (formerly the Carbon Disclosure Project), and the Task Force on Climate-related Financial Disclosures ("TCFD"). Moreover, we align our ESG targets with the UN Sustainable Development Goals.
Our key sustainability pillars build on our corporate strategy and weave through our entire business. Our track record in these areas illustrates our commitment to sustainability, including climate change leadership and safety. In other areas, we have set new goals, such as in relation to Equity, Diversity and Inclusion ("ED&I"), which we believe will strengthen our corporate strategy and support value creation into the future. Our sustainability pillars include:
TransAlta Corporation • Annual Information Form        8

•Clean, Reliable and Sustainable Electricity Production
•Safe, Healthy, Diverse and Engaged Workplace
•Positive Indigenous, Stakeholder and Customer Relationships
•Progressive Environmental Stewardship
•Technology and Innovation
In 1990, we were the first Canadian company to purchase carbon offsets and, in 2000, we were an early adopter of wind power generation. At the end of 2021, we no longer generate electricity with coal in Canada and we have also ceased all coal mining operations. Since 2015, we have reduced our greenhouse gas ("GHG") emissions by 61 per cent. In 2022, we reduced our emissions by approximately 2.3 million tonnes of carbon dioxide equivalent emissions ("CO2e"), or 18 per cent, over our 2021 levels. We will cease generation from our single remaining US coal unit by the end of 2025, which will further reduce our emissions.
The key components of our ESG targets include:
•A continued focus on safe operations and environmentally sustainable practices, including undertaking significant reclamation work;
•By 2026, achieving a 95 per cent reduction in sulphur dioxide emissions and an 80 per cent reduction in nitrogen oxide ("NOx") emissions over 2005 levels from our coal facilities;
•By 2026, a company-wide reduction in GHG emissions of 75 per cent below 2015 levels;
•Undertaking initiatives that will enhance the environmental performance of the Company, including developing new renewable projects that support our customers' ESG goals to achieve both long-term power price affordability and carbon reductions;
•Supporting equal access to all levels of education for youth and Indigenous Peoples through financial assistance and employment opportunities;
•Enhancing our commitment to workplace gender diversity, including our target of 50 per cent representation of women on the board of directors of the Company (the "Board of Directors") by 2030 and a goal of 40 per cent representation of women in our workforce by 2030; and
•Maintaining our commitment to leading ESG disclosures.
From 2000 to 2022, we grew our nameplate renewables capacity from approximately 900 MW to over 2,900 MW. In line with our goal to reduce carbon emissions by 75 per cent from 2015 levels by 2026, we completed coal-to-gas conversions of our Canadian coal-fired facilities in 2021, nine years ahead of Alberta’s legislated coal phase-out plan and retired the remainder of our Canadian coal-fired facilities.
ESG factors are overseen primarily by the Governance, Safety and Sustainability Committee ("GSSC") of the Board of Directors. The GSSC assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s monitoring of climate change, environmental, health and safety regulations, public policy changes and the development of strategies, policies and practices for climate change, environment, health and safety, and social well-being, including human rights, working conditions and responsible sourcing.
Our Corporate Code of Conduct sets out expected behaviours of all of our employees and our commitment to creating a work environment where all workers feel safe and are valued for the diversity that they bring to our business. Our Supplier Code of Conduct defines the principles and standards that we expect our suppliers, their employees and contractors to meet while providing goods and services to TransAlta.
Our Human Rights and Discrimination Policy communicates our commitment to human rights in our operations and supply chain to ensure that our personnel policies and practices in our global operations respect fundamental rights. In Australia, our policies related to the Modern Slavery Act demonstrate the actions that we have taken to assess and address modern slavery risks within our operations and supply chain. Our Indigenous Relations Policy focuses on four key areas: community engagement and consultation; business development; community investment; and employment. We ensure that TransAlta’s principles for engagement are upheld and that we fulfil our commitments to Indigenous communities.
Our Whistleblower Policy provides a mechanism for our employees, officers, directors and contractors to report, among other things, any actual or suspected ethical or legal violations. We will seek to remedy the impact promptly in order to establish a corrective action plan in collaboration with the relevant individuals and stakeholders.
TransAlta Corporation • Annual Information Form        9

Our Total Safety Management Policy formalizes our commitment to protecting the public and our assets, as well as the physical, psychological and social well-being of our people; it defines the personal responsibility of each employee and contractor working on TransAlta's behalf. Our new Environmental Policy defines how we are integrating the protection of nature and the environment within TransAlta’s strategy, Total Safety Management System, as well as the principles of conduct for the management of natural resources.
Our commitment to ED&I in our workplace and among our co-workers at all levels of the Company is set out in our Board and Workforce Diversity Policy and Diversity and Inclusion Pledge. We believe a strong focus on ED&I will drive performance in innovation, improve service to our customers and positively impact the communities that we all live in.
TransAlta Renewables
We are the majority owner of TransAlta Renewables, with an approximate 60 per cent direct and indirect ownership interest as of the date of this AIF. TransAlta Renewables is one of the largest generators of wind power and among the largest publicly traded renewable power generation companies in Canada.
TransAlta Renewables, or one or more of its wholly owned subsidiaries, directly owns certain of our wind, hydro, natural gas and energy storage facilities. TransAlta Renewables also owns economic interests in a number of our other facilities. We provide all management, administrative and operational services required for TransAlta Renewables to operate and administer its assets and to acquire additional assets pursuant to the Management, Administrative and Operational Services Agreement (the "Management Agreement") and the Governance and Cooperation Agreement (the "Governance Agreement") between TransAlta Corporation and TransAlta Renewables. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF.
TransAlta Renewables was formed in 2013 to realize specific strategic and financial benefits for TransAlta. Our majority ownership of TransAlta Renewables supported implementing our overall strategy of developing, constructing or acquiring additional renewable assets. Our strategy has shifted to reduce merchant and natural gas exposure as announced at our September 2021 Investor Day. As such, the strategies of TransAlta Corporation and TransAlta Renewables have increasingly converged. TransAlta Renewables will be principally focused on the sustainment of its dividend in 2023 and beyond, with growth opportunities focused on organic expansions of its existing assets through the execution of its rights of first offer with TransAlta or other transactions that could partially offset TransAlta Renewables' tax horizon. TransAlta is positioned as the primary growth vehicle to advance the Clean Electricity Growth Plan of the consolidated TransAlta group.
TransAlta Corporation • Annual Information Form        10

TransAlta's Map of Operations
The following map outlines the Company's operations(1) as of Dec. 31, 2022.

Wind and Solar
29 Facilities
Hydro
25 Facilities[1]
Natural Gas
17 Facilities[1]
Energy Transition
1 Facility[1]
LEGEND
Wind
Solar
Battery
Hydro
Natural Gas
Energy Transition
Pipeline
Business Development Offices

(1)    Includes facilities directly owned by TransAlta Renewables or its subsidiaries, as well as facilities in which TransAlta Renewables, or one of its subsidiaries, has an economic interest. We own, directly or indirectly, an aggregate interest of approximately 60 per cent of TransAlta Renewables.

General Development of the Business
Summarized below are significant developments that have occurred in our business segments during the last three financial years. These events include recontracting, growth, acquisitions and dispositions, corporate changes, and other events or conditions that have influenced the general development of the Company's business. See the "Business of TransAlta" section of this AIF.

TransAlta Corporation • Annual Information Form        11

Three Year History
Growth
Early-Stage Pumped Hydro Development Project
On Feb. 16, 2023, the Company announced that it had entered into a definitive agreement to acquire a 50 per cent interest in the Tent Mountain Renewable Energy Complex (“Tent Mountain”), an early-stage 320 MW pumped hydro energy storage development project, located in southwest Alberta, currently owned by Montem Resources Limited (“Montem”). The acquisition includes the land rights, fixed assets and intellectual property associated with the pumped hydro development project. The Company will pay Montem approximately $8 million upon closing the transaction with additional contingent payments of up to $17 million (approximately $25 million total) based on the achievement of specific development and commercial milestones. The Company and Montem will form a partnership and jointly manage the project, with the Company acting as project developer. The partnership will actively seek an offtake agreement over the development period for the energy and environmental attributes generated by the facility. The acquisition also includes the intellectual property associated with a 100 MW offsite green hydrogen electrolyser and a 100 MW offsite wind development project. The closing of the transaction remains subject to customary closing conditions, including receipt of shareholder approval by Montem which is expected to occur in March 2023.
Mount Keith 132kV Transmission Expansion
On May 3, 2022, TransAlta Renewables exercised its option to acquire an economic interest in the expansion of the Mount Keith 132kV transmission system in Western Australia, to support the Northern Goldfields-based operations of BHP Nickel West ("BHP"). Southern Cross Energy, a subsidiary of the Company, has entered into an engineering, procurement and construction agreement for the expansion. The project is being developed under the existing PPA with BHP, which has a term of 15 years. It is expected to be completed in the second half of 2023. The project will facilitate the connection of additional generating capacity to our network to support BHP's operations and increase its competitiveness as a supplier of low-carbon nickel.
Horizon Hill Wind Project and Corporate PPA with Meta
On April 5, 2022, TransAlta announced a long-term renewable energy PPA with a subsidiary of Meta Platforms Inc. ("Meta"), formerly known as Facebook, Inc., for 100 per cent of the generation from its 200 MW Horizon Hill wind project to be located in Logan County, Oklahoma. Under this agreement, Meta will receive both renewable electricity and environmental attributes from the Horizon Hill facility. The facility will consist of a total of 34 Vestas turbines. Construction commenced in the fall of 2022 with a target commercial operation date in the second half of 2023. TransAlta will construct, operate and own the facility. A substantial majority of the budgeted project costs are captured under executed fixed price turbine supply agreements and fixed price engineering, procurement and construction agreements.
White Rock Wind Projects and Corporate PPA with Amazon
On Dec. 22, 2021, the Company executed two long-term PPAs with Amazon Energy LLC (“Amazon”) for 100 per cent of renewable electricity and environmental attributes from the projects. The White Rock wind projects will consist of a total of 51 Vestas turbines. Construction began in late 2022 with a target commercial operation date in the second half of 2023. TransAlta will construct, operate and own the facilities. A substantial majority of the budgeted project costs are captured under executed fixed price turbine supply agreements and fixed price engineering, procurement and construction agreements.
TransAlta Renewables Delivers Commercial Operation of Windrise
On Dec. 2, 2021, TransAlta Renewables announced that the 206 MW Windrise wind facility ("Windrise") achieved commercial operation on Nov. 10, 2021. The Windrise facility is located approximately 20 km southwest of Fort Macleod on approximately 11,000 acres of privately owned land. The Windrise wind facility is TransAlta Renewables’ largest wind farm to date and has a 20-year offtake agreement with the Alberta Electric System Operator ("AESO").
Northern Goldfields Solar Project
On July 29, 2021, TransAlta Renewables announced that Southern Cross Energy Partnership ("SCE"), a subsidiary of the Company, and an entity in which TransAlta Renewables owns an indirect economic interest, had reached an agreement to provide BHP with renewable electricity to BHP's Goldfields-based operations through the construction of the Northern Goldfields solar project. The project includes the 27 MW Mount Keith solar farm, 11 MW Leinster solar farm, 10 MW / 5 MWh Leinster battery energy storage system and interconnecting transmission infrastructure. Construction activities started in the first quarter of 2022 with a target commercial operation date in the first half of 2023.
TransAlta Corporation • Annual Information Form        12

Garden Plain Wind Project and Corporate PPAs
On May 3, 2021, the Company announced that it entered into a long-term power purchase agreement ("PPA") with Pembina Pipeline Corporation ("Pembina") pursuant to which Pembina has contracted for the renewable electricity and environmental attributes for 100 MW of the 130 MW Garden Plain wind project.
During the second quarter of 2022, the Company entered into a long-term PPA for the remaining 30 MW of renewable electricity and environmental attributes for the Garden Plain wind project in Alberta with a new investment-grade globally-recognized customer. The Garden Plain wind project is now fully contracted with a weighted average contract life of approximately 17 years.
The facility will consist of 26 Siemens-Gamesa SGRE SG-145 turbines. Construction is underway with a commercial operation date expected in the first half of 2023. Under a separate agreement, Pembina Pipeline Corporation ("Pembina") has the option to purchase a 37.7 per cent equity interest in the project. The option can be exercised no later than 30 days after Pembina receives notice of the commercial operation date.
TransAlta Renewables Announced Commercial Operation of WindCharger, Alberta's First Utility-Scale Battery Storage Project
On Oct. 15, 2020, the WindCharger battery storage project began commercial operation. WindCharger is Alberta’s first utility-scale, lithium-ion energy storage project that uses Tesla Megapack technology. TransAlta partnered with Emissions Reduction Alberta in order to receive co-funding of approximately 50 per cent of the $14 million construction cost. The 10MW / 20MWh battery storage facility was acquired by TransAlta Renewables from the Company on Aug. 1, 2020. The Company also executed a 20-year battery storage usage contract with TransAlta Renewables in which the Company pays a fixed monthly capacity charge for the exclusive right to operate and dispatch the battery in the Alberta market. WindCharger is participating in both the Alberta electricity market and ancillary services market of the AESO.
Innovation
Energy Impact Partners Investment
On May 5, 2022, the Company entered into a commitment to invest US$25 million over the next four years in Energy Impact Partners ("EIP") Deep Decarbonization Frontier Fund 1 (the “Frontier Fund”). During 2022, the Company invested $10 million (US$8 million). The investment in the Frontier Fund provides the Company with a portfolio approach to investing in emerging technologies and the opportunity to identify, pilot, commercialize and bring to market emerging technologies that will facilitate the transition to net-zero emissions.
Investment in Ekona Power Inc.
On Feb. 1, 2022, the Company made an equity investment of $2 million in Ekona Power Inc.’s Class B Preferred Shares. The investment will help support the commercialization of Ekona’s novel methane pyrolysis technology platform, which produces cleaner and lower-cost turquoise hydrogen. Built on the principles of combustion and high-speed gas dynamics, if successful, the platform could be low-cost, scalable, and situated wherever natural gas infrastructure exists.
Investment in EMG International LLC
On Nov. 30, 2020, the Company acquired a 30 per cent equity investment in EMG International LLC ("EMG"). EMG is an established company with over 25 years of experience in process wastewater treatment and specializes in the design and construction of high-rate anaerobic digester systems. TransAlta’s investment in EMG provides a low-risk entry point into the wastewater treatment industry, and creates strong synergies with the Company's existing customer service offerings.
Acquisitions
Acquisition of North Carolina Solar
On Nov. 5, 2021, the Company closed the acquisition of a 122 MW portfolio of 20 solar photovoltaic sites located in North Carolina (collectively, "North Carolina Solar"). The assets were acquired from a fund managed by Copenhagen Infrastructure Partners for approximately US$99 million (including working capital adjustments) and the assumption of existing tax equity obligations. The acquisition was funded using existing liquidity. At the closing of the acquisition, TransAlta Renewables acquired a 100 per cent economic interest in North Carolina Solar from a wholly owned subsidiary of TransAlta through a tracking share structure for aggregate consideration of approximately US$102 million. The facilities are all operational and were commissioned between November 2019 and May 2021. The facilities are secured by long-term PPAs with Duke Energy, which at the time of purchase had an average remaining term of 12 years. Under the PPAs, Duke Energy receives the renewable electricity, capacity and environmental attributes from each site.
TransAlta Corporation • Annual Information Form        13

Acquisition of Contracted Cogeneration Asset in Michigan
On May 19, 2020, we closed the acquisition of the 29 MW Ada cogeneration facility ("Ada") from two private companies for a purchase price of US$27 million. The asset is a 29 MW cogeneration facility in Michigan that is contracted under a power and steam sale agreement until 2026 with Consumers Energy and Amway. The economic interest in this facility was sold to TransAlta Renewables in the first half of 2021.
Skookumchuck Wind Project Equity Investment
On Nov. 25, 2020, the Company closed its 49 per cent equity investment in the Skookumchuck wind project with Southern Power Company. Skookumchuck is a 137 MW wind project located in Lewis and Thurston counties, Washington, consisting of 38 Vestas V136 wind turbines. Skookumchuck began commercial operation on Nov. 7, 2020, and has a 20-year PPA with Puget Sound Energy. The economic interest in this facility was sold to TransAlta Renewables in the first half of 2021.
TransAlta Renewables Acquisition of Windrise, Ada Cogeneration and Skookumchuck Wind
On Feb. 26, 2021, the Company completed the sale of its 100 per cent direct interest in the 206 MW Windrise wind facility to TransAlta Renewables for $213 million. The Windrise wind facility achieved commercial operation on Nov. 10, 2021.
On April 1, 2021, the Company completed the sale of its 100 per cent economic interest in the Ada cogeneration facility and its 49 per cent economic interest in the 137 MW Skookumchuck wind facility ("Skookumchuck") to TransAlta Renewables for $43 million and $103 million, respectively. Both facilities are fully operational. Pursuant to the transaction, TransAlta Renewables subscribed for tracking preferred shares that provide TransAlta Renewables with the economic interest in the facilities. The Ada cogeneration facility is under a PPA until 2026. The Skookumchuck wind facility is contracted under a PPA until 2040 with an investment-grade counterparty.
Recontracting
Executed Industrial Contract Extensions at Sarnia Cogeneration
During the second and fourth quarters of 2022, the Company executed contracts for the supply of electricity and steam from the Sarnia cogeneration facility with three of its legacy industrial customers, and with three of its new customers, who had previously been re-sold utilities as part of a legacy customer's contract. Following the contracting efforts in 2021 and 2022, the Sarnia cogeneration facility has been fully re-contracted without interruption to the customers' delivery terms. The contracts extend to April 30, 2031, for four customers and to Dec. 31, 2032 for the other three customers.
Executed Contract Renewals with the IESO at Sarnia Cogeneration and Melancthon 1 Wind Facilities
On Aug. 23, 2022, TransAlta Renewables announced that it was awarded capacity contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility from the Ontario Independent Electricity System Operator (“IESO”) as part of the IESO’s Medium-Term Capacity Procurement Request for Proposals. The new capacity contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility run from May 1, 2026, to April 30, 2031. It is intended that the existing contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility will be extended from Dec. 31, 2025 and March 3, 2026, respectively, to April 30, 2026. The Company expects the gross margin from the Sarnia cogeneration facility to be reduced by approximately 30 per cent as a result of the IESO price cap under the new contract.
TransAlta's Alberta Power Purchase Arrangements Expire
On Dec. 31, 2020, the Alberta Power Purchase Arrangements ("Alberta PPAs") for many of our Alberta hydro facilities and Keephills 1 and 2 units expired and, commencing Jan. 1, 2021, these facilities began operating on a merchant basis in the Alberta market.
BHP 15-Year Contract Extension
On Oct. 22, 2020, SCE replaced and extended its current PPA with BHP. SCE is composed of four generation facilities with a combined capacity of 245 MW in the Goldfields region of Western Australia, this does not include the 38 MW Northern Goldfield solar project currently under construction.
TransAlta Corporation • Annual Information Form        14

The agreement has been effective since Dec. 1, 2020, and replaces the previous contract that was scheduled to expire on Dec. 31, 2023. The amendment to the PPA extends the term to Dec. 31, 2038, and provides SCE with the exclusive right to supply thermal and electrical energy from the SCE facilities for BHP's mining operations located in the Goldfields region of Western Australia. The extension will provide SCE a return on new capital investments, which will be required to support BHP's future power requirements and emission reduction targets. The amendments within the PPA also provide BHP with participation rights in integrating renewable electricity generation, including solar and wind, with energy storage technologies, subject to the satisfaction of certain conditions. Under the PPA, there are currently two new build projects, which include the Northern Goldfields solar project and the Mount Keith 132 kV expansion project. See the "Business of TransAlta — Wind and Solar Segment — Australian Facilities" section of this AIF.
Facility Updates
Kent Hills Wind Facilities Update
On June 2, 2022, TransAlta Renewables announced the rehabilitation plan for the Kent Hills 1 and 2 wind facilities. In addition to the announcement, TransAlta Renewables amended and extended PPAs with New Brunswick Power Corporation ("NB Power") in respect of each of the Kent Hills 1, 2 and 3 wind facilities, providing for an additional 10-year contract term to December 2045 and an effective 10 per cent reduction to the original contract prices from January 2023 through December 2033. In addition, both parties have agreed to work in good faith to evaluate the installation of a battery energy storage system at Kent Hills and to consider a potential repowering of Kent Hills at the end of life in 2045. A waiver for the Kent Hills wind non-recourse bonds ("KH Bonds") was also obtained from the project bondholders and a supplemental indenture was entered into with the bondholders that facilitates the rehabilitation of the Kent Hills 1 and 2 wind facilities. See the "Wind and Solar" and "Financial Capital" sections of the Annual Report.
Coal Retirement Updates and Coal-to-Gas Conversions
TransAlta and Lafarge Canada Advance Low-Carbon Fly Ash Repurposing Project
During the fourth quarter of 2022, the Company entered into an agreement with Lafarge Canada that will advance low-carbon concrete projects in Alberta. The project will repurpose landfilled fly ash, a waste product from the Company's Canadian coal-fired electricity facilities, which ceased operating on coal at the end of 2021. The ash will be used to replace cement in concrete manufacturing.
TransAlta Achieves Full Phase-Out of Coal in Canada
On Dec. 29, 2021, the Company announced that it had completed the full conversion of each of Keephills Unit 2, Keephills Unit 3 and Sundance Unit 6 from thermal coal to natural gas. Keephills Unit 2, Keephills Unit 3 and Sundance Unit 6 maintain the same generator nameplate capacity of 395 MW, 463 MW and 401 MW, respectively. As of Dec. 31, 2021, the Company no longer generates power with coal in Canada.
Retirement of Sundance Unit 4 and Keephills Unit 1 and Suspension of Sundance Unit 5
On Sept. 28, 2021, the Company announced its decision to suspend the Sundance Unit 5 repowering project and to retire Keephills Unit 1 on Dec. 31, 2021, and Sundance Unit 4 on April 1, 2022.
Centralia Unit 1 and 2 Retirement
Effective Dec. 31, 2020, Centralia Unit 1 was retired from service. The Centralia Unit 2 is set to shut down at the end of 2025.
Retirement of Sundance 3 Coal-Fired Thermal Facility
On July 22, 2020, the Company announced that it gave notice to the AESO to retire Sundance Unit 3 effective July 31, 2020. The retirement decision was largely driven by our assessment of future market conditions, the age and condition of the unit and our ability to supply energy and capacity from our generation portfolio in Alberta.
Dispositions
Appleton and Galetta Disposition
On Dec. 2, 2022, the Company sold its interest in the Appleton and Galetta hydro facilities located in Ontario. The Appleton facility is a one MW run-of-river hydroelectric facility located on the Mississippi River near Almonte, Ontario. The Galetta facility is a two MW run-of-river hydroelectric facility located on the Mississippi River near Galetta, Ontario. The Appleton and Galetta facilities were sold following consideration of the expected ongoing maintenance expense and sustaining capital required for such facilities relative to their annual revenue contribution.
TransAlta Corporation • Annual Information Form        15

Sale of the Pioneer Pipeline
On June 30, 2021, the Company closed the previously announced sale of the Pioneer Pipeline to ATCO Gas and Pipelines Ltd. ("ATCO") for the aggregate sale price of $255 million. The net cash proceeds to TransAlta from the sale of its 50 per cent interest was approximately $128 million. Pioneer Pipeline has been integrated into NOVA Gas Transmission Ltd. ("NGTL") and ATCO's Alberta natural gas transmission systems to provide reliable natural gas supply to the Company's power generation stations at Sundance and Keephills. As part of the transaction, TransAlta entered into long-term gas transportation agreements with NGTL for new and existing transportation service of 400 TJ per day by the end of 2023.
Corporate
Financing Activities, Credit Facility Updates and Dividend Declaration
Public Offering of US Senior Green Bonds and Release of inaugural Green Bond Framework
On Nov. 17, 2022, the Company issued US$400 million Senior Notes ("US$400 million Senior Green Bonds"), which have a coupon rate of 7.750 per cent per annum and mature on Nov. 15, 2029. Including the effects of settled interest rate swaps, the notes have an effective yield of approximately 5.982 per cent. The notes are an unsecured obligation and rank equally in right of payment with all of our existing and future senior indebtedness, and are senior in right of payment to all of our future subordinated indebtedness. The interest payments on the bonds are made semi-annually, on November 15 and May 15, with the first payment commencing May 15, 2023.
The Company used the net proceeds from the issuance of the notes to repay $100 million drawn on its credit facility and replaced the balance sheet cash used to fund the repayment in full of the Company’s US$400 million 4.50 per cent unsecured senior notes.
The Company will allocate an amount equal to the net proceeds from this offering to finance or refinance new and/or existing eligible green projects in accordance with its Green Bond Framework (the “Framework”). The Framework received a second-party opinion from Sustainalytics, which verified that it aligned with the Green Bond Principles from the International Capital Market Association.
Announced a 10 per cent Common Share Dividend Increase
On Nov. 7, 2022, the Company announced that the Board of Directors approved a 10 per cent increase in its common share dividend and declared a dividend of $0.055 per common share that was paid on Jan. 1, 2023. The quarterly dividend of $0.055 per common share represents an annualized dividend of $0.22 per common share.
New Term Facility
During the third quarter of 2022, the Company closed a two-year $400 million floating-rate term facility ("Term Facility") with its banking syndicate with a maturity date of Sept. 7, 2024. As at Dec. 31, 2022, the full amount was drawn on the Term Facility.
Conversion Results for Series E and F Preferred Shares
On Sept. 21, 2022, there were 89,945 Cumulative Redeemable Rate Reset First Preferred Shares, Series E (“Series E Shares”) tendered for conversion, which was less than the one million shares required to give effect to conversions into Cumulative Redeemable Rate Reset First Preferred Shares, Series F (“Series F Shares”). As a result, no Series E Shares were converted into Series F Shares.
TransAlta Debuts New Brand Reiterating Commitment to a Clean Energy Future
On June 20, 2022, the Company announced and launched a new brand, including company logo and tagline, "Energizing the Future". The new visual identity encapsulates the TransAlta of today while reinforcing the Company’s focus as a leader in creating a net-zero future.
Conversion Results for Series C and D Preferred Shares
On June 30, 2022, the Company converted 1,044,299 of its 11,000,000 Cumulative Redeemable Rate Reset First Preferred Shares, Series C (“Series C Shares”), on a one-for-one basis, into Cumulative Redeemable Floating Rate First Preferred Shares, Series D (“Series D Shares”).
TransAlta Corporation • Annual Information Form        16

TSX Acceptance of Normal Course Issuer Bid
On May 24, 2022, the Toronto Stock Exchange (“TSX”) accepted the notice filed by the Company to renew its normal course issuer bid (“NCIB”) for a portion of its common shares. Pursuant to the NCIB, TransAlta may repurchase up to a maximum of 14,000,000 common shares, representing approximately 7.16 per cent of its public float of common shares as at May 17, 2022. Purchases under the NCIB may be made through open market transactions on the TSX and any alternative Canadian trading platforms on which the common shares are traded, based on the prevailing market price. Any common shares purchased under the NCIB will be cancelled. The period during which TransAlta is authorized to make purchases under the NCIB commenced on May 31, 2022, and ends on May 30, 2023, or such earlier date on which the maximum number of common shares are purchased under the NCIB or the NCIB is terminated at the Company’s election.
The NCIB provides the Company with a capital allocation alternative with a view to ensuring long-term shareholder value. TransAlta’s Board of Directors and management believe that, from time to time, the market price of the common shares does not reflect their underlying value and purchases of common shares for cancellation under the NCIB may provide an opportunity to enhance shareholder value.
During the year ended Dec. 31, 2022, the Company purchased and cancelled a total of 4,342,300 common shares at an average price of $12.48 per common share, for a total cost of $54 million.
TransAlta Renewables Closed $173 Million Green Bond
On Dec. 6, 2021, TransAlta Renewables' indirect wholly owned subsidiary, Windrise Wind LP, secured a Green Bond financing by way of private placement for $173 million. The bonds are amortizing, bear interest from their date of issue at a rate of 3.41 per cent per annum and mature on Sept. 30, 2041. The bonds are aligned with the four components of the 2021 International Capital Market Association Green Bond Principles.
Windrise Wind LP used proceeds of the bonds to, among other things, repay all amounts owing pursuant to an intercompany construction loan agreement entered into in connection with the Windrise facility, make advances to TransAlta Renewables on a subordinated basis pursuant to an intercompany loan agreement, finance or refinance eligible green projects, including renewable energy facilities, and to fund a construction reserve account.
Announced Common Share Dividend Increase
On Sept. 28, 2021, the Company announced that the Board of Directors approved an 11 per cent increase to its common share dividend and declared a dividend of $0.05 per common share paid on Jan. 1, 2022, to shareholders of record at the close of business on Dec. 1, 2021.
Sustainability-Linked Loan
In March 30 2021, TransAlta extended its $1.25 billion syndicated credit facility to June 30, 2025, and converted the facility into a Sustainability-Linked Loan (“SLL”). On May 31, 2022, the SLL was further extended to June 30, 2026. The facility's financing terms align the cost of borrowing to TransAlta's GHG emission reductions and gender diversity targets, which are part of the Company's overall ESG strategy. The SLL will have a cumulative pricing adjustment to the borrowing costs on the facilities and a corresponding adjustment to the standby fee (the "Sustainability Adjustment"). Depending on performance against interim targets that have been set for each year of the credit facility term, the Sustainability Adjustment is structured as a two-way mechanism and could move either up, down or remain unchanged for each sustainability performance target based on performance. The SLL further underscores TransAlta's commitment to ESG leadership, including ED&I and emissions reduction.
Declaration of a 6 per cent Common Share Dividend Increase
On Dec. 23, 2020, the Company announced a six per cent increase on its common share dividend for the quarter ending March 31, 2021. The quarterly dividend of $0.045 per common share represents an annualized dividend of $0.18 per common share, an increase of $0.01 per common share.
Redemption of Medium-Term Notes
On Nov. 25, 2020, the Company redeemed all of its outstanding and due 5.0 per cent senior unsecured medium-term notes, in the aggregate principal amount of $400 million. The redemption was funded with cash on hand.
TransAlta Corporation • Annual Information Form        17

TransAlta Declares Increased Common Dividend
On Jan. 16, 2020, we declared an increase in the annualized dividend to $0.17 per common share, representing a 6.25 per cent increase over the prior dividend level.
ESG
2022 Management and Board of Directors Changes
On Dec. 15, 2022, the Company announced the appointment of Ms. Manjit Sharma to the Board of Directors (the “Board” or the “Board of Directors”) effective Jan. 1, 2023. Ms. Sharma brings over 30 years of experience that spans a variety of industries, most recently serving as Chief Financial Officer of WSP Canada Inc. Ms. Sharma holds a Bachelor of Commerce degree (with Honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation. In 2019, Ms. Sharma was recognized as one of Canada’s Top 100 Most Powerful Women by the Women’s Executive Network.
On Sept. 30, 2022, Mr. Michael Novelli retired from his role as the Executive Vice President, Generation of the Company and on Nov. 3, 2022, Mr. Novelli was appointed to the TransAlta Renewables Board of Directors as the Company's nominee pursuant to the Governance Agreement between the Company and TransAlta Renewables. The Company recognizes the contributions made by Mr. Novelli to TransAlta, and thanks him for his service.
On Sept. 30, 2022, Ms. Beverlee Park retired from TransAlta's Board of Directors. Ms. Park served on the Board of Directors since 2015 and as Chair of the Audit, Finance and Risk Committee from April 2018 to May 2022. The Company recognizes the many contributions made by Ms. Park to TransAlta, and thanks her for the many years of service.
MSCI Environmental, Social and Governance Rating Upgrade
During the second quarter of 2022, TransAlta's MSCI Environmental, Social and Governance ("ESG") Rating was upgraded to 'A' from 'BBB'. The upgrade reflects the Company's strong renewable energy growth compared to peers. From 2000 to 2022, we grew our nameplate renewables capacity from approximately 900 MW to over 2,900 MW. In line with its goal to reduce carbon emissions by 75 per cent from 2015 emissions levels by 2026, TransAlta also completed coal-to-gas conversions of its Canadian coal-fired facilities in 2021, nine years ahead of Alberta’s coal phase-out plan.
2021 Clean Electricity Growth Plan
On Sept. 28, 2021, we held our 2021 Investor Day and announced our Clean Electricity Growth Plan. The current targets are to deliver 2 GW of incremental renewable capacity with a targeted investment of $3.6 billion by 2025. See the section "Overview — Our Corporate Strategy" of this AIF for further details.
TransAlta Renewables is named to Best 50 Corporate Citizens List
On July 6, 2021, TransAlta Renewables was recognized by Corporate Knights as one of the Best 50 Corporate Citizens for 2021. The Best 50 Corporate Citizens list evaluates and ranks Canadian corporations against a set of 24 key performance indicators covering ESG indicators relative to their industry peers using publicly available information.
ED&I Program
On May 3, 2021, TransAlta announced that it received certification from a third party that specializes in measuring and tracking ED&I metrics recognizing the Company's continued commitment to, and meaningful performance on, ED&I in the workplace. We also announced the development and implementation of a five-year ED&I strategy that was approved by the Board of Directors in August 2021 and reported on the execution of the second year of that ED&I strategy.
Management and Board of Directors Changes
On March 31, 2021, Dawn Farrell retired from the Board of Directors and President and Chief Executive Officer of the Company. John Kousinioris succeeded Ms. Farrell as President and Chief Executive Officer and joined the Board of Directors on April 1, 2021. On April 30, 2021, Brett Gellner, our former Chief Development Officer, also retired. Mr. Gellner continues to serve on the Board of Directors of TransAlta Renewables as a non-independent director.
On May 4, 2021, the Company announced the election of four new directors: Ms. Laura W. Folse, Ms. Sarah Slusser, Mr. Thomas O'Flynn and Mr. Jim Reid. Ms. Georgia Nelson, Mr. Richard Legault and Mr. Yakout Mansour did not stand for re-election and retired from the Board of Directors immediately following the annual shareholder meeting on May 4, 2021.
TransAlta Corporation • Annual Information Form        18

Diversity and Inclusion Pledge
On Nov. 4, 2020, the Company announced that the Board of Directors adopted a Diversity and Inclusion Pledge that commits the Company to advancing diversity and inclusion in the workplace. By committing to this pledge, the Company will seek to remove systemic barriers that may prevent diverse employees from thriving, including visible minorities, Indigenous people, members of the LGBTQ+ community, persons with disabilities, and women. The persistent inequities around the world underscore the urgent need to address and alleviate racial, ethnic and other tensions, to remove barriers that perpetuate these inequalities and to promote an inclusive working environment for all employees. TransAlta firmly believes that true diversity is good for the economy, improves corporate performance, drives growth and enhances employee engagement. The Diversity and Inclusion Pledge acknowledges these challenges and seeks to: (a) encourage conversations about diversity and inclusion within the workplace; (b) expand education regarding diversity, equality and inclusion; (c) create best practices that result in the establishment of programs and initiatives relating to diversity and inclusion within the workplace; and (d) drive accountability by regularly reporting and evaluating the success of the Company’s programs and initiatives.
TransAlta Appoints John P. Dielwart as the Chair of the Board of Directors
On Jan. 16, 2020, we announced that John P. Dielwart would be appointed Chair of the Board of Directors effective immediately following the retirement of Ambassador Gordon D. Giffin at the 2020 annual meeting of shareholders. Mr. Dielwart became Chair effective April 21, 2020.
Business of TransAlta
Our Hydro, Wind and Solar, Gas and Energy Transition segments are responsible for operating and maintaining our electrical generation facilities in Canada, the US and Australia. Our Energy Marketing segment is responsible for marketing and scheduling our merchant asset fleet in North America (excluding Alberta) along with the procurement of gas, transport and storage for our gas fleet, providing knowledge to support our growth team, and generating a stand-alone gross margin separate from our asset business through a leading North American energy marketing platform. All the segments are supported by a Corporate segment.
As the Company continues its transformation to achieve the Clean Electricity Growth Plan, it is expected that the proportion of revenue attributable to the Energy Transition business unit will decline relative to the other business units. In addition, we continue to transition to a leaner organization through continuous optimization with a reduced cost structure.
The following table identifies each revenue-generating segment's contribution to revenues as at Dec. 31, 2022:

	2022 Revenues(1)	2021 Revenues(1)
Hydro	20%	14%
Wind and Solar	10%	11%
Gas	41%	41%
Energy Transition	24%	26%
Energy Marketing	5%	8%
(1)    Includes 100 per cent of the revenue of TransAlta Renewables or its subsidiaries, as well as facilities in which TransAlta Renewables or one of its subsidiaries has an economic interest. We own, directly or indirectly, an aggregate interest of approximately 60 per cent of TransAlta Renewables.
For further information on our segment earnings and assets see the audited consolidated financial statements for the year ended Dec. 31, 2022, which are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF.
The following sections of this AIF provide detailed information on facilities by geographic location and fuel type.
Hydro Segment
The Hydro segment holds an interest in 922 net MW. The facilities are located in British Columbia, Alberta and Ontario.
As well as contracting for power, we enter into long-term and short-term contracts to sell the environmental attributes from the merchant hydro facilities. These activities help to ensure earnings stability from these assets. Generally, for facilities under long-term contract, the benefit of the environmental attributes generated is provided to the contract holder.
TransAlta Corporation • Annual Information Form        19

The following table summarizes our hydroelectric facilities as at Dec. 31, 2022:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date(2)	Revenue Source(3)	Contract Expiry Date(4)
Alberta — Bow River System
Barrier(5)	AB	13	100%	13	100%	13	1947	Merchant	‑
Bearspaw(5)	AB	17	100%	17	100%	17	1954	Merchant	‑
Cascade(5)	AB	36	100%	36	100%	36	1942, 1957	Merchant	‑
Ghost(5)	AB	54	100%	54	100%	54	1929, 1954	Merchant	‑
Horseshoe(5)	AB	14	100%	14	100%	14	1911	Merchant	‑
Interlakes(5)	AB	5	100%	5	100%	5	1955	Merchant	‑
Kananaskis(5)	AB	19	100%	19	100%	19	1913, 1951	Merchant	‑
Pocaterra	AB	15	100%	15	100%	15	1955	Merchant	‑
Rundle(5)	AB	50	100%	50	100%	50	1951, 1960	Merchant	‑
Spray(5)	AB	112	100%	112	100%	112	1951, 1960	Merchant	‑
Three Sisters(5)	AB	3	100%	3	100%	3	1951	Merchant	‑
Alberta — Oldman River System
Belly River(6)(7)	AB	3	100%	3	100%	3	1991	Merchant	‑
St. Mary(6)(7)	AB	2	100%	2	100%	2	1992	Merchant	‑
Taylor(6)(7)	AB	13	100%	13	100%	13	2000	Merchant	‑
Waterton(6)(7)	AB	3	100%	3	100%	3	1992	Merchant	‑
Alberta — North Saskatchewan River System
Bighorn(5)	AB	120	100%	120	100%	120	1972	Merchant	‑
Brazeau(5)	AB	355	100%	355	100%	355	1965, 1967	Merchant	‑
BC Hydro
Akolkolex(6)(7)	BC	10	100%	10	100%	10	1995	LTC	2046
Bone Creek(6)(7)	BC	19	100%	19	100%	19	2011	LTC	2031
Pingston(6)(7)	BC	46	50%	23	100%	23	2003, 2004	LTC	2023
Upper Mamquam(6)(7)	BC	25	100%	25	100%	25	2005	LTC	2025
Ontario Hydro
Misema(6)	ON	3	100%	3	100%	3	2003	LTC	2027
Moose Rapids(6)	ON	1	100%	1	100%	1	1997	LTC	2030
Ragged Chute(6)	ON	7	100%	7	100%	7	1991	LTC	2029
Total Hydroelectric Capacity		945		922		922
(1)    MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of underlying assets. Net capacity ownership interest includes 100 per cent of the generating capacity owned by TransAlta Renewables. As at Dec. 31, 2022, TransAlta owned, directly or indirectly, approximately 60 per cent of the common shares in TransAlta Renewables.
(2)    A second date in this column refers to a second unit that was subsequently operational.
(3)    The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(4)    Where no contract expiry date is indicated, the facility operates as merchant.
(5)    These facilities form part of the hydro assets that are subject to an agreement dated March 22, 2019, between the Company and Brookfield, under which Brookfield agreed to invest $750 million in the Company through the purchase of exchangeable securities that are exchangeable by Brookfield into an equity ownership interest in these hydro assets in the future at a value based on a multiple of the hydro assets future-adjusted EBITDA.
(6)    Facility owned by TransAlta Renewables. We own, directly or indirectly, an aggregate interest of approximately 60 per cent of TransAlta Renewables.
(7)    These facilities are EcoLogo® certified. EcoLogo certification is granted to products with an environmental performance that meet or exceed all government, industrial safety and performance standards.

TransAlta Corporation • Annual Information Form        20

Bow River System
Barrier
Barrier is a hydroelectric facility with installed capacity of 13 MW located on the Kananaskis River near Seebe, Alberta. It has been operating since 1947. Generation from the facility is currently sold in the Alberta electricity market and creates Emission Performance Credits ("EPCs") under the Alberta Technology Innovation and Emissions Reduction ("TIER") system.
Bearspaw
Bearspaw is a hydroelectric facility with installed capacity of 17 MW located on the Bow River in Calgary, Alberta. It has been operating since 1954. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Cascade
Cascade is a hydroelectric facility with installed capacity of 36 MW located on the Cascade River in Banff National Park, Alberta. We purchased this facility from the Government of Canada in 1941. The following year, we built a new dam and power plant to replace the original, and then, in 1957, added a second generating unit. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Ghost
Ghost is a hydroelectric facility with installed capacity of 54 MW located on the Bow River near Cochrane, Alberta. It has been operating since 1929. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Horseshoe
Horseshoe is a run-of-river hydroelectric facility with installed capacity of 14 MW located on the Bow River near Seebe, Alberta. It has been operating since 1911. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Interlakes
Interlakes is a hydroelectric facility with installed capacity of 5 MW located at Kananaskis Lakes, Alberta. It has been operating since 1955. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Kananaskis
Kananaskis is a run-of-river hydroelectric facility with installed capacity of 19 MW located on the Bow River in Seebe, Alberta. It has been operating since 1913. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Pocaterra
Pocaterra is a hydroelectric facility with installed capacity of 15 MW located at Kananaskis Lakes, Alberta. It has been operating since 1955. Generation from the facility is sold in the Alberta electricity market and creates EPCs under the TIER system.
Rundle
Rundle is a hydroelectric facility with installed capacity of 50 MW located in Canmore, Alberta, on the Spray system. The facility uses water from the Spray Lakes storage reservoir. It has been operating since 1951. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Spray
Spray is a hydroelectric facility with installed capacity of 112 MW located in Canmore, Alberta, on the Spray system. The plant uses water from the Spray Lakes storage reservoir. It has been operating since 1951. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Three Sisters
Three Sisters is a hydroelectric facility with installed capacity of 3 MW located at the base of the Three Sisters Dam near Canmore, Alberta, on the Spray system. The facility uses water from the Spray Lakes storage reservoir. It has been operating since 1951. Generation from the facility is currently sold in the Alberta electricity market.
TransAlta Corporation • Annual Information Form        21

Waterton-St. Mary River System
Belly River
The Belly River facility is owned by TransAlta Renewables. Belly River is a run-of-river hydroelectric facility with installed capacity of 3 MW located on the Waterton-St. Mary Headworks Irrigation Canal System, east of the Waterton Reservoir, approximately 75 kilometres southwest of Lethbridge in Southern Alberta. Due to its location along the irrigation canal, Belly River operates from April to October when water is diverted through the canal as part of the St. Mary Irrigation District Water Management Plan. It has been operating since 1991. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables , and subsequently sell such generation in the Alberta electricity market.
St. Mary
The St. Mary facility is owned by TransAlta Renewables. St. Mary is a run-of-river hydroelectric facility with installed capacity of 2 MW located at the base of the dam impounding the St. Mary Reservoir, near Magrath, in Southern Alberta. It has been operating since 1992. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables, and subsequently sell such generation in the Alberta electricity market.
Taylor
The Taylor facility is owned by TransAlta Renewables. Taylor is a run-of-river hydroelectric facility with installed capacity of 13 MW and is located adjacent to the Taylor Coulee Chute on the Waterton-St. Mary Headworks Irrigation Canal System, which is owned by the Government of Alberta. It has been operating since 2000. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables, and subsequently sell such generation in the Alberta electricity market.
Waterton
The Waterton facility is owned by TransAlta Renewables. Waterton is a run-of-river hydroelectric facility with installed capacity of 3 MW located at the base of the Waterton Dam on the Waterton Reservoir, near Hill Spring, southwest of Lethbridge, Alberta. It has been operating since 1992. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables, and subsequently sell such generation in the Alberta electricity market.
North Saskatchewan River System
Bighorn
Bighorn is a hydroelectric facility with installed capacity of 120 MW located near Nordegg, Alberta. It has been operating since 1972. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Brazeau
Brazeau is a hydroelectric facility with installed capacity of 355 MW located near Drayton Valley, Alberta. It has been operating since 1965. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
BC Hydro Facilities
Akolkolex
The Akolkolex facility is owned by TransAlta Renewables. Akolkolex is a run-of-river hydroelectric facility with installed capacity of 10 MW and is located on the Akolkolex River, south of Revelstoke, British Columbia. It has been operating since 1995. The output from the facility is sold to British Columbia Hydro and Power Authority ("BC Hydro") under a PPA that terminates in 2046.
Bone Creek
The Bone Creek facility is owned by TransAlta Renewables. Bone Creek is a run-of-river hydroelectric facility with installed capacity of 19 MW and is located on Bone Creek, 90 kilometres south of the town of Valemount, British Columbia. It has been operating since June 2011. The output from the facility is sold to BC Hydro under a PPA that terminates in 2031.
Pingston
Pingston is a run-of-river hydroelectric facility with installed capacity of 46 MW and is located on Pingston Creek, southwest of Revelstoke, British Columbia, and down river of the Akolkolex facility. It has been operating since 2003. TransAlta Renewables owns the facility equally with a subsidiary of Brookfield. The output from the facility is sold to BC Hydro under a 20-year PPA that terminates on April 30, 2023. The Pingston facility is eligible for the BC Hydro Energy Purchase Agreement Renewal Program and we are currently engaging with BC Hydro on an extension.
TransAlta Corporation • Annual Information Form        22

Upper Mamquam
The Upper Mamquam facility is owned by TransAlta Renewables. Upper Mamquam is a run-of-river hydroelectric facility with installed capacity of 25 MW located on the Mamquam River, east of Squamish, British Columbia, and north of Vancouver. It has been operating since 2005. The output from the facility is sold to BC Hydro under a PPA that terminates in 2025.
Ontario Hydro Facilities
Misema
The Misema facility is owned by TransAlta Renewables. Misema is a run-of-river hydroelectric facility with installed capacity of 3 MW located on the Misema River, close to Englehart, in northern Ontario. This facility has been operating since 2003. Generation from this facility is sold to the IESO under a contract that terminates on May 3, 2027.
Moose Rapids
The Moose Rapids facility is owned by TransAlta Renewables. Moose Rapids is a run-of-river hydroelectric facility with installed capacity of 1 MW located on the Wanapitei River, near Sudbury, in northern Ontario. This facility has been operating since 1997. Generation from this facility is sold to the IESO under a contract that terminates on Dec. 31, 2030.
Ragged Chute
The Ragged Chute facility is owned by TransAlta Renewables. Ragged Chute is a run-of-river hydroelectric facility with installed capacity of 7 MW located on the Montréal River, south of Temiskaming Shores, in northern Ontario. We lease this facility from Ontario Power Generation Inc. and it has been operating since 1991. Generation from this facility is sold to the IESO under a contract that terminates on June 30, 2029.
Wind and Solar Segment
As at Dec. 31, 2022, the Wind and Solar segment held interests in approximately 1,878 MW of net wind generating capacity. This capacity consists of 12 wind facilities in Western Canada, four in Ontario, two in Québec, three in New Brunswick and five in the US, more specifically in the states of Washington, Wyoming, Minnesota, Pennsylvania and New Hampshire. The Company also holds a 10 MW utility-scale battery storage facility in Alberta and 143 MW of solar facilities in the states of Massachusetts and North Carolina.
Wind and solar are not generally dispatchable sources of generation. Therefore, in merchant markets, wind and solar assets may not be able to secure the annual average pool price. As such, we make different assumptions in forecast revenue received for generation from a wind or solar asset compared to a dispatchable asset. If these price assumptions and generation production forecasts are not correct, the corresponding revenue received may vary from our forecast. Generation production forecasts are based on the long-term average production forecast for a site, reflecting historical climatic conditions. Within any year there may be variations from this long-term average. In order to forecast generation production, a number of factors have to be assumed based on historic on-site data. For a wind facility, this comprises the wind facility design, including wake and array losses, wind shear and the electrical losses within the site. For a solar facility, the long-term energy production depends on panel angle and row spacing, amount of sun, and ambient and environmental conditions at the site. If these assumptions are incorrect then actual production will be higher or lower than the long-term forecast for the site.
As well as contracting for the sale of the power generated, we also enter into long-term and short-term contracts to sell the environmental attributes from the merchant wind and solar facilities. These activities help to ensure earnings consistency from these assets. Generally, for facilities under long-term contract, the purchaser under such long-term contracts also has the benefit of any environmental attributes.

TransAlta Corporation • Annual Information Form        23

The following table summarizes our Wind and Solar generation facilities as at Dec. 31, 2022:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date(2)	Revenue Source(3)	Contract Expiry Date(4)
Alberta Wind
Ardenville(5)(6)	AB	69	100%	69	100%	69	2010	Merchant	‑
Blue Trail and Macleod Flats(5)(6)	AB	69	100%	69	100%	69	2009 and 2004	Merchant	‑
Castle River(5)(6)(7)	AB	44	100%	44	100%	44	1997‑2001	Merchant	-
Cowley North(5)(6)	AB	20	100%	20	100%	20	2001	Merchant	‑
McBride Lake(5)(6)	AB	75	50%	38	100%	38	2004	LTC	2024
Oldman(5)(6)	AB	4	100%	4	100%	4	2007	Merchant	-
Sinnott(5)(6)	AB	7	100%	7	100%	7	2001	Merchant	‑
Soderglen(5)(6)	AB	71	50%	36	100%	36	2006	Merchant	‑
Summerview 1(5)(6)	AB	68	100%	68	100%	68	2004	Merchant	‑
Summerview 2 (5)(6)	AB	66	100%	66	100%	66	2010	Merchant	‑
Windrise(5)	AB	206	100%	206	100%	206	2021	LTC	2041
Alberta Battery Energy Storage
WindCharger(5)	AB	10	100%	10	100%	10	2020	Merchant	‑
Eastern Canada Wind
Kent Breeze(5)	ON	20	100%	20	100%	20	2011	LTC	2031
Kent Hills 1(5)	NB	96	100%	96	83%	80	2008	LTC	2045
Kent Hills 2(5)	NB	54	100%	54	83%	45	2010	LTC	2045
Kent Hills 3(5)	NB	17	100%	17	83%	14	2018	LTC	2045
Le Nordais(5)(6)(8)	QC	98	100%	98	100%	98	1999	LTC	2033
Melancthon 1(5)	ON	68	100%	68	100%	68	2006	LTC	2031
Melancthon 2(5)	ON	132	100%	132	100%	132	2008	LTC	2028
New Richmond(5)(6)	QC	68	100%	68	100%	68	2013	LTC	2033
Wolfe Island(5)	ON	198	100%	198	100%	198	2009	LTC	2029
US Wind and Solar
Antrim (9)	NH	29	100%	29	100%	29	2019	LTC	2039
Big Level (9)	PA	90	100%	90	100%	90	2019	LTC	2034
Lakeswind (9)	MN	50	100%	50	100%	50	2014	LTC	2034
Mass Solar (8)(9)	MA	21	100%	21	100%	21	2012-2015	LTC	2032-2045
North Carolina Solar(8)(9)	NC	122	100%	122	100%	122	2019-2021	LTC	2033
Skookumchuck Wind(9)	WA	137	49%	67	100%	67	2020	LTC	2040
Wyoming Wind(9)	WY	140	100%	140	100%	140	2003	LTC	2028
Total Wind and Solar Capacity (10)		2,049		1,906		1,878
(1)    MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of the underlying assets. Net capacity ownership interest includes 100 per cent of the generating capacity owned by TransAlta Renewables. As at Dec. 31, 2022, TransAlta owned, directly or indirectly, approximately 60 per cent of the common shares in TransAlta Renewables.
(2)    A second date in this column refers to a second facility that was subsequently operational.
(3)    The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(4)    Where no contract expiry date is indicated, the facility operates as merchant.
(5)    Facility owned directly by TransAlta Renewables.
(6)    These facilities are EcoLogo® certified. EcoLogo certification is granted to products with an environmental performance that meets or exceeds all government, industrial safety and performance standards.
(7)    Includes seven additional turbines at other locations.
(8)    Comprised of multiple facilities.
(9)    TransAlta Renewables owns tracking preferred shares from the Company that provide TransAlta Renewables with an economic interest in the facility.
(10)    Excludes White Rock East and White Rock West wind projects, Garden Plain wind, Mt. Keith 132kV Expansion and Northern Goldfields solar, which are wind, solar and transmission projects currently under construction.

TransAlta Corporation • Annual Information Form        24

Alberta Wind Facilities
Ardenville
The Ardenville facility is owned by TransAlta Renewables. Ardenville is a 69 MW wind facility that consists of 23 3.0 MW Vestas V90 wind turbines on 80-metre towers, and is located approximately 14 kilometres south of Fort Macleod, Alberta. We constructed the project, which began commercial operations on Nov. 10, 2010. In 2018, the Ardenville wind facility was granted an extension to create offset credits under TIER until Oct. 31, 2023 and thereafter the facility will become an opt-in facility under TIER. An opt-in facility is not considered a large emitter of GHGs and as such we elect to participation in TIER. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables, which terminates in 2033, and subsequently sell such generation in the Alberta electricity market.
Blue Trail and Macleod Flats
The Blue Trail facility is owned by TransAlta Renewables. Blue Trail is a 66 MW wind facility that consists of 22 3.0 MW Vestas V90 wind turbines on 80-metre towers, is located in Southern Alberta and began commercial operations in November 2009. The Blue Trail wind facility created carbon offset credits under TIER until Sept. 16, 2022, at which time the facility became an opt-in facility under TIER. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033 and subsequently sell such generation in the Alberta electricity market.
The Macleod Flats facility is owned by TransAlta Renewables. Macleod Flats consists of a single 3.0 MW Vestas V90 wind turbine on a 67-metre tower, and is located near Fort Macleod. It was commissioned in 2004 and was purchased by us in 2009. This facility generates renewable credits. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033 and subsequently sell such generation in the Alberta electricity market.
Castle River
The Castle River facility is owned by TransAlta Renewables. Castle River is a 40 MW wind facility that consists of 66 Vestas wind turbines (three Vestas V44 600 kW wind turbines and 63 Vestas V47 660 kW wind turbines) on 50-metre towers, and is located southwest of Pincher Creek, Alberta. This facility also includes an additional six turbines, totalling 4 MW, that are located individually in the Cardston County and Hill Spring areas of south-western Alberta. This facility began commercial operations in stages from November 1997 through to July 2001. This facility generates EPCs under the TIER system. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033, and subsequently sell such generation in the Alberta electricity market.
Cowley North
The Cowley North facility is owned by TransAlta Renewables. Cowley North is a 20 MW wind facility that consists of of 15 1.3 MW Nordex N60 wind turbines on 50-metre towers, and is located near the towns of Cowley and Pincher Creek, in Southern Alberta. This facility began commercial operations in the fall of 2001. The Cowley North facility creates EPCs under the TIER system. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033 and subsequently sell such generation in the Alberta electricity market.
McBride Lake
The McBride Lake facility is co-owned by TransAlta Renewables and ENMAX Energy Corporation ("ENMAX"). The 75 MW McBride Lake wind facility that consists of 114 Vestas V47 (660 kW) wind turbines on 50-metre towers, and is located south of Fort Macleod, Alberta. This facility began commercial operations in April 2004. Generation from this facility is sold under a 20-year PPA with ENMAX that terminates in 2024. This facility generates EPCs under the TIER system.
Oldman
The Oldman facility is owned by TransAlta Renewables. The 3.6 MW Oldman facility that consists of two Vestas V80 turbines with an installed capacity of 3.6 MW, and is located east of the Oldman River Dam, near Pincher Creek in Southern Alberta. The Oldman facility has been in operation since March 2007. Interconnection of the facility is through the Fortis Alberta distribution grid. In 2021, TransAlta Renewables acquired 100 per cent of the project from a subsidiary of Boralex. This facility sells energy into the Alberta merchant market and generates EPCs under the TIER system.
TransAlta Corporation • Annual Information Form        25

Sinnott
The Sinnott facility is owned by TransAlta Renewables. The 7 MW Sinnott facility that consists of five 1.3 MW Nordex N60 wind turbines on 65-metre towers, and is located directly east of the Cowley North wind facility and north of Pincher Creek, Alberta. This facility began commercial operations in the fall of 2001. The Sinnott wind facility creates EPCs under the TIER system. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables and subsequently sell such generation in the Alberta electricity market.
Soderglen
The Soderglen facility is co-owned by TransAlta Renewables and CNOOC Petroleum North America ULC. Soderglen is a 71 MW facility that consists of 47 1.5 MW GE SLE wind turbines on 65-metre towers, and is located southwest of Fort Macleod. This facility began commercial operations in September 2006. The Soderglen wind facility creates EPCs under the TIER system. We acquire 50 per cent of the generation from the facility pursuant to a PPA with TransAlta Renewablesthat terminates in 2033 (which excludes that portion of generation that is owned by CNOOC Petroleum North America ULC) and subsequently sell such generation in the Alberta electricity market.
Summerview 1
The Summerview 1 facility is owned by TransAlta Renewables. Summerview 1 is a 68 MW wind facility that consists of 38 1.8 MW Vestas V80 wind turbines on 67-metre towers, and is located approximately 15 kilometres northeast of Pincher Creek, Alberta. We constructed Summerview and it began commercial operations in Sept. 2004. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033, and subsequently sell such generation in the Alberta electricity market. The Summerview 1 facility creates EPCs under the TIER system.
Summerview 2
The Summerview 2 facility is owned by TransAlta Renewables. Summerview 2 is a 66 MW wind facility that consists of 22 3.0 MW Vestas V90 wind turbines on 80-metre towers, and is located approximately 15 kilometres northeast of Pincher Creek, Alberta. This facility began commercial operations in February 2010. We acquire the generation from the facility pursuant to a PPA with TransAlta Renewables that terminates in 2033, and subsequently sell such generation in the Alberta electricity market. The Summerview 2 wind facility created carbon offset credits under TIER until November 2022, at which time the facility became an opt-in facility under TIER.
Windrise
The Windrise facility is owned by TransAlta Renewables. Windrise is a 206 MW wind facility situated on 11,000 acres of land located in the county of Willow Creek. The Windrise wind project consists of 43 Siemens Gamesa 4.8-145 turbines. The Windrise facility is the Company's largest wind farm to date. Generation from the facility is sold to the AESO under a 20-year PPA that terminates in 2041. Commercial operation of the Windrise wind facility was achieved on Nov. 10, 2021.
Alberta Battery Energy Storage
WindCharger
The WindCharger facility is owned by TransAlta Renewables. WindCharger is Alberta's first utility-scale battery storage facility. The WindCharger battery storage facility consists of a lithium-ion battery using Tesla Megapack technology. The facility has a nameplate capacity of 10 MW and a total storage capacity of 20 MWh. WindCharger is located in Southern Alberta in the Municipal District of Pincher Creek next to the existing Summerview wind facility substation. The energy storage project achieved commercial operations on Oct. 15, 2020. WindCharger stores energy produced by the nearby Summerview 2 wind facility and is discharged for ancillary services, the facility is an opt-in facility under TIER. The project received co-funding support from Emissions Reduction Alberta. The Company executed a 20-year battery storage usage contract with TransAlta Renewables, whereby the Company pays a fixed monthly capacity charge for the exclusive right to operate and dispatch the battery in the Alberta electricity market.
Eastern Canada Wind Facilities
Kent Breeze
The Kent Breeze facility is owned by TransAlta Renewables. Kent Breeze is a 20 MW wind facility that consists of eight 2.5 MW GE wind turbines on 85-metre towers, and is located in Thamesville, Ontario. This facility began commercial operations in 2011. Generation from this facility is sold to the IESO.

TransAlta Corporation • Annual Information Form        26

Kent Hills 1
The 96 MW Kent Hills 1 wind facility, in which TransAlta Renewables has an 83 per cent interest, consists of 32 3.0 MW Vestas V90 wind turbines on 80-metre towers, and is located near Moncton, New Brunswick. This facility began commercial operations in December 2008. Natural Forces Technologies Inc., a wind developer based in Atlantic Canada, co-developed this project with TransAlta and exercised its option to purchase 17 per cent of the Kent Hills 1 facility in May 2009. Generation from this facility is sold under a PPA with NB Power. On June 2, 2022, we announced the extension of the PPA for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
On June 2, 2022, we announced the rehabilitation plan for the wind facilities, associated with the single tower failure that occurred at Kent Hills 2 facility in September 2021, which consists of dismantling all 49 remaining turbines, demolishing and removing all existing tower foundations, replacing them with newly designed foundations, reassembling the wind turbine towers and generators, replacing the wind turbine that collapsed, and testing each wind turbine generator before returning it to service. Kent Hills Wind LP has entered into agreements with Bird Construction Industrial Services Ltd. and Vestas-Canadian Wind Technology, Inc. to complete the rehabilitation.
Rehabilitation for the Kent Hills 1 and 2 sites is targeted to be completed by second half of 2023. Each turbine at Kent Hills 1 and 2 will be re-energized and returned to service as soon as its foundation is replaced and the turbine is reassembled and tested. The current estimate of the total rehabilitation expenditures is approximately $120 million, net of insurance proceeds, and inclusive of contingency. The Company and Kent Hills Wind LP intend to pursue claims to recover costs and related damages from third parties. See the "General Development of the Business — Three-Year History" section of this AIF for further details.
Kent Hills 2
The 54 MW Kent Hills 2 wind facility expansion, in which TransAlta Renewables has an 83 per cent interest, consists of 18 3.0 MW Vestas V90 wind turbines on 80-metre towers, and is located near Moncton, New Brunswick. Natural Forces Technologies Inc. owns the remaining 17 per cent interest. The facility began commercial operations in November 2010. On June 2, 2022, we announced the extension of the previous 2035 PPA term for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
See "Kent Hills 1" section of this AIF and the "General Development of the Business — Three-Year History" section of this AIF for further details.
Kent Hills 3
TransAlta Renewables has an 83 per cent interest in the Kent Hills 3 facility. Kent Hills 3 consists of five 3.45 MW Vestas V126 turbines. It began commercial operations on Oct. 19, 2018, and added five 3.45 MW turbines to the Kent Hills fleet for an additional 17.25 MW at the site, bringing total generating capacity of the three Kent Hills facilities to 167 MW. On June 2, 2022, we announced the extension of the previous 2035 PPA term for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
Le Nordais
The Le Nordais facility is owned by TransAlta Renewables. The 98 MW Le Nordais wind facility is located at two locations: Cap-Chat with 55.5 MW of installed capacity consisting of 74 750 kW NEG Micon wind turbines on 55 metre towers; and Matane with 42 MW of installed capacity consisting of 56 750 kW NEG Micon wind turbines on 55 metre towers. Le Nordais is located on the Gaspé Peninsula of Québec. It began commercial operations in 1999. Generation from this facility is sold to Hydro-Québec pursuant to an energy supply agreement that terminates in 2033, and the facility generates Renewable Energy Certificates ("RECs") for sale.
Melancthon 1
The Melanchthon I facility is owned by TransAlta Renewables. Melancthon 1 is a 68 MW wind facility that consists of 45 1.5 MW GE wind turbines on 80-metre towers and is located in Melancthon Township near Shelburne, Ontario. This facility began commercial operations in March 2006. Generation from this facility is sold to the IESO pursuant to a PPA that expires in 2026, and was awarded a new capacity contract with the IESO that will commence on May 1, 2026, and terminate on April 30, 2031.
TransAlta Corporation • Annual Information Form        27

Melancthon 2
The Melancthon 2 facility is owned by TransAlta Renewables. Melancthon 2 is a 132 MW wind facility consisting of 88 1.5 MW GE wind turbines on 80 metre towers, and is located adjacent to Melancthon 1, in the Melancthon and Amaranth townships, Ontario. This facility began commercial operations in November 2008. Generation from this facility is sold to the IESO pursuant to a PPA that terminates in 2028.
New Richmond
The New Richmond facility is owned by TransAlta Renewables. New Richmond is a 68 MW wind facility consisting of 27 2.0 MW and six 2.3 MW Enercon E82 wind turbines on 100 metre towers, and is located in New Richmond, Québec. This facility began commercial operations in March 2013. Generation from this facility is sold under a 20-year electricity supply agreement with Hydro-Québec Distribution that terminates in 2033.
Wolfe Island
The Wolfe Island facility is owned by TransAlta Renewables. Wolfe Island is a 198 MW wind facility consisting of 86 2.3 MW Siemens SWT 93 wind turbines on 80 metre towers, and is located on Wolfe Island, near Kingston, Ontario. This facility began commercial operations in June 2009. Generation from this facility is sold to the IESO pursuant to a PPA that terminates in 2029.
US Wind and Solar Facilities
Antrim
The Antrim facility is a 29 MW wind facility located in Antrim, New Hampshire. The wind facility was constructed by the Company and was commissioned in December 2019. The wind facility is fully operational and contracted under two long-term PPAs until 2039 with Partners Healthcare and New Hampshire Electric. On Feb. 28, 2018, TransAlta Renewables acquired tracking preferred shares from the Company that provide TransAlta Renewables with an economic interest in the wind facility. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF for further details.
Big Level
The Big Level facility is a 90 MW wind facility located in Potter County, Pennsylvania. The wind facility was constructed by the Company and commissioned in December 2019. The wind facility is fully operational and contracted under a long-term PPA until 2034 with Microsoft. On Feb. 28, 2018, TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the wind facility. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF for further details.
Lakeswind
The Lakeswind facility is a 50 MW wind facility located near Rollag, Minnesota. The wind facility is fully operational and contracted under a long-term PPA until 2034 with several high-quality counterparties. On May 31, 2018, TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the wind facility. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF for further details.
Mass Solar
The Mass Solar facility is a 21 MW solar portfolio consisting of multiple sites located in Massachusetts. The solar facility is contracted under a long-term PPA with several high-quality counterparties. In addition to revenue generated under the PPA, the project generates solar RECs that expire in 2024. On May 31, 2018, TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the solar facility. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF for further details.
North Carolina Solar
The North Carolina Solar facility is a 122 MW solar portfolio consisting of 20 sites located in North Carolina. The facilities are all operational and were commissioned between November 2019 and May 2021. The facilities are secured by long-term PPAs with two subsidiaries of Duke Energy, which at the time of purchase had an average remaining term of 12 years and are automatically extended unless terminated by either party. In November 2021, TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the solar facility. See the "General Development of the Business" and "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" sections of this AIF for further details.
TransAlta Corporation • Annual Information Form        28

Skookumchuck
The Skookumchuck facility is a 137 MW wind facility located in Lewis and Thurston counties, Washington. It consists of 38 Vestas V136 wind turbines. Skookumchuck began commercial operations on Nov. 7, 2020, and has a 20-year PPA with Puget Sound Energy Inc. On Dec. 1, 2020, the Company acquired a 49 per cent equity interest in the wind facility from Southern Power Company, a subsidiary of Southern Company. On April 1, 2021, TransAlta Renewables acquired the economic interest in Skookumchuck wind facility. See the "General Development of the Business" and "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" sections of this AIF for further details.
Wyoming
The Wyoming facility is a 140 MW wind facility located near Evanston, Wyoming. It was acquired in December 2013 from an affiliate of NextEra Energy Resources, LLC. The wind facility is contracted under a long-term PPA until 2028 with an investment-grade counterparty. TransAlta Renewables holds tracking preferred shares from the Company that provide TransAlta Renewables with an economic interest in the wind facility. See the "Business of TransAlta — Non-Controlling Interests — TransAlta Renewables" section of this AIF for further details.
Facilities Under Construction
We have internal development expertise with teams that are able to manage every aspect and every stage of new project development from resource assessment to site control, permitting, contracting, engineering, construction and project management. Customers are increasingly looking not just to pricing for the procurement of clean electricity, but also to a developer's ability to bring projects through to full completion.
The following table summarizes our facilities under construction as at Dec. 31, 2022:

Facility Name	Type	Province/ State	Nameplate Capacity (MW)(1)	Target Commercial Operation Date	Revenue Source
Alberta Facilities
Garden Plain	Wind	AB	130	H1 2023	LTC
Australia Facilities
Mt. Keith 132kV Expansion(2)	Transmission	WA	N/A	H2 2023	LTC
Northern Goldfields solar(2)	Solar	WA	48	H1 2023	LTC
US Facilities
Horizon Hill Wind	Wind	OK	200	H2 2023	LTC
White Rock Wind	Wind	OK	300	H2 2023	LTC
Total Facilities Under Construction			678
(1)    MW are estimated and rounded to the nearest whole number.
(2)    TransAlta Renewables owns an economic interest in the facility.
Alberta Facility
Garden Plain
The Garden Plain wind project is currently under construction and is located approximately 30 kilometres north of Hanna, Alberta. The facility will consist of 26 Siemens-Gamesa SGRE SG-145 turbines with a nameplate capacity of 130 MW and has a target commercial operation date in the first half 2023. Pembina and TransAlta have entered into an 18-year PPA for 100 MW, commencing on the commercial operation of Garden Plain. The remaining 30 MW of the facility has been contracted to a commercial customer. Under a separate agreement, Pembina Pipeline Corporation ("Pembina") has the option to purchase a 37.7 per cent equity interest in the project. The option can be exercised no later than 30 days after Pembina receives notice of the commercial operation date. See the "General Development of the Business" section of this AIF for further details.
TransAlta Corporation • Annual Information Form        29

Australian Facilities
Mount Keith 132kV Expansion
The Mount Keith 132kV transmission project is currently under construction and is located in Western Australia. Southern Cross Energy, an entity in which TransAlta Renewables owns an indirect economic interest, had agreed to expand the Mt. Keith 132kV transmission system in Western Australia to support the Northern Goldfields-based operations of BHP Nickel West (“BHP”). The project is being developed under the existing PPA with BHP, which has a term of 15 years. The project will facilitate the connection of additional generating capacity to our network to support BHP’s operations and increase their competitiveness as a supplier of low-carbon nickel. It is expected to be completed in the second half of 2023. See the "General Development of the Business" section of this AIF for further details.
Northern Goldfields Solar
In 2021, SCE, a subsidiary of the Company and an entity in which TransAlta Renewables owns an indirect economic interest, reached an agreement to provide BHP with renewable electricity to its Goldfields-based operations through the construction of the Northern Goldfields solar project. The project consists of the 27 MW Mount Keith solar Farm, 11 MW Leinster solar Farm, 10MW / 5MWh Leinster Battery Energy Storage System and interconnecting transmission infrastructure, all of which will be integrated into our existing 169 MW SCE North remote network in Western Australia. The combined solar and energy storage facility has a target commercial operation date in the first half of 2023. See the "General Development of the Business" section of this AIF for further details.
US Facilities
Horizon Hill
The 200 MW Horizon Hill wind project is located in Logan County, Oklahoma. 100 per cent of the generation offtake from the project will be taken by Meta, formerly known as the Facebook company, under a long-term PPA. Under this agreement, Meta will receive both renewable electricity and environmental attributes. The facility will consist of a total of 34 Vestas turbines with a target commercial operation date in the second half of 2023. TransAlta will construct, operate and own the facility. See the "General Development of the Business" section of this AIF for further details.
White Rock East and White Rock West
The White Rock East and White Rock West wind projects are currently under construction and are located in Caddo County, Oklahoma. On Dec. 22, 2021, TransAlta executed two long-term Power PPAs for the offtake of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects. The White Rock wind projects will consist of a total of 51 Vestas turbines with a target commercial operation date in the second half of 2023. TransAlta will construct, operate and own the facilities. See the "General Development of the Business" section of this AIF for further details.
TransAlta Corporation • Annual Information Form        30

Gas Segment
The Gas segment holds a net capacity ownership interest in 2,775 MW. The facilities are located in Alberta, Ontario, Michigan and Western Australia.
The following table summarizes our natural gas-fired generation facilities as at Dec. 31, 2022:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date	Revenue Source(2)	Contract Expiry Date(3)
Alberta
Fort Saskatchewan(4)	AB	118	60%	71	50%	35	1999	LTC/Merchant	2029
Keephills Unit No. 2	AB	395	100%	395	100%	395	1984	Merchant	-
Keephills Unit No. 3	AB	463	100%	463	100%	463	2011	Merchant	-
Poplar Creek(5)	AB	230	100%	230	100%	230	2001	LTC	2030
Sheerness Unit No.1(4)	AB	400	50%	200	50%	100	1986	Merchant	-
Sheerness Unit No.2(4)	AB	400	50%	200	50%	100	1990	Merchant	-
Sundance Unit No. 6	AB	401	100%	401	100%	401	1980	Merchant	-
Total Alberta Gas Capacity		2,407		1,960		1,724
Eastern Canada and US
Ada(6)	MI	29	100%	29	100%	29	1991	LTC	2026
Ottawa(4)	ON	74	100%	74	50%	37	1992	LTC/Merchant	2033
Sarnia(7)	ON	499	100%	499	100%	499	2003	LTC	2031
Windsor(4)	ON	72	100%	72	50%	36	1996	LTC/Merchant	2031
Total Eastern Canada and US Gas Capacity		674		674		601
Australia
Fortescue River Gas Pipeline(6)	WA(8)	N/A	100%	N/A	43%	N/A	2015	LTC	2035
Parkeston(6)(9)	WA(8)	110	50%	55	100%	55	1996	LTC/Merchant	2026
South Hedland(6)(10)	WA(8)	150	100%	150	100%	150	2017	LTC(10)	2042
Southern Cross (6)(7)(11)	WA(8)	245	100%	245	100%	245	1996	LTC	2038
Total Australian Gas Capacity		505		450		450
Total Gas Capacity		3,586		3,084		2,775
(1)    MWs are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of underlying assets. Net capacity ownership interest includes 100 per cent of the generating capacity owned by TransAlta Renewables. As at Dec. 31, 2022, TransAlta owned, directly or indirectly, approximately 60 per cent of the common shares in TransAlta Renewables.
(2)    The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(3)    Where no contract expiry date is indicated, the facility operates as merchant.
(4)    Our interests in these facilities are through our ownership interest in TransAlta Cogeneration LP ("TA Cogen").
(5)    The Poplar Creek facility is operated by Suncor Energy Inc. and ownership of the facility will transfer to Suncor in 2030.
(6)    TransAlta Renewables owns tracking preferred shares from the Company that provide TransAlta Renewables with an economic interest in the facility.
(7)    TransAlta Renewables owns this facility.
(8)    These assets are based in Western Australia.
(9)    The Parkeston facility is contracted to October 2026 with early termination options that began in 2021.
(10)    The South Hedland facility is contracted with FMG and Horizon Power.
(11)    Comprises four facilities.

TransAlta Corporation • Annual Information Form        31

Alberta Gas Facilities
Fort Saskatchewan
We have a net ownership interest of 30 per cent in the Fort Saskatchewan facility. See the "Business of TransAlta — Non-Controlling Interests" section of this AIF for further details. The 118 MW natural gas-fired combined-cycle cogeneration Fort Saskatchewan facility is owned by TA Cogen and Prairie Boys Capital Corporation. The contract at the facility has an initial 10-year term, which began on Jan. 1, 2020, with the option for two five-year extensions. The contract allows our customer to continue to benefit from the operational flexibility of the facility.
Keephills 2
The Keephills 2 facility is located approximately 70 kilometres west of Edmonton, Alberta, and is wholly owned by TransAlta. Keephills 2 is a 395 MW gas-fired unit that completed its conversion to natural gas in the spring of 2021 and commercial operation was announced on July 19, 2021. The end of regulatory life for this unit is set for 2037.
Keephills 3
The Keephills 3 facility is located approximately 70 kilometres west of Edmonton, Alberta, and is wholly owned by TransAlta. Keephills 3 is a 463 MW gas-fired unit that completed its conversion to natural gas in the second half of 2021 and commercial operation was announced on Dec. 29, 2021. The end of regulatory life for this unit is set for 2039.
Poplar Creek
The Poplar Creek cogeneration facility is located in Fort McMurray, Alberta. On Aug. 31, 2015, the Company restructured its contractual arrangement for the facility's power generation services. The Poplar Creek cogeneration facility had been built and contracted to provide steam and electricity to Suncor's oil sands operations. Under the terms of the arrangement, Suncor acquired the Company's two steam turbines with an installed capacity of 126 MW and certain transmission interconnection assets. In addition, Suncor assumed full operational control of the cogeneration facility and has the right to use the full 230 MW capacity of the Company's gas generators until Dec. 31, 2030. The ownership of the entire Poplar Creek cogeneration facility will transfer to Suncor on Dec. 31, 2030.
Sheerness 1 and 2
The Sheerness facilities are located approximately 200 kilometres northeast of Calgary, Alberta, and are jointly owned by TA Cogen and Heartland Generation Ltd. ("Heartland"). Heartland is responsible for the operation and maintenance of these units. On April 4, 2020, Sheerness Unit 2 was converted to natural gas and the unit capacity was increased from 390 MW to 400 MW following a generator rewind and final testing. On March 31, 2021, Sheerness Unit 1 was converted to natural gas. The Sheerness facility received its last coal shipment in the first quarter of 2021, with the coal stock being fully depleted in July 2021. On Nov. 9, 2021, Heartland announced that it had completed the transition off coal at Sheerness. The end of regulatory life for these units is set for 2037.
Since Jan. 1, 2021, each owner separately offers their share of generation into the Alberta electricity market. See the "Business of TransAlta — Non-Controlling Interests" section of this AIF for further details.
Sundance 6
The Sundance 6 facility is located approximately 70 kilometres west of Edmonton, Alberta, and is wholly owned by TransAlta. Sundance 6 is a 401 MW gas-fired unit that completed its conversion to gas in the first half of 2021 and announced its commercial operation on Jan. 31, 2021. The end of regulatory life for this unit is set for 2037.
Off-Coal Agreement
On Nov. 24, 2016, we entered into the Off-Coal Agreement with the Government of Alberta pertaining to our cessation of coal-fired emissions from the Keephills 3 and Sheerness coal-fired facilities. Under the Off-Coal Agreement we are entitled to receive annual cash payments of approximately $37.4 million, net to TransAlta, from the Government of Alberta commencing in 2017, and terminating in 2030, subject to satisfaction of certain terms and conditions including our cessation of all coal-fired emissions on or before Dec. 31, 2030. Other conditions include maintaining prescribed spending on investment and investment-related activities in Alberta, maintaining a significant business presence in Alberta (including through the maintenance of prescribed employment levels), maintaining spending on programs and initiatives to support the communities surrounding the facilities and the employees of the Company negatively impacted by the phase-out of coal generation, and the fulfillment of all obligations to affected employees, in each case as prescribed by the Off-Coal Agreement.
TransAlta Corporation • Annual Information Form        32

Eastern Canada and US Gas Facilities
Ada
Ada is a 29 MW contracted cogeneration facility located in Ada, Michigan. The facility has been in operation since 1991, and produces approximately 18,000 tonnes of steam hourly. The electricity and steam output of the facility are fully contracted until 2026 with Consumers Energy and Amway. TransAlta completed the acquisition to own and operate the facility on May 19, 2020. On April 1, 2021, TransAlta Renewables acquired the economic interest in the facility.
Ottawa
The Ottawa facility is owned by TA Cogen. See the "Business of TransAlta — Non-Controlling Interests" section of this AIF for further details. It is a 74 MW combined-cycle cogeneration facility. On Aug. 30, 2013, the Company announced the recontracting of the facility with the IESO for a 20-year term, effective January 2014. The Ottawa facility also provides thermal energy to the member hospitals and treatment centres of the Ottawa Health Sciences Centre and the National Defence Medical Centre. The thermal energy contract with the Ottawa Health Sciences Centre has a term to Dec. 31, 2033, with an automatic renewal of a 5-year term unless terminated by either party.
Sarnia
The Sarnia cogeneration facility is a 499 MW combined-cycle cogeneration facility located in Sarnia, Ontario, that provides power and/or steam to nearby industrial facilities owned by ARLANXEO Canada Inc. (formerly LANXESS AG, successor to Bayer Inc.), Nova Chemicals Corporation (Canada) Ltd. ("NOVA"), INEOS Styrolution Canada Ltd., a styrene production facility formerly owned by NOVA, Suncor Energy Products Partnership and three new industrial customers. The contracts with the new customers are with respect to loads that had previously been supplied to and resold by ARLANXEO Canada Inc. The facility also provides electricity to the IESO under a contract that terminates on April 30, 2031.
Windsor
The Windsor facility is owned by TA Cogen. See the "Business of TransAlta — Non-Controlling Interests" section of this AIF for further details. It is a 72 MW combined-cycle cogeneration facility. Effective Dec. 1, 2016, the Windsor facility began operating under an agreement with the IESO with a 15-year term for up to 72 MW of capacity. The Windsor facility also provides thermal energy to FCA Canada Inc. in Windsor under a contract that expires in 2028, with a series of six successive renewal terms of one year each.
Australian Gas Facilities
Fortescue River Gas Pipeline
In 2014, we established the Fortescue River Gas Pipeline joint venture with AGI Fortescue River Pty Limited, formerly known as DBP Development Group. The joint venture (of which TransAlta is a 43 per cent partner) was successfully awarded the contract to design, build, own and operate the 270-kilometre Fortescue River Gas Pipeline to deliver natural gas to FMG's Solomon facility. The pipeline was completed in the first quarter of 2015 and operates under a take-or-pay gas transport agreement with a subsidiary of FMG for an initial term of 20 years. The 16-inch diameter pipeline has an initial free-flow capacity of 64 terajoules per day. Under the gas tariff agreement, FMG has the option to purchase the Fortescue River Gas Pipeline commencing March 2020. FMG maintains its option and the joint venture continues to deliver natural gas transportation to the Solomon facility. TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the Fortescue River Gas Pipeline.
Parkeston
The Parkeston facility is a 110 MW dual-fuel natural gas and diesel-fired power station, which we own in partnership through a 50/50 joint venture with Northern Star (NPK) Pty Ltd, a subsidiary of Northern Star Resources Limited. The Parkeston facility primarily supplies energy to Kalgoorlie Consolidated Gold Mines pursuant to a supply contract that extends to October 2026, with options for early termination available to either party. We are evaluating potential opportunities to renew or extend the supply contract. Any merchant capacity and energy are sold into Western Australia's wholesale electricity market. TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the Parkeston facility.
TransAlta Corporation • Annual Information Form        33

South Hedland
The South Hedland Power Station is a 150 MW combined-cycle power station located near South Hedland, Western Australia. Construction began in early 2015 and the plant achieved commercial operation on July 28, 2017. The facility is contracted with two customers. Capacity of 110 MW is contracted to Horizon Power to 2042. Horizon Power is the state-owned electricity supplier in the region. The second customer is the port operations of Fortescue Metals Group Ltd. ("FMG") for 35 MW of capacity. TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the South Hedland Power Station.
Southern Cross
Southern Cross consists of four natural gas and diesel-fired generation facilities with a combined capacity of 245 MW. On Oct. 22, 2020, SCE amended the PPA with BHP, which became effective Dec. 1, 2020, and replaced the previous contract that was scheduled to expire on Dec. 31, 2023. The amendment to the PPA extended the term to Dec. 31, 2038, and provides SCE with the exclusive right to supply thermal and electrical energy from the SCE facilities for BHP's mining operations located in the Goldfields region of Western Australia. TransAlta Renewables acquired tracking preferred shares from the Company that provides TransAlta Renewables with an economic interest in the four natural gas and diesel-fired generation facilities.
The PPA supports BHP's future power requirements and emission reduction targets by providing BHP participation rights in integrating renewable electricity generation, including solar, wind and energy storage technologies into BHP's mining operations located in the Goldfields region, subject to the satisfaction of certain conditions. New-build projects are already in progress under this contract and include the Northern Goldfields solar and battery project in Mount Keith and Leinster. See the "General Development of the Business " section of this AIF for further details.
Evaluation of additional renewable energy supply and carbon emissions reduction initiatives under the extended PPA with BHP are underway.
Energy Transition Segment
The Energy Transition segment holds a net ownership interest in 671 MW. The two facilities are located in the United States.
The following table summarizes our energy transition facilities as at Dec. 31, 2022:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date	Revenue Source	Contract Expiry Date
US
Centralia	WA	670	100%	670	100%	670	1971	LTC/Merchant	2025
Skookumchuck(2)	WA	1	100%	1	100%	1	1970	LTC	2025
Total Energy Transition Capacity		671		671		671
(1)    MWs are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of underlying assets.
(2)    This facility is used to provide a reliable water supply to Centralia Thermal.
Centralia
The Centralia coal-fired facility is located in Washington, US, and consists of one 670 MW unit.
On July 25, 2012, we announced that we entered into an 11-year PPA to provide electricity from our Centralia thermal facility to Puget Sound Energy. The contract terminates in 2025 when the facility is scheduled to stop burning coal. Under the agreement, Puget Sound Energy purchases 380 MW of base-load power to December 2024 and 300 MW in 2025. The coal used to fuel the Centralia facility is sourced from the Powder River Basin in Montana and Wyoming. The Centralia facility has coal contracts in place that expire at the end of 2025.
We sell electricity from the Centralia thermal facility into the Western Electricity Coordinating Council and, in particular, on the electricity market in the US Pacific Northwest energy market. Our strategy is to balance contracted and non-contracted sales of electricity to manage production and price risk.
TransAlta Corporation • Annual Information Form        34

On July 30, 2015, we announced that we will invest US$55 million over 10 years to support energy efficiency, economic and community development, and education and retraining initiatives in Washington State. The initiative is part of Centralia's transition from coal-fired operations in Washington, beginning on Dec. 31, 2020. The US$55 million community investment is part of the TransAlta Energy Transition Bill (chapter 180, Laws of 2011) (the "Bill''). The Bill was an agreement between policymakers, environmentalists, labour leaders and TransAlta to transition away from coal in Washington State. As at Dec. 31, 2022, we have funded US$50 million of the US$55 million aggregate commitment.
Skookumchuck Hydro
We own a 1 MW hydroelectric generating facility that is located on the Skookumchuck River near Centralia, Washington, and related assets that are used to provide water supply to our generation facilities in Centralia. On Dec. 7, 2020, we entered into a PPA with Puget Sound Energy for the Skookumchuck hydro facility to provide power until 2025.
Reclamation Activities
Centralia Mine
We own a coal mine adjacent to the Centralia facility, although mining operations were discontinued at the Centralia coal mine on Nov. 27, 2006. The mine is currently in the reclamation phase and we continue to perform reclamation and associated work.
Under the US Federal Mine Safety and Health Act, we must report all citations at our Centralia mine. The mine is currently not in operation and there were no injury incidents reported at the mine during 2022. The total dollar value of all Mine Safety and Health Administration ("MSHA") assessments is not material.

Mine or Operating Name/MSHA Identification Number	Total Number of Section 104 Violations for which Citations Received (#)	Total Number of Orders Issued Under Section 104(b) (#)	Total Number of Citations and Orders for Unwarrantable Failure to Comply with Mandatory Health or Safety Standards Under Section 104(d) (#)	Total Number of Flagrant Violations Under Section 110(b)(2) (#)	Total Number of Imminent Danger Orders Issued Under Section 107(a) (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Initiated or Pending During Period (#)
4500416	15(1)	0	0	0	0	2,369 (2)	0	No	No	0
(1)    Section 104 Violations: TransAlta Centralia Mining (13 violations) and Cascade Trader (contractor) (2 violations).
(2)    Citations in Contest: Coalview Centralia LLC ($2,103) and Cascade Trader ($266).
Highvale Mine
We own the Highvale mine that supplied coal to the previously coal-fired Sundance and Keephills facilities. Furthering the Clean Electricity Growth Plan, the Company discontinued all mining operations at Highvale mine at the end of 2021 and is currently in the reclamation phase as of Jan. 1, 2022.
Coal Retirements
In aggregate, TransAlta has retired 4,464 MW of coal-fired generation capacity since 2018 while converting 1,659 MW to cleaner-burning natural gas. The following seven units have been retired: Centralia Thermal No. 1, Keephills 1, and Sundance 1, 2, 3, 4 and 5. The retirements remain consistent with our strategy to transition to clean electricity. Pursuant to the Bill, Centralia Unit 2 will retire effective Dec. 31, 2025.
Energy Marketing Segment
Our Energy Marketing segment provides a number of strategic functions, including the following:
•Gathering and analyzing market trends to enable more effective strategic planning and decision-making;
•Negotiating and entering into contractual agreements with customers for the sale of output from our generation assets, including electricity, steam or other energy-related commodities;
•Actively engaging in the trading of power, natural gas and environmental products across a variety of markets; and
•Negotiating and managing fuel supply arrangements with third parties for our generation assets, including scheduling, billing and settlement of physical deliveries of natural gas and other fuels.
TransAlta Corporation • Annual Information Form        35

The Energy Marketing segment also derives additional revenue by providing fee-based asset management services to third parties, earning margins on third-party gas and power transactions, and by trading electricity and other energy commodities (i.e., fuels). The origination and trading activities are primarily focused on the existing assets and customers of the Company.
The key risk control activities of the Energy Marketing segment include the measurement and management of market, credit, operational, reputational, compliance and legal risks. The segment uses value at risk, gross margin at risk and tail risk measures to monitor and manage the risks within our asset and trading portfolios. Value at risk and gross margin at risk measure the potential losses that could occur over a given time period due to changes in market risk factors. Back tests are used to provide further sensitivities to the market risks within the portfolio. Compliance, reputational and legal risks are managed within our legal and compliance policies, and monitoring tools are used to flag compliance risks. The Energy Marketing segment actively manages the risks within approved limits and our policies.
Corporate Segment
Our Corporate segment includes the Company's finance, legal, human resources, administrative, business development and investor relations functions.
Non-Controlling Interests
Our subsidiaries and operations in which we have non-controlling interests are as follows:
TransAlta Renewables
As at Dec. 31, 2022, the Company held, directly and indirectly, approximately 60 per cent of the issued and outstanding common shares in TransAlta Renewables. We remain committed to maintaining our position as the majority shareholder of TransAlta Renewables.
The Company provides all management, administrative and operational services required for TransAlta Renewables to operate and administer its assets and to acquire additional assets pursuant to the Management Agreement. In connection with the services provided under the Management Agreement, TransAlta Renewables pays us a fee, which is meant to cover the management, administrative, accounting, planning and other head office costs we incur in connection with providing services to TransAlta Renewables under the Management Agreement (the "G&A Reimbursement Fee"). The G&A Reimbursement Fee is payable in equal quarterly installments. On Feb. 28, 2020, the Management Agreement was amended so that the G&A Reimbursement Fee will be calculated quarterly in an amount equal to five per cent of adjusted EBITDA of the prior quarter, without duplication for any indirect costs associated with the management, administrative, accounting, planning and other head office costs of TransAlta that reduce the dividends or distributions that would otherwise be payable to the Company on any of the tracking preferred shares. This amendment did not result in any material change to the amount of the G&A Reimbursement Fee. On Aug. 19, 2020, the Management Agreement was amended to clarify that adjusted EBITDA is calculated before taking into account the G&A Reimbursement Fee. During 2022, the G&A Reimbursement Fee was approximately $18 million.
The Management Agreement has an initial 10-year term; it provides, however, that the agreement shall be automatically renewed for further successive terms of five years after the expiry of the initial term or any renewal term, unless terminated by either party not less than 180 days before the expiration of the initial term or any renewal term, as the case may be. The Management Agreement may be terminated by: (a) mutual agreement; (b) TransAlta Renewables upon the occurrence of a material default by TransAlta; and (c) TransAlta (i) upon the occurrence of a material default by TransAlta Renewables or (ii) upon a "Change of Control" of TransAlta Renewables, being the acquisition by any person or group of persons acting jointly and in concert (other than us and our affiliates) of more than 50 per cent of the issued and outstanding common shares. In addition, the Management Agreement may be terminated by TransAlta Renewables by a majority vote of its independent directors at any time if TransAlta's direct and indirect ownership in TransAlta Renewables falls below 20 per cent.
TransAlta Corporation • Annual Information Form        36

In August 2013, we entered into long-term PPA with TransAlta Renewables (the "Renewables PPAs") with certain subsidiaries of TransAlta Renewables (each a "Merchant Subsidiary") providing for the purchase by TransAlta, for a fixed price, of all of the power produced by the Merchant Subsidiaries. The initial price payable in 2013 by the Company for output under the Renewables PPAs was $30.00/MWh for wind facilities and $45.00/MWh for hydroelectric facilities, and these amounts are adjusted annually for changes in the Canadian consumer price index. The Canadian consumer price index adjusted prices for 2022 were $34.90 per MWh for wind facilities and $52.36 per MWh for hydroelectric facilities. Under the terms of each Renewables PPA, the Merchant Subsidiary is under no obligation to deliver any specified amount of energy and, in no event, shall any penalties or curtailment payments be payable under the Renewables PPA. The Merchant Subsidiary will assume all operating and generating risk and TransAlta will only be required to purchase power that is actually produced.
TA Cogen
We hold a 50.01 per cent limited partnership interest in TA Cogen, which is an Ontario limited partnership. The remaining 49.99 per cent ownership is held by Canadian Power Holdings Inc., a subsidiary of CK Infrastructure Holdings Limited.
TA Cogen holds a 50 per cent interest in the 800 MW Sheerness dual-fuel generating facility in Alberta and a 60 per cent interest in the 118 MW Fort Saskatchewan natural-gas-fired cogeneration facility in Alberta. TA Cogen also holds an interest in two natural-gas-fired cogeneration facilities located in Ontario: (a) the 74 MW Ottawa plant; and (b) the 72 MW Windsor plant. See the "Gas Segment" section of this AIF for further details.
Competitive Environment
Power generation is an industry in the midst of an exciting transformation and the demand for electricity is expected to grow significantly over the long-term. We also anticipate the generation mix to undergo a major shift in our key markets. In addition to the need to keep pace with ongoing demand growth for electricity, there are several key factors driving the need for significant investment in new generating capacity, which include, without limitation:
•Coal-based generation is being retired. These retirements are being driven by asset age, as well as government policy that places an escalating price on emissions and, in some cases, mandates the retirement of these assets;
•Government policies that impose costs or provide incentives for lower emission technologies are creating opportunities for renewable generation technologies. These opportunities are coinciding with a significant decline in the installed costs of wind and solar generation and battery storage. As a result, these technologies now account for the majority of the new generating capacity added to many of the world's electricity grids; and
•Electrification is seen as one of the most effective levers to reduce GHG emissions in many sectors, such as transportation. We expect that renewable power generation will continue to be one of the fastest-growing sources of power generation in Canada, the US and Australia.
Alberta
Approximately 52 per cent of our gross installed capacity is located in Alberta. As of Dec. 31, 2022, our portfolio of merchant assets in Alberta is a combination of hydro facilities, wind facilities, a battery storage facility and converted natural-gas-fired thermal facilities. This balance of fuel types provides us with portfolio generation diversification. It also provides us with capacity that can be monetized as ancillary services or dispatched into the energy market during times of supply tightness. We also enter into physical and financial contracts to reduce our exposure to variable power and natural gas prices on our merchant generation.
Alberta's annual demand expanded by approximately 2 per cent from 2021 to 2022 as the economy reopened from COVID-19 and stronger market conditions for energy commodities supported power demand in the province. The average pool price in Alberta increased from $102/MWh in 2021 to $162/MWh in 2022. Pool prices were higher in each quarter compared to 2021, generally as a result of higher demand in the province and higher natural gas and carbon prices. In addition, in 2022, the province experienced very strong weather-driven demand in August and September, as well as in December.
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We expect additional compliance costs as a result of the Canadian federal government’s Greenhouse Gas Pollution Pricing Act, which sets a national price on GHG emissions with each province expected to implement a GHG policy equivalent to a carbon price of $170 per tonne by 2030. We believe our portfolio of assets provides us with brownfield development opportunities in wind, solar, hydro and gas that give us an advantage over competitors when constructing generation facilities that use these fuel types.
US Pacific Northwest
Our generating capacity in the US Pacific Northwest includes our remaining Centralia coal unit and our 49 per cent interest in the Skookumchuck wind facility. The remaining Centralia coal unit is committed to be phased out over the next three years, with the remaining plant capacity scheduled to retire at the end of 2025.
System capacity in the region is primarily composed of hydro and gas generation, with some wind additions over the last few years in response to government programs favouring renewable generation. Demand growth in the region has been limited and further constrained by an emphasis on energy efficiency. We expect to see significant change in this market over the next decade as coal generation is retired and renewable portfolio standard requirements continue to strengthen.
Our competitiveness is enhanced by our long-term contract with Puget Sound Energy for up to 380 MW over the remaining life of the Centralia facility (dropping to 300 MW in 2025). The contract and our hedges allow us to satisfy power requirements from the market during low-priced periods. The Centralia site also holds potential value for future redevelopment opportunities given its access to existing infrastructure and transmission interconnection.
Australia
Our business today is solely in Western Australia, and is focused on the large remote mining industry in that state. The primary exports from Western Australia are iron ore, nickel and gold. Iron ore exports from Western Australia are forecast to rise, driven by large-scale producers ramping up production with new mines. The nickel industry is also experiencing an increase in demand to support both steel and battery manufacturers. Remote mining operations are exploring options to add renewable generation to their existing and new sites in an effort to reduce the amount of gas and diesel required in these operations. Our SCE facilities in the Goldfields region have a number of projects in development under our extended contractual arrangement to support BHP in achieving its decarbonization objectives. We expect this trend to continue and to create further opportunities for our business in Western Australia.
Contracted Gas and Renewables
We develop and acquire gas and renewable generation facilities in highly competitive markets. Our track record as an experienced operator and developer supports our competitive position. We try, where possible, to reduce our cost of capital and improve our competitive profile through efficient financing structures. In the US, our substantial tax attributes further increase our competitiveness.
In renewables, we are primarily evaluating greenfield opportunities in Western Canada and the United States along with acquisitions in markets in which we have existing operations. We maintain highly qualified and experienced development teams to identify and develop these opportunities. In cogeneration, we are working with customers to evaluate behind-the-fence solutions.
Some of our older gas facilities are now reaching the end of their original contract life. These facilities generally have a substantial cost advantage over new builds and we have been able to add value by recontracting these facilities without incurring the significant capital expenditures required for a new facility.
Seasonality and Cyclicality
Our business is cyclical due to: (a) the nature of electrical generation and the limited storage capacity; and (b) the nature of wind, solar and run-of-river hydroelectric resources, which fluctuate based on both seasonal patterns and annual weather variation.
Typically, run-of-river hydroelectric facilities and solar facilities generate most of their electricity and revenues during the spring and summer months when the melting snow starts feeding the watersheds and the rivers, and the sun is at its highest peak. Inversely, wind speeds are historically greater during the cold winter months when the air density is at its peak. Our strategy of technological and geographical diversification reduces our exposure to the variations of any one natural resource in any one region. Financial results in any one quarter may not, however, be representative of all quarters. See the "Risk Factors" section of this AIF for further details.
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Regulatory Framework
Below is a description of the regulatory framework in the markets that are material to the Company.
Canadian Federal Government
In November 2016, the Canadian federal government announced that coal-fired generation would be phased out by 2030, following a similar commitment by the Alberta provincial government in November 2015. On Dec. 12, 2018, Environment and Climate Change Canada ("ECCC") published two final regulations in the Canada Gazette, Part II to phase out coal-fired generation by 2030, as well as regulations for gas-fired electricity generation including provisions for the conversion of boiler units from coal-fired generation to natural gas-fired generation. See the "Environmental Risk Management — Ongoing and Recently Passed Environmental Legislation" section of this AIF for further details.
Regulatory changes are not expected to have a material impact in the near-term on generation from our facilities in New Brunswick, British Columbia and Québec as generation from these facilities is fully contracted to creditworthy counterparties.
Alberta
Alberta remains an energy-only market where generators make power supply offers that clear against power demand. The demand and supply dynamics determine market clearing prices.
Ontario
Ontario's electricity market is a hybrid market that includes a wholesale electricity market, as well as regulated prices for certain electricity consumers and long-term contracts for the purchase of power by the IESO from power producers. The Ontario Ministry of Energy supports the IESO in defining the electricity mix to be procured by the IESO. The IESO has the mandate to undertake long-term planning of the electric power system, procure the electricity generation in that plan and manage contracts for privately owned generation. The IESO is responsible for managing the Ontario wholesale market and for ensuring the reliability of the electricity system in Ontario. The electricity sector is regulated by the Ontario Energy Board.
The IESO is currently undertaking a market renewal consultation that includes proposed fundamental changes to the electricity market. These include modifying the energy market, adding resource adequacy procurements, including medium- and long-term requests for proposals ("RFP") and improving market operations and reliability. The implementation of the energy market changes is planned for 2025.
Our Ontario facilities are generally contracted, and therefore we expect market rule changes to have minimal near term impact on the Company.
The IESO conducted a competitive procurement to recontract with existing generation that had contracts that would expire by 2026. Our Sarnia cogeneration facility and Melancthon 1 facility were successful in the RFP process and were awarded new five-year capacity contracts that commence on May 1, 2026, and expire on April 30, 2031. The IESO also plans to provide a bridge (extending existing contracts to the start date of the new five-year contracts) for facilities such as Sarnia and Melancthon 1, which have contracts that expire prior to May 1, 2026.
The IESO has also commenced a process to procure technology and long-term contracts that are targeting up to 4,000 MW of capacity from May 1, 2025 to May 1, 2027. Up to 1,500 MW could be procured from gas-fired generators, with the remaining 2,500 MW from energy storage or other non-GHG-emitting technologies.
US Wholesale Power Market
The Federal Power Act gives the Federal Energy Regulatory Commission ("FERC") rate-making jurisdiction over public utilities engaged in wholesale sales of electricity and the transmission of electricity in interstate commerce. FERC oversees the market structure for all integrated market rules and wholesale sales from generators. The Federal Power Act also provides FERC with the authority to certify and oversee an electric reliability organization that promulgates and enforces mandatory reliability standards applicable to all users, owners and operators of the bulk-power system. FERC has certified the North American Electric Reliability Corporation ("NERC") as the electric reliability organization. NERC has promulgated mandatory reliability standards and, in conjunction with the regional reliability organizations that operate under FERC's and NERC's authority and oversight, enforces those mandatory reliability standards.
Regulatory changes are not expected to have a material impact in the near term on generation from our facilities in Minnesota, Massachusetts, New Hampshire, North Carolina, Oklahoma, Pennsylvania and Wyoming as generation from these facilities is fully contracted to creditworthy counterparties.
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Washington
Centralia and Skookumchuck are operated in Washington State. The Washington Transportation and Utilities Commission ("WTUC") has the power to regulate and supervise every "public utility," which includes investor-owned electric utilities. For regulated electric utilities, the WTUC approves regulated rates, reviews integrated resource plans, approves mergers and acquisitions, and grants certificates of public convenience and necessity for large facilities (i.e., power plants and transmission lines). The Centralia facility, the Skookumchuck hydro facility and the Skookumchuck wind facility are not regulated by the WTUC as they only sell wholesale electricity and do not sell retail electricity in the state. Only FERC and NERC requirements apply to the facility. As a result, the Company does not expect any material impacts on revenue streams from any decisions of the WTUC.
Australia
Australia has two separate major electricity markets, being the National Electricity Market ("NEM") encompassing all the major population centres on the Eastern seaboard, and the Wholesale Electricity Market ("WEM") covering the southwest of Western Australia including its capital city, Perth. A number of smaller, standalone electricity grids serve regional population centres including the North West Interconnected System ("NWIS") in the Pilbara region of Western Australia and the Darwin-Katherine System in the Northern Territory.
The Australian Energy Market Operator ("AEMO") is the market operator for both the WEM and the NEM. The two markets are completely independent of each other having different market rules and no physical interconnection between them. The WEM includes both a market for generation capacity and a gross pool to trade energy with a single reference node for wholesale prices. The NEM is a pure energy-only market with five regional reference nodes for wholesale prices corresponding to each of the participating states of Queensland, New South Wales, Victoria, Tasmania and South Australia.
The AEMO is currently leading a work program involving the wider electricity industry to implement further reforms to the WEM, including commencing a security constrained dispatch in the energy market and introducing additional ancillary services to support the transition to renewable energy sources. The new design for the WEM is currently scheduled to commence Oct. 1, 2023.
Reforms to the NWIS have been gradually implemented including providing third party access to the transmission networks, coordination of outage planning and generation adequacy. Market procurement of some ancillary services are scheduled for 2023 as is implementation of a simple energy balancing mechanism.
Environmental Risk Management
We are subject to federal, provincial, state and local environmental laws, regulations and guidelines concerning the generation and transmission of energy. We are committed to complying with legal requirements and to minimizing the environmental impact of our operations. We work with governments, stakeholders and the public to develop appropriate frameworks to protect the environment, as well as to promote sustainable development.
Ongoing and Recently Passed Environmental Legislation
Changes in current environmental legislation do have an impact on our operations and business. See the "Risk Factors" section of this AIF for further details.
Climate-Related Financial Disclosure
We have prepared an assessment of climate-related risks and opportunities to align with the recommendations of TCFD describing our climate change strategy, governance, risk management approach, GHG metrics and targets. In 2022, we developed a climate transition plan and prepared climate-related financial metrics. See the "Documents Incorporated by Reference" section of this AIF for further details.
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Canadian Federal Government
Federal Carbon Pricing and Regulations on GHG Emissions
On June 21, 2018, the Canadian Federal Greenhouse Gas Pollution Pricing Act ("GGPPA") came into force. Under the GGPPA, the Canadian federal government implemented a national price on GHG emissions. In April 2021, the Government of Canada announced a revised GHG emissions target of 40 to 45 per cent below 2005 levels by 2030. Amendments to the GGPPA were completed in October 2022 aligning facility emission charges with the government's updated carbon price trajectory of $65 per tonne of CO2 in 2023 with increases of $15 per year to $170 per tonne by 2030.
In March 2022, the Government of Canada’s Department of ECCC released a discussion document regarding the Clean Electricity Regulations ("CER") to achieve a net-zero electricity sector in Canada by 2035. ECCC continues to engage on the proposed regulation with publication of a draft regulation expected in the first half of 2023.
We will continue to actively engage with the federal government to understand the implication of these policies and initiatives to our business in order to manage risks and identify opportunities.
Alberta
Large Emitter Greenhouse Gas Regulations
On Jan. 1, 2020, the Government of Alberta replaced the previous Carbon Competitiveness Incentive Regulation ("CCIR") with the Technology Innovation and Emissions Reduction Regulation ("TIER").
Facilities with emissions above the set benchmark must comply with TIER by: (a) paying into the TIER Fund (a provincial government-controlled fund that invests in emissions reduction in the province) at the current carbon price; (b) making reductions at their facility; (c) remitting emission performance credits from other facilities; or (d) remitting emission offset credits.
On Dec. 15, 2022, amendments to TIER and the Administrative Penalty Regulation were announced following approval from the federal government, which included the following changes:
•TIER fund schedule via a Ministerial Order for the 2023 to 2030 period from $65 per tonne of CO2e in 2023, and increasing by $15 per tonne CO2e annually to $170 per tonne CO2e by 2030;
•Starting in 2023, a two per cent annual tightening rate will apply to the electricity high performance benchmark from 0.3700 tonnes CO2e per MWh in 2022 to 0.3108 CO2e tonnes per MWh by 2030;
•The maximum allowable emission offsets, emissions performance standards or sequestration credits that can be used by a given facility in a year was set to 60 per cent in 2023, 70 per cent in 2024, 80 per cent in 2025, and 90 per cent in 2026 and beyond; and
•Emission performance credits and emission offset credits were amended to expire in five years, as opposed to the eight and nine years previously applicable, respectively.
These changes will result in lower emissions crediting for new renewables projects but, all things being equal, should also result in higher demand for emissions credits from TransAlta's renewables facilities. TransAlta's gas-fired facilities will face more stringent performance standards. TIER will remain in effect through 2030, and will be reviewed on or before Dec. 31, 2026.
Ontario
Large Emitter Greenhouse Gas Regulations
As of Jan. 1, 2022, the Emissions Performance Standards ("EPS") system applies in Ontario and the federal Output Based Performance Standards no longer applies to covered emitters.
In Dec. 2022, Ontario announced changes to the EPS that were approved by the federal government. Two electricity-related changes will impact TransAlta's gas-fired facilities in Ontario:
•Changing the electricity performance standard from 0.37 tonnes CO2e per MWh to 0.31 tonnes CO2e per MWh starting in 2023, remaining flat to 2030; and
•Allowing cogeneration units to utilize separate performance standards for electricity and heat to enable a level playing field for all electricity under the EPS.
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The change in cogeneration performance standard treatment will benefit TransAlta's facilities by removing a previous, single cogeneration standard that was more stringent than utilizing separate standards for heat and electricity. The value from this change flows to contracted customers but helps make cogeneration more competitive as an energy solution.
Ontario is continuing its work on the natural gas transition and the development of a voluntary clean energy credit market. TransAlta will continue to engage the government on relevant policy initiatives to mitigate risk and identify areas of potential opportunity.
United States
The U.S. government has set out ambitious objectives for carbon emissions reduction, including achieving a 50 to 52 per cent national emissions reduction below 2005 levels by 2030, a net-zero electricity grid by 2035, and a net-zero national economy by 2050. The US does not have a national carbon pricing regime but does offer significant federal incentives for renewable generation and new technology and infrastructure, including spending under the Inflation Reduction Act.
State and regional climate and market policies have a significant impact on the pace of energy transition in the US with many governments operating under renewable portfolio standards and carbon pricing regimes. Similar to Canada, independent estimates suggest that the US will require substantial growth in zero-emissions generation to meet its national climate targets.
Washington State
Large Emitter Cap and Trade Program
In 2010, the Washington Governor's office and Department of Ecology negotiated agreements with TransAlta to retire Centralia’s two coal-fired electricity generating units, one in 2020 and the other in 2025. This agreement is formally part of the state’s climate change program. We currently believe that there will be no additional GHG regulatory burden on Centralia given these commitments. The related TransAlta Energy Transition Bill was enacted in 2011 and provides a framework to transition from coal to other forms of generation in the State of Washington.
On May 17, 2021, Governor Inslee signed Washington State's Climate Commitment Act ("CCA"). This law will cover entities that emit over 25,000 tonnes of CO2e per year. It creates a “cap-and-invest” program, which sets a statewide cap on greenhouse gas emissions and then auctions or allocates emissions allowances. TransAlta’s Centralia facility will be exempt from the cap-and-invest program until it closes in 2025, as per agreement with the state of Washington. Starting in Jan. 1, 2023, the CCA will come into effect. While the Washington Department of Ecology continues to roll out the final details of the program, quarterly auctions for compliance are already being planned with the first auction notice out on Feb. 28, 2023. The auction will offer year 2023 vintage allowances (Current Allowances) and future year vintage allowances will not be offered. TransAlta continues to engage with relevant government departments to better understand the implementation of the program and how the new law will impact energy trading in the market.
Australia
In October 2021, the Australian government announced a target to reach net-zero emissions by 2050. Following the May 2022 federal election, the newly elected Labor government enacted a more ambitious near-term target through the Climate Act 2022, which commits Australia to a 43 per cent emissions reduction below 2005 levels by 2030. The government also confirmed its intent to boost renewable electricity production to 82 per cent of electricity supply by 2030. The government is currently considering changes to the Safeguard Mechanism but these changes are not expected to have a material impact on TransAlta's assets.
The Australian government’s plan to achieve the necessary reductions is focused on a combination of technology development and cost reduction, enabling deployment at scale through incentives and infrastructure development as well as updating some of its regulatory mechanisms. In particular, an AU$20 billion fund has been set aside to support infrastructure investment, such as transmission network reinforcement and enable the shift to renewables.
Australian state-level policies continue to focus on moving toward greater reliance on renewables, hydrogen and energy storage and away from coal.
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TransAlta does not see any significant risk to our existing Australian assets. Policy and funding supporting continued industrial decarbonization could provide additional growth opportunities in the Australian market.
TransAlta Activities
Reducing the environmental impact of our activities benefits not only our operations and financial results, but also the communities in which we operate. We expect that increased scrutiny will continue to be placed on environmental emissions and compliance. We therefore take a proactive approach to minimizing environment and safety risks to our results. Our Board of Directors provides oversight to our environmental management programs and emission reduction initiatives in order to ensure continued compliance with environmental regulations.
Our environmental management programs include the elements summarized below:
Environmental Management Systems
At TransAlta, we operate our facilities in line with best practices related to environmental management standards. Our environmental management system ("EMS") processes are verified annually to ensure we continuously improve our environmental performance. Our knowledge of EMS has matured since we aligned our processes in accordance with the internationally recognized ISO 14001 standard. Currently, the most material natural or environmental capital impacts to our business are GHG emissions, air emissions (i.e., pollutants) and energy use. Other material impacts that we manage and track performance on using our EMS practices include land use, water use and waste management.
Renewable Power
We continue to invest in and build renewable power resources. On April 5, 2022, we entered into a long-term PPA with Meta for the offtake of 100 per cent of the generation from our 200 MW Horizon Hill wind project located in Oklahoma. We completed the construction of our 206 MW Windrise wind facility and achieved commercial operation on Nov. 10, 2021. The Company also acquired the 122 MW North Carolina Solar facility in November 2021. In December 2021, we entered into two long-term PPAs with Amazon Energy LLC for the offtake of 100 per cent of the generation from our 300 MW White Rock East and White Rock West wind projects located in Oklahoma.
In addition, we have developed policies and procedures to comply with regulation and to lessen any environmental disruption caused by our renewable power resources, which include monitoring noise and the avian impacts at our wind generation facilities.
Environmental Controls and Efficiency
We continue to make operational improvements and investments to our existing generating facilities to reduce the environmental impact of generating electricity.
The most significant strides in reducing the Company's environmental footprint are related to our coal transition. We successfully completed the transition of our coal units in Alberta to natural gas at the end of 2021. The Keephills Unit 3 conversion to natural gas began during the third quarter of 2021 and was completed in December 2021. Earlier in 2021, Keephills Unit 2, Sundance Unit 6 and our non-operated Sheerness Unit 1 completed their conversions to natural gas, resulting in all these units now running solely on natural gas. We also retired our Sundance Unit 5 coal unit and suspended our plan to repower the unit with natural gas. On Dec. 31, 2021, Keephills Unit 1 was retired and, on April 1, 2022, Sundance Unit 4 was retired. Effective Jan. 1, 2022, we discontinued the firing of coal in Canada.
The combination of all of these actions has significantly reduced environmental impacts from air emissions, GHG emissions, water usage and land disturbance, and reduced energy usage at the respective facilities.
Offsets Portfolio
TransAlta maintains a GHG emissions offset portfolio with a variety of instruments that can be used for compliance purposes or otherwise banked or sold. We continue to examine additional emission offset opportunities that also allow us to meet emission targets at a competitive cost. We anticipate that any investments in offsets will meet certification criteria in the market in which they are to be used.
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Environmental Regulations
Recent or future changes to environmental laws or regulations may materially adversely affect us. See the "Risk Factors" section of this AIF for further details and the "Governance and Risk Management" section of our annual Management's Discussion and Analysis for the year ended Dec. 31, 2022. Many of our activities and properties are subject to environmental requirements, as well as changes in our liabilities and obligations under these requirements, which may have a material adverse effect upon our consolidated financial results, operations or performance.
Risk Factors
Readers should consider carefully the risk factors set forth below as well as the other information contained and incorporated by reference in this AIF. For a further discussion of risk factors affecting TransAlta, see the "Governance and Risk Management" section of our annual Management's Discussion and Analysis for the year ended Dec. 31, 2022, which is incorporated by reference herein.
A reference herein to a material adverse effect on the Company means such an effect on the Company or its business, financial condition, results of operations or cash flows, as the context requires.
Equipment failure and the operation and maintenance of our facilities involve risks that may materially and adversely affect our business.
There is a risk of equipment failure to our operations due to wear and tear, latent defect, design error or operator error, among other things, which could have a material adverse effect on our business. Although our generation facilities have generally operated in accordance with expectations, there can be no assurance that they will continue to do so. Our facilities are exposed to operational risks such as failures due to cyclic, thermal and corrosion damage in boilers, generators and turbines, and other issues that can lead to outages and increased production risk. An extended outage could have a material adverse effect on our business, financial condition or cash flow from operations.
The operation, maintenance, refurbishment, construction and expansion of power generation facilities involve risks, including breakdown or failure of equipment or processes, fuel interruption and performance below expected levels of output or efficiency. Some of our generation facilities were constructed many years ago and may require significant capital expenditures to maintain peak efficiency or operations. There can be no assurance that our maintenance program will be able to detect potential failures in our facilities before they occur or eliminate all adverse consequences in the event of failure. In addition, weather-related interference, work stoppages and any other unforeseen problems may disrupt the operation and maintenance of our facilities and may materially adversely affect our business.
We have entered into ongoing maintenance and service agreements with the manufacturers of certain critical equipment. If a manufacturer is unable or unwilling to provide satisfactory maintenance or warranty support on reasonable terms, we may have to enter into alternative arrangements with other providers or perform the services ourselves. These arrangements could be more expensive to us than our current arrangements and if we are unable to enter into satisfactory alternative arrangements, our inability to access technical expertise or parts could have a material adverse effect on us. It is possible that potential cross-border travel and transportation restrictions could impact the timely availability of services, parts and equipment.
While we maintain an inventory of, or otherwise make arrangements to obtain, spare parts to replace critical equipment and maintain insurance for property damage and business interruption to protect against certain operating risks, these protections may not be adequate to cover lost revenues or increased expenses and penalties that could result if we were unable to operate our generation facilities at a level necessary to comply with our contracts. In addition, circumstances could arise in the future whereby the Company may be obligated to produce power or steam at a cost that exceeds the revenues being derived therefrom.
There can be no assurance that any applicable insurance coverage would be adequate to protect our business from material adverse effects. In addition, there can be no assurance that we will be able to restore equipment or assets that have reached the end of their useful life.
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Unexpected changes in the cost of maintenance or in the cost and durability of components for the Company's facilities may adversely affect our results of operations.
Inflation or other increases in the Company's cost structure that are beyond the control of the Company could materially adversely impact our financial performance. Examples of such costs include, but are not limited to, unexpected increases in the cost of procuring materials and services required for maintenance activities, and unexpected replacement or repair costs associated with equipment underperformance or lower-than-anticipated durability.
Changes in the price of electricity may materially adversely affect our business.
A significant portion of our revenues are tied, either directly or indirectly, to the market price for electricity in the markets in which we operate, and in particular in the Alberta electricity market. Market electricity prices are impacted by a number of factors, including the strength of the economy, the available transmission capacity, the price of fuel that is used to generate electricity (and, accordingly, certain of the factors that affect the price of fuel described below), the management of generation, the amount of excess generating capacity relative to load in a particular market, the cost of controlling emissions and cost of carbon, the structure of the particular market, availability of transmission (including from other jurisdictions), increased adoption of energy-efficiency and conservation initiatives, and weather conditions that impact electrical load. As a result, we cannot precisely predict future electricity prices and electricity price volatility (particularly lower Alberta electricity prices) that could have a material and adverse effect on us. It is currently anticipated that a significant amount of new generation will come online in the near-term in Alberta, including a 900 MW combined-cycle facility that has a target commercial operation date for the first half of 2024, which could result in lower Alberta electricity prices and also push some of the Company's production out of merit. Further, the Alberta market is the only fully deregulated electricity market in Canada and this market structure may incent corporate off-takers to invest in new renewable generation in the province solely for ESG reasons (i.e., to align with decarbonization goals) that may not align with supply and demand fundamentals. This could potentially result in an oversupply of intermittent electricity in the Alberta electricity market and could put downward pressure on electricity prices and contribute to significant price volatility in the near term.
The impact of public health crises, such as COVID-19, could still have an adverse impact on the Company's construction projects and the operation and maintenance of our assets.
The impacts of public health crises, including COVID-19, on the Company will largely depend on the overall severity and duration of any such events. These events cannot currently be predicted, and present risks including, but not limited to: more restrictive directives of government and public health authorities; reduced labour availability impacting our ability to continue to staff the Company’s operations and facilities; impacts on the Company’s ability to realize its growth goals; decreases in short-term and/or long-term electricity demand and lower power pricing; increased costs resulting from the Company’s efforts to mitigate the impact of such health crisis; deterioration of worldwide credit and financial markets that could limit the Company’s ability to obtain external financing to fund its operations and growth expenditures; a higher rate of losses on accounts receivables due to credit defaults; disruptions to the Company’s supply chain; cost escalation of materials, components, equipment and skilled labour; impairments and/or writedowns of assets; and adverse impacts on the Company’s information technology systems and the Company’s internal control systems as a result of the need to increase remote work arrangements, including increased cybersecurity threats.
TransAlta Corporation • Annual Information Form        45

Our facilities, construction projects and operations are exposed to the effects of natural disasters, public health crises and other catastrophic events beyond our control and such events could result in a material adverse effect.
Our facilities, construction projects and operations are exposed to potential interruption and damage, partial or full loss, resulting from environmental disasters (e.g., floods, high winds, fires, ice storms, earthquakes and public health crises, such as pandemics and epidemics), other seismic activity and equipment failures. Climate change can also increase the frequency and severity of these extreme weather events. There can be no assurance that in the event of an earthquake, flood, cyclone, hurricane, tornado, tsunami, terrorist attack, act of war or other natural, man-made or technical catastrophe, all or some parts of our generation facilities and infrastructure systems will not be disrupted. The occurrence of a significant event that disrupts the ability of our power generation assets to produce power for an extended period, including events that preclude existing customers under PPAs from purchasing electricity, could have a material negative impact on our business. Our facilities, construction projects and operations could be exposed to the effects of severe weather conditions, natural and man-made disasters and other potentially catastrophic events. The occurrence of such an event may not release us from performing our obligations pursuant to PPAs or other agreements with third parties. In addition, many of our generation facilities are located in remote areas, which can make repair of damage costly or difficult to access. Catastrophic events, including public health crises, could result in volatility and disruption to global supply chains, disruption to global financial markets, trade and market sentiment, risks to employee health and safety, a slowdown or temporary suspension of operations in impacted locations, postponements in the initiation and/or completion of the Company's development or construction projects, and delays in the completion of services, any of which may result in the Company incurring penalties under contracts, additional costs or the cancellation of contracts.
Risks relating to TransAlta's development and growth projects and acquisitions may materially and adversely affect us.
Development and growth projects and acquisitions that we undertake may be subject to execution and capital cost risks, including, but not limited to, risks relating to: regulatory approvals; third-party opposition; cost escalations; securing land rights; construction delays; shortages of raw materials; supply chain constraints; or skilled labour and capital constraints. The occurrences of these risks could have a material and adverse impact on us, our financial condition, our ability to operate and our cash flows.
Expansion of our business through development projects and acquisitions may place increased demands on our management, operating systems, internal controls and financial and physical resources. In addition, the process of integrating acquired businesses or development projects may involve unforeseen difficulties. Failure to successfully manage or integrate any acquired businesses or development projects could have a material adverse impact on us, our financial condition, our ability to operate and our cash flows. Further, we cannot make assurances that we will be successful in integrating any acquisition or that the commercial opportunities or operational synergies of any acquisition will be realized as expected.
We may pursue acquisitions in new markets that are subject to regulation by various foreign governments and regulatory authorities and to the application of foreign laws. Such foreign laws or regulations may not provide for the same type of legal certainty and rights, in connection with our contractual relationships in such countries, as are afforded to us currently, which may adversely affect our ability to receive revenues or enforce our rights in connection with any such foreign operations. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may acquire, thus limiting our ability to control the operation of such projects. Any existing or new operations may also be subject to significant political, economic and financial risks, which vary by country, and may include: (a) changes in government policies or personnel; (b) changes in general economic conditions; (c) restrictions on currency transfer or convertibility; (d) changes in labour relations; (e) political instability and civil unrest; (f) regulatory or other changes in the local electricity market; and (g) breach or repudiation of important contractual undertakings by governmental entities and expropriation and confiscation of assets and facilities for less than fair market value.
TransAlta Corporation • Annual Information Form        46

With respect to acquisitions, we cannot make assurances that we will identify suitable transactions or that we will have access to sufficient resources, through our credit facilities, the capital markets or otherwise, to pursue and complete any identified acquisition opportunities on a timely basis and at a reasonable cost. Any acquisition that we propose or complete would be subject to normal commercial risks that the transaction may not be completed on the terms negotiated, on time, or at all. An unavoidable level of risk remains regarding potential undisclosed or unknown liabilities relating to any acquisition. The existence of such undisclosed liabilities may have a material adverse impact on our business, financial condition, results of operations and cash flows.
We could suffer lost revenues or increased expenses and penalties if we are unable to operate our generation facilities at a level necessary to comply with our PPAs.
The ability of our facilities to generate the maximum amount of power or steam that can be sold under PPAs is an important determinant of our revenues. Under certain PPAs, if the facility is not capable of generating electricity or steam for the required availability in a given contract year, penalty payments may be payable to the relevant purchaser by us and could give rise to termination rights. The payment of any such penalties or the termination of such PPAs could adversely affect our revenues and profitability.
We are dependent on access to parts and equipment from certain key suppliers and we may be adversely affected if these relationships are not maintained.
Our ability to compete and expand will be dependent on having access, at a reasonable cost, to equipment, parts and components that are technologically and economically competitive with those used by our competitors. Although we have individual framework agreements with various suppliers, there can be no assurance that these relationships with suppliers will be maintained or not adversely affected. If they are not maintained, or are adversely affected, our ability to compete may be impaired due to lack of access or significant delays to the supply of equipment, parts or components.
We depend on certain joint venture, strategic and other partners that may have interests or objectives that conflict with our objectives and such differences could have a negative impact on us.
We have entered into various arrangements with communities or joint venture, strategic or other partners in connection with the operation of our facilities and assets. Certain of these partners may have or develop interests or objectives that are different from, or in conflict with, our objectives. Any such differences could have a negative impact on the Company's ability to realize the anticipated benefits of, or the anticipated increase in the value of facilities or assets subject to, these arrangements. We are sometimes required through the permitting and approval processes to notify and consult with various stakeholder groups, including landowners, Indigenous groups and municipalities. Any unforeseen delays in this process may negatively impact our ability to complete any given facility on time or at all and could result in write offs or give rise to reputational harm.
Dam and dyke failures may result in lost generating capacity, increased maintenance and repair costs and other liabilities.
A natural or man-made disaster, and certain other events, including natural or induced seismic activity, could potentially cause dam failures at our hydroelectric facilities. The occurrence of dam or dyke failures at any of our hydroelectric facilities could result in a loss of generating capacity, damage to the environment or damages and harm to third parties or the public, and such failures could require us to incur significant expenditures of capital and other resources or expose us to significant liabilities for damages. There can be no assurance that our dam safety program will be able to detect potential dam failures prior to their occurrence or eliminate all adverse consequences in the event of failure. Other safety regulations could change from time to time, potentially impacting our costs and operations. Reinforcing all dams or dykes to enable them to withstand more severe events could require us to incur significant expenditures of capital and other resources. The consequences of dam or dyke failures could have a material adverse effect on us. This includes any increased risk of dam failure due to induced seismic activity triggered by fracking near our hydroelectric facilities, which could increase the risk of dam failure or require the Company to incur potentially significant capital investments to mitigate such risk and that would not otherwise be required. See also "Legal Proceedings and Regulatory Actions — Brazeau Facility — Claim against the Government of Alberta".
TransAlta Corporation • Annual Information Form        47

The power generation industry has certain inherent risks related to worker health and safety, and the environment, that could cause us to suffer unanticipated expenditures or to incur fines, penalties or other consequences material to our business and operations.
The ownership and operation of our power generation assets carry an inherent risk of liability and reputational harm related to worker health and safety, and the environment, including the risk of government-imposed orders to remedy unsafe conditions and/or to remediate or otherwise address environmental contamination, potential penalties for contravention of health, safety and environmental laws, licences, permits and other approvals, and potential civil liability. Compliance with (and any future changes to) health, safety and environmental laws and the requirements of licences, permits and other approvals are expected to remain material to our business. The occurrence of any of these events or any changes, additions to, or more rigorous enforcement of health, safety and environmental laws, licences, permits or other approvals could have a significant impact on our operations and/or result in additional material expenditures. As a consequence, no assurances can be given that additional environmental and workers' health and safety issues relating to presently known or unknown matters will not require unanticipated expenditures, or result in fines, penalties or other consequences (including changes to operations) material to our business and operations.
Climate change and other variations in weather can affect demand for electricity and our ability to generate electricity.
Due to the nature of our business, our earnings are sensitive to weather variations from period to period, as well as long-term changes due to climate change. Variations in winter weather affect the demand for electrical heating requirements. Variations in summer weather affect the demand for electrical cooling requirements. These variations in demand can translate into electricity market price volatility. Variations in precipitation also affect water supplies, which in turn affect our hydroelectric assets. Also, variations in sunlight conditions can have an effect on energy production levels from our solar facilities.
In Western Australia and other operating locations, temperatures could periodically exceed certain operating and safety thresholds, which could make it difficult for the Company to continue to generate electricity during such periods, and such circumstances could pose threats to the Company's equipment and personnel.
The accumulation of ice on wind turbine blades depends on a number of factors including temperature, and ambient humidity, and can have a significant impact on energy yields and could result in the wind turbine experiencing more downtime. Extreme cold temperatures can also impact the ability of wind turbines to operate effectively, and this could result in more downtime and reduced production.
Variations in weather may be impacted by climate change resulting in sustained higher temperatures, rising sea levels and altered precipitation patterns that could have an impact on our generating assets. Furthermore, climate change could result in increased variability or sustained long-term changes to our water and wind resources impacting hydroelectric and wind electricity generation.
There can be no assurance that we will achieve or be able to adhere to our ESG targets and any failure to do so may present adverse consequences to our business.
The Company annually establishes ESG targets to, among things, manage current and emerging material sustainability issues, which includes targets relating to decarbonization. The Board of Directors has the discretion to determine the ESG targets being adopted by the Company and may modify or cancel any previously established ESG target at any time. The Board of Director's determination to establish, alter or cancel any ESG target will depend on, among other things: the United Nations Sustainable Development Goals; results of operations; technological considerations; financial condition; market opportunities; legal, regulatory and contractual considerations; and other relevant factors. Further, there is no certainty that the Company will be successful in achieving any particular ESG target within the stated timeframe, or at all. If we are not able to achieve, or adhere to, our ESG targets, we may not satisfy our stakeholders' current and future expectations, which could negatively impact our reputation and could result in certain investors being unable to hold our common shares.
TransAlta Corporation • Annual Information Form        48

Many of our activities and properties are subject to environmental regulations, and any liabilities arising under these requirements may materially adversely affect our business.
Our operations are subject to federal, provincial, state and local environmental laws, regulations and guidelines relating to the generation and transmission of electrical and thermal energy and surface mine reclamation (collectively, "environmental regulations"). These environmental regulations pertain to pollution and protection of the environment, health and safety, and govern, among other things, air emissions, water usage and discharges, storage, treatment and disposal of waste and other materials, and remediation of sites and responsible land use. These laws can impose liability and obligations for costs to investigate and remediate contamination without regard to fault, and under certain circumstances liability may be joint and several, resulting in one responsible party being held responsible for the entire obligation. Environmental regulation can also impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transport, treatment and disposal of hazardous substances and waste, and can impose cleanup, disclosure or other responsibilities with respect to spills, releases and emissions of various substances to the environment. Environmental regulation can also require that facilities and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. In addition, there is an increasing level of environmental regulation regarding the use, treatment and discharge of water and we anticipate the adoption of new or additional emission regulations at a national level in Canada, the US and Australia, which may impose different compliance requirements or standards on our business. These various compliance standards may result in additional costs for our business and may impact our ability to operate our facilities.
Stricter standards, new or greater regulation, increased enforcement by regulatory authorities, more extensive permitting requirements, an increase in the number and types of assets operated by the Company subject to environmental regulation and the implementation of provincial, state and national environmental regulations may impose varying obligations on us in the jurisdictions in which we operate, and could increase our expenditures. To the extent these expenditures cannot be passed through to our customers under our PPAs or otherwise, our costs could be material. In addition, compliance with environmental regulation might result in restrictions on some of our operations. If we do not comply with environmental regulation, regulatory agencies could seek to impose statutory, administrative and/or criminal liabilities on us, curtail our operations, or require significant expenditures on compliance, new equipment or technology, reporting obligations and research and development. A number of recent federal, provincial, state and local regulatory efforts continue to focus on potential climate change or GHG emissions regulation; mandatory GHG reporting requirements are in effect in Canada, the US and Australia.
In addition to environmental regulations, we could also face civil liability in the event that private parties seek to impose liability on us for property damage, personal injury or other costs and losses. We cannot guarantee that lawsuits or administrative or investigative actions will not be commenced against us and otherwise affect our operations and assets. If an action is filed against us or may otherwise affect our operations and assets, we could be required to make substantial expenditures to defend against, or evidence our activities or to bring our Company, our operations and assets into compliance, which could have a material adverse effect on our business.
The estimated reclamation costs applicable to the Company's operations may be inaccurate and could require greater financial resources than currently anticipated. As a mine owner, we maintain permits from the applicable regulatory body providing for the authorization of certain mining operations that result in a disturbance of the surface. These requirements seek to limit the adverse impacts of coal mining and more restrictive requirements may be adopted from time to time. As a mine owner, we may also be required to submit a bond or otherwise secure payment of certain long-term obligations including mine closure or reclamation costs. Surety bond costs have increased in recent years and the market terms of such bonds have generally become more unfavourable. In addition, the number of companies willing to issue surety bonds has decreased. We could be required to self-fund these obligations should we be unable to renew or secure the required surety bonds for our mining operations or if it becomes more economical to do so.
TransAlta Corporation • Annual Information Form        49

The laws and regulations in the various markets in which we operate are subject to change, which may materially adversely affect us.
Most of the markets in which we operate and intend to operate are subject to significant regulatory oversight and control. We are not able to predict whether there will be any further changes in the regulatory environment, including potential carbon and other environmental regulations, changes in market structure or market design, or changes in other laws and regulations. Existing market rules, regulations and reliability standards are often dynamic and may be revised or re-interpreted, and new laws and regulations may be adopted or become applicable to us or our facilities, which could have a material adverse effect on us. Many of our projects also must comply with reliability standards, including those established by the North American Electric Reliability Corporation and Alberta Reliability Standards. Failure to comply with these mandatory reliability standards could result in sanctions, including substantial monetary penalties.
We manage these risks systematically through a regulatory and compliance program designed to reduce any potential negative impact on us. However, we cannot guarantee that we will be able to adapt our business in a timely manner in response to any changes in the regulatory regimes in which we operate, and such failure to adapt could have a material adverse effect on our business.
Regulatory authorities may also from time to time audit or investigate our activities in the markets in which we operate or pursue trading. Such audits or investigations may result in sanctions or penalties that may materially affect our future activities, reputation or financial status.
Our facilities are also subject to various licensing and permitting requirements in the jurisdictions in which we operate. Many of these licences and permits need to be renewed from time to time. If we are unsuccessful in obtaining or renewing such licences or permits, or the terms of such licences or permits are changed in a manner that is adverse to our business, we could be materially adversely affected.
Any changes in the rules and regulations of provincial or state public utility commissions or other regulatory bodies in the other markets in which we compete, or may compete in the future, may materially adversely affect us.
The reduction, elimination or expiration of government subsidies and economic incentives could adversely affect our prospects for growth.
We seek to take full advantage of government policies that promote renewable power generation and enhance the economic feasibility of renewable power projects. Renewable power generation sources currently benefit from various incentives in the form of feed-in tariffs, rebates, tax credits, renewable portfolio standards (one example includes the U.S. government policy mechanism used to support the adoption of renewable power by setting a targeted percentage of a jurisdiction's total electricity procurement from renewable power) and other incentives throughout the markets in which we participate or intend to participate. The removal or phasing out of any such incentives could adversely affect our revenues as well as our prospects for growth as these incentives enhance the economic feasibility of developing and building renewable power projects.
We may be adversely affected if our supply of water is materially reduced.
Hydroelectric, natural gas and coal-fired facilities require continuous water flow for their operation. Shifts in weather or climate patterns, seasonable precipitation, the timing and rate of melting, run-off and other factors beyond our control may reduce the water flow to our facilities. Any material reduction in the water flow to our facilities would limit our ability to produce and market electricity from these facilities and could have a material adverse effect on us. There is an increasing level of regulation respecting the use, treatment and discharge of water, and respecting the licensing of water rights in jurisdictions where we operate. Any such change in regulations could have a material adverse effect on us.
TransAlta Corporation • Annual Information Form        50

Variation in wind levels may negatively impact the amount of electricity generated at our wind facilities.
Given that wind is variable, the level of electricity produced from our wind facilities is also variable. In addition, the strength and consistency of the wind resource at our wind facilities may vary from what we anticipate due to a number of factors, including the extent to which our site-specific historic wind data and wind forecasts accurately reflect actual long-term wind speeds, strength and consistency, the potential impact of climatic factors, the accuracy of our assumptions relating to, among other things, weather, icing, degradation, site access, wake and wind shear line losses and wind shear, and the potential impact of topographical variations and the potential for electricity losses to occur before delivery.
A reduced amount of wind at the location of one or more of our wind facilities over an extended period may reduce the production from such facilities, as well as any environmental attributes that accrue to us related to that production and reduce our revenues and profitability.
Availability or disruption of fuel supply to our thermal plants could have an adverse impact on the operation of our facilities and our financial condition.
Our gas facilities rely on having adequate supplies of natural gas and our Centralia facility requires adequate supplies of coal to run the facility reliably and at full capacity. As a result, we face the risk of not having adequate fuel supplies available due to insufficient natural gas transportation service, disruptions in fuel supplies due to weather, strikes, lockouts, or breakdowns of equipment, the timing of receiving regulatory approvals or we could be materially adversely affected if the cost of fuel that we must buy to generate electricity increases to a greater degree than the price that we can obtain for the electricity that we sell. Several factors affect the price of fuel, many of which are beyond our control, including:
•Prevailing market prices for fuel;
•Global demand for energy products;
•The cost of carbon and other environmental concerns;
•Weather-related disruptions affecting the ability to deliver fuels or near-term demand for fuels;
•Increases in the supply of energy products in the wholesale power markets;
•Political instability, including the war in Ukraine;
•The extent of fuel transportation capacity or cost of fuel transportation service into our markets; and
•The cost of mining or extraction that, in turn, depends on various factors such as labour market pressures, equipment replacement costs and permitting.
Changes in any of these factors may increase our cost of producing power or decrease the amount of revenue received from the sale of power, which could have a material adverse effect on us. In the event the Company secures more natural gas than required to operate its facilities, the Company may have difficulty reselling such natural gas and it could be exposed to the market price for natural gas in respect of any such resales. There is no certainty that the Company will be successful in reselling or recovering its costs in respect of such resales of natural gas.
As well, the coal used to fuel the Centralia facility is sourced from the Powder River Basin in Montana and Wyoming through contracts to purchase and transport such coal to our Centralia facility. The loss of our suppliers or inability to receive coal at Centralia under our existing coal contracts at sufficient quantities, or at all, could also significantly affect our ability to serve our customers and have an adverse impact on our financial condition and results of operations. We could face the risk of inadequate supply service due to our reliance on the Pioneer Pipeline as a significant provider of natural gas for our Sundance and Keephills units.
TransAlta Corporation • Annual Information Form        51

Our facilities rely on national and regional transmission systems and related facilities that are owned and operated by third parties and have both regulatory and physical constraints that could impede access to electricity markets.
Our power generation facilities depend on electric transmission systems and related facilities owned and operated primarily by third parties to deliver the electricity that we generate to delivery points where ownership changes and we are paid. These grids operate with both regulatory and physical constraints that in certain circumstances may impede access to electricity markets. There may be instances in system emergencies in which our power generation facilities are physically disconnected from the power grid, or our production curtailed for periods of time. Most of our electricity sales contracts do not provide for payments to be made if electricity is not delivered.
Our power generation facilities may also be subject to changes in regulations governing the cost and characteristics of use of the transmission and distribution systems to which our power generation facilities are connected. Our power generation facilities in the future may not be able to secure access to this interconnection or transmission capacity at reasonable prices, in a timely fashion or at all, which could then cause delays and additional costs in attempting to negotiate or renegotiate PPAs or to construct new projects. In addition, we may not benefit from preferential arrangements in the future. Any such increased costs and delays could delay the commercial operation dates of any new projects and negatively impact our revenues and financial condition.
Cyberattacks may cause disruptions to our operations and could have a material adverse effect on our business.
We rely on our information technology to process, transmit and store electronic information and data used for the safe operation of our assets. Over the past few years, geopolitical tensions and the pandemic have significantly impacted the cybersecurity ecosystem, increasing the frequency and diversity of cyberattacks, including threats of war driven cyberattacks (i.e., terrorism) against critical infrastructure and threat actors taking advantage of the pandemic (e.g., charity scams) and hybrid working environments. In the continuously evolving cybersecurity threat landscape, any attacks or breaches of network or information systems may cause disruptions to our business operations or compromise the proprietary, confidential or personal information of the Company, its customers, partners or others with whom the Company has dealings. Cyberattackers may use a range of techniques, from exploiting vulnerabilities within our user-base (social engineering attacks), to using sophisticated malicious code on a single or distributed basis to try to breach our network security controls. Cyber threats originate from various sources and vectors, from nation states, organized hacking groups, or malware/ransomware. The cyber threat landscape continues to evolve, as we see cyber threats shift their focus from traditional attacks against perimeter IT systems, to more effective attacks, such as phishing and ransomware. A successful cyberattack may allow for the unauthorized interception, destruction, use or dissemination of proprietary, confidential or personal information and may cause disruptions to our operations.
We are subject to regulatory, legislative, and business requirements (e.g. NERC-CIP, SOX, Privacy) and also adopt industry endorsed standards and frameworks (e.g., National Institute of Standards and Technology “NIST”, CIP/Reliability Standards) as it pertains to our cybersecurity program and the implementation of our cybersecurity controls and processes.
While we have cyber insurance, as well as systems, policies, procedures, practices, hardware, software applications and data backups designed to prevent or limit the effect of security breaches of our network and infrastructure, there can be no assurance that these measures will be sufficient and that such security breaches will not occur or, if they do occur, that they will be adequately addressed in a timely manner.
TransAlta Corporation • Annual Information Form        52

Our communications and monitoring technology and operating systems may experience interruptions or breaches in security that could subject us to increased operating costs and other liabilities.
We rely on technology, mainly on computer, telephone, satellite, cellular and related networks and infrastructure, to conduct our business and monitor the production of our generation facilities. These systems and infrastructure could be vulnerable to unforeseen problems including, but not limited to, cyberattacks, breaches, vandalism and theft. Our operations are dependent upon our ability to protect our information and operating technology against damage from fire, power loss, telecommunications failure or a similar catastrophic event. While we have dedicated resources for maintaining appropriate levels of cybersecurity and we use third-party technology to help protect us against security breaches and cyber incidents, our measures may not be effective and our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such security breaches and cyber incidents or other disruptions could jeopardize the security of information stored in and transmitted through our systems and network infrastructure, and could result in significant setbacks and potential liabilities and deter future customers. Additionally, we must be able to protect our generation facility infrastructure against physical damage and any service disruptions.
Any damage or failure that causes an interruption in operations could have an adverse effect on our customers. While we have systems, policies, hardware, practices and procedures designed to prevent or limit the effect of failure or interruptions of our generation facilities and infrastructure, there can be no assurance that these measures will be sufficient and that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed in a timely manner.
We operate in a highly competitive environment and may not be able to compete successfully.
We operate in a number of Canadian provinces, as well as in the United States and Australia. These areas of operation are affected by competition ranging from large utilities to small IPPs, as well as private equity, pension funds international conglomerates, traditional energy companies and technology firms. In addition, potential customers may look to deploy their own capital to self-supply their own electricity needs. Some competitors have significantly greater financial and other resources than we do. Such competition could have a material adverse effect on our business. Emerging technology affecting the demand, generation, distribution or storage of electricity may also significantly impact our business and ability to compete. Climate change and regulatory incentives are expected to drive innovation and transformation of the power generation sector, including energy production and consumption, and there can be no certainty that the Company will benefit from such innovation or transformation. Furthermore, older facilities may over time be unable to compete with newer more efficient facilities utilizing improvements to existing power technologies and cost-efficient new technologies, including gas turbines with lower heat rates. In Alberta, certain industrial customers rely on behind-the-fence generation, resulting in such customers not being supplied electricity from the grid, which reduces the competitive load in the province and puts downward pressure on pool prices. Further, certain large industrial companies in Alberta operate significant cogeneration facilities, which generate steam required for their operations and often results in large amounts of excess generation being offered to the power pool. These cogeneration facilities offer their energy into the market at low prices to ensure it is dispatched, which results in the facility realizing an achieved price close to the average pool price, which potentially puts downward pressure on the pool price and could result in certain of the Company's facilities not being dispatched.
Changes in general economic and market conditions may have a material adverse effect on us.
Adverse changes in general economic and market conditions and, more specifically, in the markets in which we operate, could negatively impact demand for electricity, revenue, operating costs, timing and extent of capital expenditures, the net recoverable value of plant, property and equipment, results of financing efforts, or credit risk and counterparty risk, which could cause us to suffer a material adverse effect. Furthermore, a period of prolonged inflation may negatively impact our revenue, operating costs, maintenance costs and capital expenditures.
TransAlta Corporation • Annual Information Form        53

We may be unsuccessful in legal actions.
We are occasionally named as a defendant in claims and legal actions and as a party in commercial disputes that are resolved by arbitration or other legal proceedings. We may also bring legal actions against third parties as part of a commercial dispute through an arbitration or other legal proceeding. There can be no assurance that we will be successful in any such claim or defense or that any claim or legal action that is decided adverse to us will not materially and adversely affect us. See the "Legal Proceedings and Regulatory Actions" section of this AIF.
We may have difficulty raising needed capital in the future, which could significantly harm our business.
To the extent that our sources of cash and cash flow from operations are insufficient to fund our activities or we are unable to divest assets to generate capital, we may need to raise additional funds. Additional financing may not be available when needed, and if such financing is available, it may not be available on terms that are favourable to our business.
Recovery of the capital investment in power projects generally occurs over a long period of time. As a result, we must obtain funds from equity or debt financings, including tax equity transactions, or from government grants, to help finance the acquisition and development of projects and to support the general and administrative costs of operating our business. Our ability to arrange financing, either at the corporate level or at the subsidiary level (including non-recourse project debt or tax equity), and the costs of such capital are dependent on numerous factors, including: (a) general economic and capital market conditions; (b) credit availability from banks and other financial institutions; (c) investor confidence and the markets in which we conduct operations; (d) our financial performance and/or the expected financial performance of certain assets; (e) our level of indebtedness and compliance with covenants in our debt agreements; and (f) our cash flow and/or the expected cash flow of certain assets.
An increase in interest rates or a reduction in the availability of project debt or tax equity financing could reduce the number of projects that we are able to finance. If we are unable to raise additional funds when needed, we could be required to delay acquisition and construction of growth projects, reduce the scope of projects, abandon or sell some or all of our projects or generation facilities, or default on our contractual commitments in the future, any of which could adversely affect our business, financial condition and results of operations.
TransAlta's debt securities will be structurally subordinated to any debt of our subsidiaries that is currently outstanding or may be incurred in the future.
We operate our business through, and a majority of our assets are held by, our subsidiaries, including partnerships. Our results of operations and ability to service indebtedness are dependent upon the results of operations of our subsidiaries, including TransAlta Renewables, and the payment of funds by these subsidiaries to TransAlta in the form of loans, dividends or otherwise. Our subsidiaries may be restricted in their ability to pay amounts due, or make any funds available to TransAlta, whether by dividends, interests, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to us by our subsidiaries may be subject to statutory or contractual restrictions or tax withholding amounts.
In the event of the liquidation of any subsidiary, the assets of the subsidiary would be used first to repay the indebtedness of the subsidiary, including trade payables or obligations under any guarantees, before being used to pay TransAlta's indebtedness, including any debt securities issued by TransAlta. Such indebtedness and any other future indebtedness of such subsidiaries would be structurally senior for such subsidiary to any debt securities issued by TransAlta.
Our subsidiaries have financed some investments using non-recourse project financing. Each non-recourse project loan is structured to be repaid out of cash flow provided by the project. In the event of a default under a financing agreement that is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project loan should not cause a default with respect to any debt securities issued by TransAlta, it may materially affect our ability to service our outstanding indebtedness.
TransAlta Corporation • Annual Information Form        54

A downgrade of our credit ratings could materially and adversely affect us.
Rating agencies regularly evaluate us, basing their ratings of our long-term and short-term debt, along with our issuer rating, on a number of factors. There can be no assurance that one or more of our credit ratings and the corresponding outlook will not be changed. Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. Credit ratings may be important to suppliers or counterparties when they seek to engage in certain transactions with us. A credit rating downgrade could potentially impair our ability to enter into arrangements with suppliers or counterparties, to engage in certain transactions, and could limit our access to private and public credit markets and increase the costs of borrowing under our existing credit facilities. See Note 15 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Changes to our reputation may have a material adverse effect on us.
Reputation risk relates to the risk associated with our business because of changes in opinion from the general public, private stakeholders, governments, financiers and other entities. Our reputation is one of our most valued assets. The potential for harming our reputation exists in every business decision and all risks can have an impact on reputation, which in turn can negatively impact our business and securities. Reputational risk cannot be managed in isolation from other forms of risk. Negative impacts from a compromised reputation could include revenue loss, reduction in our customer base and the decreased value of our securities.
We may fail to meet financial expectations.
Our quarterly revenue, earnings, cash flows and results of operations are difficult to predict and fluctuate from quarter to quarter. Our quarterly results of operations are influenced by a number of factors, including the risks described in this AIF, many of which are outside of our control and that may cause such results to fall below market expectations. Although we base our planned operating expenses in part on our expectations of future revenue, a significant portion of our expenses are relatively fixed in the short-term. If revenue for a particular quarter is lower than expected, we likely will be unable to proportionately reduce our operating expenses for that quarter, which will adversely affect our results of operations for that quarter.
Our cash dividend payments are not guaranteed.
The payment of dividends is not guaranteed and could fluctuate. The Board of Directors has the discretion to determine the amount and timing of any dividends to be declared and paid to our shareholders. In addition, the payment of dividends on common shares is, in all cases, subject to prior satisfaction of preferential dividends applicable to each series of our first preferred shares. We may alter our dividend on common shares at any time. The Board of Directors' determination to declare dividends will depend on, among other things: results of operations; financial condition; current and expected future levels of earnings; operating cash flow; liquidity requirements; market opportunities; income taxes; maintenance and growth capital expenditures; debt repayments; legal, regulatory and contractual constraints; working capital requirements; tax payable; and other relevant factors. Our short- and long-term borrowings may prohibit us from paying dividends at any time at which a default or event of default would exist under such debt, or if a default or event of default would exist as a result of paying the dividend.
Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the amount of any dividends we may pay in the future. If we continue to pay dividends at the current level, we may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund our operations in the event of a significant business downturn. The Board of Directors, subject to the requirements of our bylaws and other governance documents, may amend, revoke or suspend our dividend at any time. A decline in the market price or liquidity, or both, of our common shares could result if the Board of Directors reduces or eliminates the payment of dividends.
TransAlta Corporation • Annual Information Form        55

We are dependent on the operations of our facilities for our cash availability. The actual amount of cash available for dividends to holders of our common shares will depend upon numerous factors relating to each of our generation facilities including: operating performance of our generation facilities; profitability; changes in gross margin; fluctuations in working capital; capital expenditure levels; applicable laws; compliance with contracts; and contractual restrictions contained in the instruments governing any indebtedness. Any reduction in the amount of cash available for distribution from our generation facilities will reduce the amount of cash available to pay dividends to holders of our common shares.
The market price for our common shares may be volatile.
The market price for our common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including: (a) actual or anticipated fluctuations in our results of operations; (b) recommendations by securities research analysts; (c) changes in the economic performance or market valuations of other companies that investors deem comparable; (d) the loss or resignation of executive officers and other key personnel; (e) sales or perceived sales of additional common shares; (f) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (g) trends, concerns, technological or competitive developments, regulatory changes and other related issues in the power generation industry or our target markets.
Financial markets have experienced significant price and volume fluctuations in recent years that have particularly affected the market prices of equity securities of companies and such fluctuations have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of our common shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses. Certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions' respective investment guidelines and criteria, and failure to meet such criteria may result in limited or no investment in our common shares by those institutions, which could adversely affect the trading price of our common shares.
Our revenues may be reduced upon expiration or termination of PPAs.
We sell power under PPAs that expire at various times. In addition, these PPAs may be subject to termination in certain circumstances, including default by the facility or plant owner or operator. When a PPA expires or is terminated, it could result in us having less stable cash flows and it is possible that the price received by the relevant facility or plant for power under subsequent selling arrangements may be reduced significantly. It is also possible that to the extent a PPA is negotiated after the initial PPAs have run their course, the new contract may not be available at prices that permit the continued operation of the affected facility or plant on a profitable basis. If this occurs, the affected facility or plant may be forced to permanently cease operations.
Trading risks may have a material adverse effect on our business.
Our trading and marketing business frequently involves establishing trading positions in the wholesale energy markets on both a medium-term and short-term basis, and on both an asset and proprietary basis. To the extent that we have long positions in the energy markets, a downturn in market prices will result in losses from a decline in the value of such long positions. Conversely, to the extent that we enter into forward sales contracts to deliver energy that we do not own, or take short positions in the energy markets, an upturn in market prices will expose us to losses as we attempt to cover any short positions by acquiring energy in a rising market.
In addition, from time to time, we may have a trading strategy consisting of simultaneously holding a long position and a short position, from which we expect to earn a profit based on changes in the relative value of the two positions. If, however, the relative value of the two positions changes in a direction or manner that we did not anticipate, we would realize losses from such a paired position.
If the strategy that we use to hedge our exposures to these various risks is not effective, we could incur significant losses. Our trading positions can be impacted by volatility in the energy markets that, in turn, depend on various factors, including weather in various geographical areas and short-term supply and demand imbalances, which cannot be predicted with any certainty. A shift in the energy markets could adversely affect our positions, which could also have a material adverse effect on our business.
TransAlta Corporation • Annual Information Form        56

We use a number of risk management controls conducted by our Risk Management group in order to limit our exposure to risks arising from our trading activities. These controls include risk capital limits, Value at Risk, Gross Margin at Risk, tail risk scenarios, position limits, concentration limits, credit limits and approved product controls. We cannot guarantee that losses will not occur and such losses may be outside the parameters of our risk controls.
Certain of the contracts to which we are a party require that we provide collateral against our obligations.
We are exposed to risk under certain arrangements, including financial derivative contracts and electricity and natural gas purchase and sale contracts entered into for the purposes of hedging and proprietary trading. The terms and conditions of these contracts may require us to provide collateral when the fair value of these contracts are in excess of any credit limits granted by our counterparties and the contract obliges that we provide the collateral. The change in fair value of these contracts often occurs due to changes in commodity prices. These contracts include: (a) financial derivative contracts when forward commodity prices are more or less than contracted prices, depending on the transactions; (b) purchase agreements, when forward commodity prices are less than contracted prices; and (c) sales agreements, when forward commodity prices exceed contracted prices. Downgrades in our creditworthiness by certain credit rating agencies may decrease the credit limits granted by our counterparties and, accordingly, increase the amount of collateral that we may have to provide. Any increase in the amount of collateral provided by the Company could reduce our liquidity and materially adversely affect us.
If counterparties to our contracts are unable to meet their obligations, we may be materially and adversely affected.
If purchasers of our electricity and steam or other contractual counterparties default on their obligations, we may be materially and adversely affected. While we have procedures and controls in place to manage our counterparty credit risk before entering into contracts, all contracts inherently contain default risk. Moreover, while we seek to monitor trading activities to ensure that the credit limits for counterparties are not exceeded, we cannot guarantee that a party will not default. If counterparties to our contracts are unable to meet their obligations, we could suffer a reduction in revenue that could have a material adverse effect on our business.
Because of our multinational operations, we are subject to currency rate risk and regulatory and political risk.
We have exposure to various currencies as a result of our investments and operations in foreign jurisdictions, the cash flows from those operations, the acquisition of equipment and services from foreign suppliers, and our US and Australian dollar denominated debt. Our exposures are primarily to the US and Australian currencies, and changes in the values of these currencies relative to the Canadian dollar could negatively impact our operating cash flows or the value of our foreign investments. While we attempt to manage this risk by using hedging instruments, including cross-currency interest rate swaps, forward exchange contracts and matching revenues and expenses by currency at the corporate level, there can be no assurance that these risk management efforts will be effective, and fluctuations in these exchange rates may have a material adverse effect on our business.
In addition to currency rate risk, our foreign operations may be subject to regulatory and political risk. Any change to the regulations governing power generation or the political climate in the countries where we have operations could impose additional costs and have a material adverse effect on us.
TransAlta Corporation • Annual Information Form        57

We are not able to insure against all potential risks and may become subject to higher insurance premiums.
Our business is exposed to the risks inherent in the construction and operation of electricity generation facilities, such as breakdowns, manufacturing defects, natural disasters, injury, damage to third parties, theft, terrorist attacks, cyberattacks and sabotage. We are also exposed to environmental risks. We maintain insurance policies, covering usual and customary risks associated with our business, with creditworthy insurance carriers. Our insurance policies, however, may not cover losses, or may be subject to limitations in coverage as a result of force majeure, natural disasters, terrorist or cyberattacks or sabotage, armed hostilities, or other perils. In addition, we generally do not maintain insurance for certain environmental risks, such as environmental contamination. Our insurance policies are subject to annual review by the respective insurers and may not be renewed at all or on similar or favourable terms. A significant uninsured loss or a loss significantly exceeding the limits of our insurance policies or the failure to renew such insurance policies on similar or favourable terms could have a material adverse effect on our business, financial condition and results of operations.
Our insurance coverage may not be available in the future on commercially reasonable terms or adequate insurance limits may not be available in the market. In addition, the insurance proceeds received for loss or damage to any of our generation facilities may not be sufficient to permit us to continue to make payments on our debt.
Provision for income taxes may not be sufficient.
Our operations are complex, and the computation of the provision for income taxes involves tax interpretations, regulations and legislation that are continually changing. In addition, our tax filings are subject to audit by taxation authorities. While we believe that our tax filings have been made in material compliance with all applicable tax interpretations, regulations and legislation, we cannot guarantee that we will not have disagreements with taxation authorities with respect to our tax filings that could have a material adverse effect on our business.
The Company and its subsidiaries are subject to changing tax laws, treaties and regulations in and between countries. Various tax proposals in the countries we operate in could result in changes to the basis on which deferred taxes are calculated or could result in changes to income or non-income tax expense. There has recently been an increased focus on issues related to the taxation of multinational corporations. A change in tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher income or non-income tax expense that could have a material adverse impact on us.
We are subject to uncertainties regarding when we will become cash taxable.
Our anticipated cash tax horizon is subject to risks, uncertainties and other factors that could cause the cash tax horizon to occur sooner than currently projected. In particular, our anticipated cash tax horizon is subject to risks pertaining to changes in our operations, asset base, corporate structure or changes to tax legislation, regulations or interpretations. In the event we become cash taxable sooner than projected, our cash available for distribution and our dividend could decrease, which could in turn have a material adverse impact on the value of our shares.
If we fail to attract and retain key personnel, we could be materially adversely affected.
The loss of any of our key personnel or our inability to attract, train, retain and motivate additional qualified management and other personnel could have a material adverse effect on our business. Competition for these personnel is intense and there can be no assurance that we will be successful in this regard.
If we are unable to successfully negotiate new collective bargaining agreements with our unionized workforce, as required from time to time, we will be adversely affected.
While we believe we have a satisfactory relationship with our unionized employees, we cannot guarantee that we will be able to successfully negotiate or renegotiate our collective bargaining agreements on terms agreeable to TransAlta. In 2022, we successfully renegotiated six collective bargaining agreements. We expect to renegotiate two collective bargaining agreements in 2023. Any hurdles in negotiating these collective bargaining agreements could lead to higher employee costs and a work stoppage or strike, which could have a material adverse effect on us.
TransAlta Corporation • Annual Information Form        58

We are subject to risks associated with our ownership interests in projects that are under construction, which could result in our inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected.
TransAlta has interests in certain projects that have not yet commenced operations or are under construction. There may be delays or unexpected developments in completing any future construction projects, which could cause the construction costs of these projects to exceed our expectations, result in substantial delays or prevent the project from commencing commercial operations. Various factors could contribute to construction-cost overruns, construction halts or delays or the failure to commence commercial operations, including: delays in obtaining, or the inability to obtain, necessary land rights, permits and licences; delays and increased costs related to the interconnection of new projects to the transmission system; the inability to acquire or maintain land use and access rights; the failure to receive contracted third-party services; interruptions to dispatch at the projects; supply chain disruptions, including as a result of changes in international trade laws, regulations, agreements, treaties, taxes, tariffs, duties or policies of Canada, the US or other countries in which the Company's suppliers are located; work stoppages; labor disputes; weather interferences; unforeseen engineering, environmental and geological problems, including, but not limited to, discoveries of contamination, protected plant or animal species or habitat, archaeological or cultural resources or other environment-related factors; unanticipated cost overruns in excess of budgeted contingencies; and failure of contracting parties to perform under contracts.
In addition, if we or one of our subsidiaries has an agreement for a third party to complete construction of any project, TransAlta is subject to the viability and performance of the third party. Our inability to find a replacement contracting party, if the original contracting party has failed to perform, could result in the abandonment of the construction of such project, while we could remain obligated under other agreements associated with the project, including, but not limited to, offtake power purchase agreements.
We may not be able to extend, renew or replace expiring or terminated PPAs, or other customer contracts at favorable rates or on a long-term basis.
Our ability to extend, renew or replace our existing PPAs or other customer contracts depends on a number of factors beyond our control, including, but not limited to: whether the PPA counterparty has a continued need for energy at the time of the agreement’s expiration; the presence or absence of governmental incentives or mandates, prevailing market prices; the availability of other electricity sources; the satisfactory performance of our obligations under such PPAs; the regulatory environment applicable to our contractual counterparties at the time; macroeconomic factors present at the time, such as population, business trends, international trade laws, regulations, agreements, treaties or policies or other countries and related energy demand; and the effects of regulation on the contracting practices of our contractual counterparties.
If we are not able to extend, renew or replace on acceptable terms existing PPAs before contract expiration, or if such agreements are otherwise terminated prior to their expiration, we may not have any ability to sell electricity to the market or to other customers. If we are able to sell electricity on an uncontracted basis, we would sell electricity at prevailing market prices that could be materially lower than under the applicable contract. If there is no satisfactory market for a project’s uncontracted energy, we may decommission the project before the end of its useful life. Any failure to extend, renew or replace a significant portion of our existing PPAs, or other customer contracts, or extending, renewing or replacing them at lower prices or with other unfavorable terms, or the decommissioning of a project could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends to our shareholders.
Employees
The Company is required to develop and retain a skilled workforce for its operations. Many of the employees of the Company possess specialized skills and training and the Company must compete in the marketplace for these workers. As at Dec. 31, 2022, we had 1,222 active employees, which includes full-time, part-time and temporary employees. Approximately 31 per cent of our employees are represented by labour unions. We are currently a party to 11 different collective bargaining agreements.
TransAlta Corporation • Annual Information Form        59

Capital and Loan Structure
Our authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares, issuable in series. As at Feb. 22, 2023, there were 268,249,028 common shares outstanding and 9,629,913 Series A Shares, 2,370,087 Series B Shares, 9,955,701 Series C Shares, 1,044,299 Series D Shares, 9,000,000 Series E Shares, 6,600,000 Series G Shares, and 400,000 Series I Shares outstanding (as defined below). The Company does not have any escrowed securities.
Common Shares
Each common share of the Company entitles the holder thereof to one vote for each common share held at all meetings of shareholders of the Company, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the Board of Directors, subject to prior satisfaction of preferential dividends applicable to any first preferred shares, and to participate rateably in any distribution of our assets upon a liquidation, dissolution or winding up and subject to prior rights and privileges attaching to first preferred shares. The common shares are not convertible and are not entitled to any preemptive rights. The common shares are not entitled to cumulative voting.
Normal Course Issuer Bid
On May 24, 2022, the TSX accepted the Company's notice to implement an NCIB for a portion of its common shares. The Board of Directors has authorized repurchases of up to a maximum of 14,000,000 common shares, representing approximately 7.16 per cent of TransAlta's public float. Purchases under the NCIB are expected to be made through open market transactions on the TSX and any alternative Canadian trading platforms, based on the prevailing market price. Any common shares purchased under the NCIB will be cancelled.
The period during which TransAlta is authorized to make purchases under the NCIB began on May 31, 2022, and ends on May 30, 2023, or such earlier date on which the maximum number of common shares are purchased under the NCIB or the NCIB is terminated at the Company’s election.
Under TSX rules, not more than 156,213 common shares (being 25 per cent of the average daily trading volume on the TSX of 624,853 common shares for the six months ended April 30, 2022) can be purchased on the TSX on any single trading day under the NCIB, with the exception that one block purchase in excess of the daily maximum is permitted per calendar week.
During the year ended Dec. 31, 2022, the Company purchased and cancelled a total of 4,342,300 common shares under the NCIB at an average price of $12.48 per common share, for a total cost of $54 million. See Note 28 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
First Preferred Shares
We are authorized to issue an unlimited number of first preferred shares, issuable in series and, with respect to each series, the Board of Directors is authorized to fix the number of shares comprising the series and determine the designation, rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.
The first preferred shares of all series rank senior to all other shares of the Company with respect to priority in payment of dividends and with respect to distribution of assets in the event of liquidation, dissolution or winding up of the Company, or a reduction of stated capital. Holders of first preferred shares are entitled to receive cumulative quarterly dividends on the subscription price thereof as and when declared by the Board of Directors at the rate established by the Board of Directors at the time of issue of shares of a series. No dividends may be declared or paid on any other shares of the Company unless all cumulative dividends accrued upon all outstanding first preferred shares have been paid or declared and set apart. In the event of the liquidation, dissolution or winding up of the Company, or a reduction of stated capital, no sum shall be paid or assets distributed to holders of other shares of the Company until the holders of first preferred shares shall have been paid the subscription price of the shares, plus a sum equal to the premium payable on a redemption, plus a sum equal to the arrears of dividends accumulated on the first preferred shares to the date of such liquidation, dissolution, winding up or reduction of stated capital, as applicable. After payment of such amount, the holders of first preferred shares shall not be entitled to share further in the distribution of our assets.
TransAlta Corporation • Annual Information Form        60

The Board of Directors may include, in the share conditions attaching to a particular series of first preferred shares, certain voting rights effective upon our failing to make payment of six quarterly dividend payments, whether or not consecutive. These voting rights continue for so long as any dividends remain in arrears. These voting rights are the right to one vote for each $25.00 of subscription price on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of TransAlta if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Subject to the share conditions attaching to any particular series providing to the contrary, we may redeem the first preferred shares of a series, in whole or from time to time in part, at the redemption price applicable to each series and we have the right to acquire any of the first preferred shares of one or more series by purchase for cancellation in the open market or by invitation for tenders at a price not to exceed the redemption price applicable to the series.
Series A Shares
Twelve million Series A Shares were issued on Dec. 10, 2010, for gross proceeds of $300 million. On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis and 871,871 Series B Shares were converted into Series A Shares on a one-for-one basis. Certain provisions of the Series A Shares are discussed below.
Dividends on Series A Shares
The holders of Series A Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series A Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by TransAlta on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 2.03 per cent. This spread will apply to both the Series A Shares and the Series B Shares described below, and will remain unchanged over the life of the Series A Shares. The most recently declared Annual Dividend Rate for Series A Shares is 2.877 per cent.
Redemption of Series A Shares
The Series A Shares were redeemable by TransAlta, at its option, in whole or in part, on March 31, 2016, and will be redeemable on March 31 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series A Shares of the redemption of all of the Series A Shares, the right of a holder of Series A Shares to convert such Series A Shares shall terminate and we shall not be required to give notice to the registered holders of the Series A Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series A Shares.
Conversion of Series A Shares into Series B Shares
The holders of the Series A Shares had the right to convert all or any of their shares into cumulative redeemable floating rate first preferred shares, Series B of TransAlta (the "Series B Shares"), subject to certain conditions, on March 31, 2016, and will again have the right to convert on March 31 in every fifth year thereafter.
TransAlta Corporation • Annual Information Form        61

The Series A Shares and Series B Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series A Shares and Series B Shares are identical in all material respects.
Voting Rights
The holders of the Series A Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series A Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series A Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series A Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series A Shares as a class may be amended with the written approval of all the holders of Series A Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series B Shares
On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis and 871,871 Series B Shares were converted into Series A Shares on a one-for-one basis. Certain provisions of the Series B Shares are discussed below.
Dividends on Series B Shares
The holders of Series B Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, floating rate cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after conversion, the holders of Series B Shares shall be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate (which means, the average yield expressed as an annual rate on the 90-day Government of Canada treasury bill, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date) on the applicable date and 2.03 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 2.03 per cent. This spread will apply to both the Series A Shares described above and the Series B Shares and will remain unchanged over the life of the Series B Shares. The most recently declared Annual Dividend Rate for Series B Shares is 6.163 per cent.
Redemption of Series B Shares
The Series B Shares are redeemable by TransAlta, at its option, in whole or in part, on March 31, 2021, and on March 31 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
TransAlta Corporation • Annual Information Form        62

If we give notice to the holders of the Series B Shares of the redemption of all of the Series B Shares, the right of a holder of Series B Shares to convert such Series B Shares shall terminate and we shall not be required to give notice to the registered holders of the Series B Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series B Shares.
Conversion of Series B Shares into Series A Shares
The holders of the Series B Shares have the right to convert all or any of their shares into cumulative redeemable fixed rate first preferred shares, Series A Shares, subject to certain conditions, on March 31, 2021, and on March 31 in every fifth year thereafter.
The Series A Shares and Series B Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series A Shares and Series B Shares are identical in all material respects.
Voting Rights
The holders of the Series B Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series B Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series B Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series B Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series B Shares as a class may be amended with the written approval of all the holders of Series B Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series C Shares
Eleven million cumulative redeemable rate reset first preferred shares, Series C (the "Series C Shares") were issued on Nov. 30, 2011, for gross proceeds of $275 million. On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis. Certain provisions of the Series C Shares are discussed below.
Dividends on Series C Shares
The holders of Series C Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series C Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by TransAlta on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.10 per cent. This spread will apply to both the Series C Shares and the Series D Shares described below, and will remain unchanged over the life of the Series C Shares. The most recently declared Annual Dividend Rate for Series C Shares is 5.854 per cent.
Redemption of Series C Shares
The Series C Shares were redeemable by TransAlta, at its option, in whole or in part, on June 30, 2017, and will be redeemable on June 30 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
TransAlta Corporation • Annual Information Form        63

If we give notice to the holders of the Series C Shares of the redemption of all of the Series C Shares, the right of a holder of Series C Shares to convert such Series C Shares shall terminate and we shall not be required to give notice to the registered holders of the Series C Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series C Shares.
Conversion of Series C Shares into Series D Shares
The holders of the Series C Shares had the right to convert all or any of their shares into cumulative redeemable floating rate first preferred shares, Series D Shares, subject to certain conditions, on June 30, 2017, and will again have the right to convert on June 30 in every fifth year thereafter.
The Series C Shares and Series D Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series C Shares and Series D Shares are identical in all material respects.
On June 15, 2017, 827,628 Series C Shares were tendered for conversion into Series D Shares, which is less than the one million shares required to give effect to conversions into Series D Shares. As a result, none of the Series C Shares were converted into Series D Shares on June 30, 2017. On June 30, 2022, 1,044,299 of the Series C Shares were converted to Series D Shares on a one-for-one basis.
Voting Rights
The holders of the Series C Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series C Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series C Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series C Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series C Shares as a class may be amended with the written approval of all the holders of Series C Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series D Shares
On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis. Certain provisions of the Series D Shares are discussed below.
Dividends on Series D Shares
The holders of Series D Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, floating rate cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
TransAlta Corporation • Annual Information Form        64

For each five-year period after conversion, the holders of Series D Shares shall be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest, (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate (which means, the average yield expressed as an annual rate on the 90-day Government of Canada treasury bill, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date) on the applicable date and 3.10 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.10 per cent. This spread will apply to both the Series C Shares described above and the Series D Shares and will remain unchanged over the life of the Series D Shares. The most recently declared Annual Dividend Rate for Series D Shares is 7.233 per cent.
Redemption of Series D Shares
The Series D Shares are redeemable by TransAlta, at its option, in whole or in part, on June 30, 2027, and on June 30 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series D Shares of the redemption of all of the Series D Shares, the right of a holder of Series D Shares to convert such Series D Shares shall terminate and we shall not be required to give notice to the registered holders of the Series D Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series D Shares.
Conversion of Series D Shares into Series C Shares
The holders of the Series D Shares have the right to convert all or any of their shares into cumulative redeemable fixed rate first preferred shares, Series C Shares, subject to certain conditions, on June 30, 2027, and on June 30 in every fifth year thereafter.
The Series C Shares and Series D Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series C Shares and Series D Shares are identical in all material respects.
Voting Rights
The holders of the Series D Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series D Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series D Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series D Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series D Shares as a class may be amended with the written approval of all the holders of Series D Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series E Shares
Nine million cumulative redeemable rate reset first preferred shares (the "Series E Shares") were issued on Aug. 10, 2012, for gross proceeds of $225 million. Certain provisions of the Series E Shares are discussed below.
TransAlta Corporation • Annual Information Form        65

Dividends on Series E Shares
The holders of Series E Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September, and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series E Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by the Company on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.65 per cent. This spread will apply to both the Series E Shares and the Series F Shares described below, and will remain unchanged over the life of the Series E Shares. The most recently declared Annual Dividend Rate for Series E Shares is 6.894 per cent.
Redemption of Series E Shares
The Series E Shares were redeemable by the Company, at its option, in whole or in part, on Sept. 30, 2017, and will be redeemable on September 30 in every fifth year thereafter by the payment of an amount of $25.00 in cash for each share to be redeemed plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold). On Sept. 30, 2017, none of the Class E Shares were redeemed.
If we give notice to the holders of the Series E Shares of the redemption of all of the Series E Shares, the right of a holder of Series E Shares to convert such Series E Shares shall terminate and we shall not be required to give notice to the registered holders of the Series E Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series E Shares.
Conversion of Series E Shares into Series F Shares
The holders of the Series E Shares had the right to convert all or any of their shares into cumulative redeemable floating rate first preferred shares (the "Series F Shares"), subject to certain conditions, on Sept. 30, 2017, and will again have the right to convert on Sept. 30 in every fifth year thereafter. The holders of the Series F Shares will be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends payable on the last day of March, June, September, and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate on the applicable date and 3.65 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.65 per cent.
The Series E Shares and Series F Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series E Shares and Series F Shares are identical in all material respects.
On Sept. 15, 2017, 133,969 Series E Shares were tendered for conversion into Series F Shares, which is less than the one million shares required to give effect to conversions into Series F Shares. As a result, none of the Series E Shares were converted into Series F Shares on Sept. 30, 2017.
On Sept. 15, 2022, 89,945 Series E Shares were tendered for conversion into Series F Shares, which is less than the one million shares required to give effect to conversions into Series F Shares. As a result, none of the Series E Shares were converted into Series F Shares on Sept. 30, 2022.
TransAlta Corporation • Annual Information Form        66

Voting Rights
The holders of the Series E Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series E Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series E Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series E Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series E Shares as a class may be amended with the written approval of all the holders of Series E Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series G Shares
6.6 million cumulative redeemable rate reset first preferred shares, Series G Shares, were issued on Aug. 15, 2014, for gross proceeds of $165 million. Certain provisions of the Series G Shares are discussed below.
Dividends on Series G Shares
The holders of Series G Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series G Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by the Company on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.80 per cent. This spread will apply to both the Series G Shares and the Series H Shares described below, and will remain unchanged over the life of the Series G Shares. The most recently declared Annual Dividend Rate for Series G Shares is 4.988 per cent.
Redemption of Series G Shares
The Series G Shares were redeemable by the Company, at its option, in whole or in part, on Sept. 30, 2019, and will be redeemable on September 30 in every fifth year thereafter by the payment of an amount of $25.00 in cash for each share to be redeemed plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series G Shares of the redemption of all of the Series G Shares, the right of a holder of Series G Shares to convert such Series G Shares shall terminate and we shall not be required to give notice to the registered holders of the Series G Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series G Shares.
TransAlta Corporation • Annual Information Form        67

Conversion of Series G Shares into Series H Shares
The holders of the Series G Shares had the right to convert all or any of their shares into cumulative redeemable floating rate first preferred shares, Series H Shares, subject to certain conditions, on Sept. 30, 2019, and will again have the right to convert on September 30 in every fifth year thereafter. The holders of the Series H Shares will be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends payable on the last day of March, June, September, and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred thousandth of one per cent), equal to the sum of the T-Bill Rate on the applicable date and 3.80 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.80 per cent.
The Series G Shares and Series H Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series G Shares and Series H Shares are identical in all material respects.
On Sept. 17, 2019, 140,730 Series G Shares were tendered for conversion into Series H Shares, which is less than the one million shares required to give effect to conversions into Series H Shares. As a result, none of the Series G Shares were converted into Series H Shares on Sept. 30, 2019.
Voting Rights
The holders of Series G Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series G Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series G Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series G Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series G Shares as a class may be amended with the written approval of all the holders of Series G Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series I Shares
The Series I Shares have a perpetual term and rank pari passu to all existing series of first preferred shares of the Company with respect to dividends and liquidation preferences. The Series I Shares are entitled to a seven per cent cumulative dividend payable quarterly in cash.
Under the Investment Agreement with Brookfield, redemption of the Series I Shares will be satisfied through the Hydro Equity Interest (as defined below), or in some cases cash, based on their redemption price. The redemption price payable is equal to the subscription price paid by Brookfield together with all accrued but unpaid dividends thereon (the “Redemption Price”). Upon the occurrence of an Optional Redemption, as defined and described below, or a Cash Acceleration Event, as defined and described below, the Company will pay the Redemption Price in cash (the “Cash Redemption Amount”).
TransAlta Corporation • Annual Information Form        68

Except in the case of an Optional Redemption by the Company or a Cash Acceleration Event, as described below, the Series I Shares will be exchangeable into interests (“Hydro Equity Interest”) in the equity (the “Hydro Equity”) of TA Alberta Hydro LP (“Hydro Assets Owner”), a special purpose vehicle formed by the Company. At any time after Dec. 31, 2024, but prior to Dec. 31, 2028, Brookfield will be entitled to exchange all, but not less than all, of the Series I Shares requiring the Company to redeem or exchange all of the Series I Shares held by Brookfield (minus the number of Series I Shares that have been redeemed pursuant to an Optional Redemption) (the “Exchange Right”).
Prior to any Optional Redemption by the Company, the exercise of the Exchange Right or the occurrence of an Equity Acceleration Event, as defined and described below, will entitle Brookfield to receive that percentage of a Hydro Equity Interest that is equal to the aggregate Redemption Price for all Series I Shares issued to Brookfield divided by the tax-affected equity value of the Hydro Assets Owner, as further described in the Investment Agreement (“Equity Redemption Amount”). The maximum Hydro Equity Interest issuable to Brookfield upon the exercise of the Exchange Right is 49 per cent of the total Hydro Equity. The balance of the Redemption Price will be paid by the Company in cash.
If, at the time the Exchange Right is exercised, the Equity Redemption Amount is insufficient to permit Brookfield to acquire 49 per cent of the Hydro Equity, Brookfield has a one-time top-up option, exercisable until Dec. 31, 2028, to acquire an additional amount of Hydro Equity. As long as Brookfield holds at least 8.5 per cent of the issued and outstanding common shares, Brookfield may purchase: (a) if the 20-day volume weighted average price (“VWAP”) of the Common Shares is not less than $14, up to an additional 10 per cent of Hydro Equity, to a maximum interest of 49 per cent of the Hydro Equity; or (b) if the 20-day VWAP of the common shares is not less than $17, the additional percentage required that would bring Brookfield’s ownership level up to but not exceeding 49 per cent of the Hydro Equity. If the Exchange Right is exercised and the Equity Redemption Amount is insufficient to permit Brookfield to acquire at least 25 per cent of the Hydro Equity, Brookfield will have an option to acquire that additional percentage of Hydro Equity that would result in Brookfield having 25 per cent of the Hydro Equity upon payment in cash. If Brookfield exercises its top-up option, the cash amount payable by Brookfield is calculated as the same price as in the case of an exchange for the Hydro Equity Interest; however, in such a case, the price is based on the equity value of the Hydro Assets Owner without any reduction for the tax deficiency value associated with certain tax pools. Exercise of this top-up option triggers a lock-up obligation of Brookfield for a further period of 18 months following its exercise.
At any time after Dec. 31, 2028, the Company may redeem the Series I Shares and the related debentures, in whole or in part, at the Redemption Price (the “Optional Redemption”) provided that the minimum proceeds to Brookfield for each such redemption (other than the final redemption) may not be less than $100,000,000 and further provided that all Series I Shares and related debentures must be redeemed by the Company within 36 months of the date of the first Optional Redemption.
The Investment Agreement also provides for certain acceleration events (the “Acceleration Events”). In the event of bankruptcy or a breach of a certain material covenants by the Company (each, an “Equity Acceleration Event”), Brookfield will be entitled to give notice and will be entitled to the Equity Redemption Amount. If an Equity Acceleration Event occurs before Dec. 31, 2024, a true-up payment will be made by Brookfield to the Company or by the Company to Brookfield to account for the difference between $1.95 billion and the tax-affected value of the Hydro Equity Interest calculated as of a date (to be determined by Brookfield) within the period commencing Jan. 1, 2025, and ending Dec. 31, 2027. Any difference in favour of Brookfield between the true-up value and the value of the Hydro Equity Interest issued to Brookfield is to be satisfied by delivery of additional Hydro Equity. If the Company does not obtain the requisite regulatory approvals for the exchange for Hydro Equity contemplated by the Exchange Right or the Equity Redemption Amount or a final order is made that enjoins the completion of the Exchange Right (“Cash Acceleration Event”), then Brookfield will be entitled to the Cash Redemption Amount.
TransAlta Corporation • Annual Information Form        69

Related-Party Articles Provisions
The articles of the Company contain provisions restricting the ability of the Company to enter into a "Specified Transaction" with a "Major Shareholder." A Specified Transaction requires the approval of a majority of the votes cast by holders of voting shares of the Company, as well as the approval of a majority of the votes cast by holders of such voting shares, excluding any Major Shareholder. A Major Shareholder generally means the beneficial owner of more than 20 per cent of the outstanding voting shares of the Company. The articles contain a broad definition of beneficial ownership, and in particular, a person is considered to beneficially own shares owned by its associates and affiliates, as those terms are defined in the articles. Transactions that are considered to be Specified Transactions include the following: a merger or amalgamation of the Company with a Major Shareholder; the furnishing of financial assistance by the Company to a Major Shareholder; certain sales of assets or provision of services by the Company to a Major Shareholder or vice versa; certain issuances of securities by the Company that increase the proportionate voting interest of a Major Shareholder; a reorganization or recapitalization of the Company that increases the proportionate voting interest of a Major Shareholder; and the creation of a class or series of non-voting shares of the Company that has a residual right to participate in earnings of the Company and assets of the Company upon dissolution or winding up.
Shareholder Rights Plan
The Company implemented a shareholder rights plan ("Rights Plan") pursuant to a Shareholder Rights Plan Agreement ("Rights Plan Agreement") dated as of Oct. 13, 1992, as amended and restated as of April 28, 2022, between the Company and Computershare Trust Company of Canada. The Shareholder Rights Plan was last confirmed at our annual and special meeting of shareholders on April 28, 2022, and will expire at the close of business on the date of our 2025 Annual Meeting of Shareholders, unless ratified and extended by a further vote of the shareholders. For further particulars, reference should be made to the Rights Plan Agreement, as amended and restated. A copy of the Rights Plan Agreement may be obtained by contacting the Corporate Secretary, TransAlta Corporation, 110 - 12th Avenue S.W., Calgary, Alberta T2R 0G7; telephone: (403) 267-7110; or by email: corporate_secretary@transalta.com. A copy of the Rights Plan Agreement is also available electronically on SEDAR under our profile, which can be accessed at www.sedar.com, and on the SEC's EDGAR system at www.sec.gov.
Credit Facilities
In 2022, we renewed our syndicated credit agreement ("Syndicated Facility") giving us access to a $1.25 billion committed credit facility. The Syndicated Facility is fully committed, expiring in 2026. The Syndicated Facility is subject to a number of customary covenants and restrictions in order to maintain access to the funding commitments. The amendments to the Syndicated Facility in 2021 aligned the cost of borrowing to our GHG emission reductions and gender diversity targets, which are part of our overall ESG strategy, and will result in a cumulative pricing adjustment to the borrowing costs on the Syndicated Facility as well as a corresponding adjustment to the standby fee. The Syndicated Facility has been made available for general corporate purposes including financing ongoing working capital requirements, providing financing for construction capital, growth opportunities and for repaying outstanding borrowings.
During the third quarter of 2022, the Company closed a two-year $400 million floating rate term facility ("Term Facility") with its banking syndicate with a maturity date of Sept. 7, 2024. The Term Facility has interest rates that vary depending on the option selected (Canadian prime, banker's acceptances, etc.). We are required to meet certain specific and customary affirmative and negative financial covenants under the Term Facility, including the maintenance of certain financial ratios. On Dec. 5, 2022, we drew the full $400 million available under the Term Facility for general corporate purposes.
On July 24, 2017, TransAlta Renewables has entered into a $700 million syndicated credit agreement ("RNW Syndicated Facility"). The RNW Syndicated Facility is fully committed and in 2022 the RNW Syndicated Facility was renewed and extended to 2026. The RNW Syndicated Facility is subject to a number of customary covenants and restrictions in order to maintain access to the funding commitments. See Note 25 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
TransAlta Corporation • Annual Information Form        70

Long-Term Debt
The long-term debt of the Company consists of $251 million face value of debentures outstanding, which bear interest at fixed rates ranging from 6.9 per cent to 7.3 per cent and have maturity dates ranging from 2029 to 2030. In addition, we have US$700 million face value in senior notes outstanding that bear interest at fixed rates ranging from 4.5 per cent to 7.8 per cent and have maturity dates ranging from 2029 to 2040. See Note 25 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Exchangeable Securities
On March 22, 2019, we entered into the Investment Agreement, whereby Brookfield agreed to invest $750 million in the Company through the purchase of Exchangeable Securities, which are exchangeable into an equity ownership interest in TransAlta’s Alberta hydro assets in the future at a value based on a multiple of the hydro assets’ future-adjusted EBITDA, as described above. The Exchangeable Securities were issued in two tranches, with the first having occurred on May 1, 2019, consisting of $350 million of 7 per cent unsecured subordinated debentures due May 1, 2039, and on Oct. 30, 2020, the second and final close consisting of $400 million of a new series of redeemable, retractable first preferred shares. The Investment Agreement, together with an Exchange and Option Agreement ("E&O Agreement") entered into by the parties concurrently with the closing of the first tranche of the investment, gives Brookfield the Exchange Right of the outstanding exchangeable securities into up to a maximum 49 per cent equity ownership interest in TransAlta’s Alberta hydro assets after Dec. 31, 2024. The Investment Agreement and the E&O Agreement also give TransAlta the right to redeem the Exchangeable Securities at any time after Dec. 31, 2028, subject to certain terms and conditions, if Brookfield chooses not to exercise its Exchange Right.
Investment Agreement and E&O Agreement
The following description of certain provisions of the Investment Agreement and the E&O is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of each of the Investment Agreement and E&O Agreement, copies of which can be found on SEDAR under our profile at www.sedar.com and on EDGAR under our profile at www.sec.gov.
In connection with the Investment Agreement, Brookfield has committed to purchase common shares of the Company on the open market over a period of 24 months following the Initial Funding Date, being May 1, 2019, to its total share ownership to not less than nine per cent, subject to certain exceptions and provided that the Brookfield is not obliged to purchase common shares at a price greater than $10 per share. This increase in shareholdings further aligns the interests of Brookfield and TransAlta. Pursuant to the Investment Agreement, Brookfield is entitled to nominate two individuals on its slate of directors for election at the Company’s annual meetings of shareholders.
The Investment Agreement contains certain lock-up provisions that restrict Brookfield or its affiliates’ ability to transfer their TransAlta common shares during a period that commenced on May 1, 2019, and terminates on Dec. 31, 2023 (“Lock-Up”). The Lock-Up contains customary exceptions, including an exception for transfers of common shares by investment funds managed by or affiliated with Brookfield undertaken in accordance with the investment funds’ fund requirements.
The Investment Agreement contemplates that the Exchangeable Securities will be a long-term investment and therefore may not be transferred except by Brookfield to one of its affiliates. Brookfield has agreed to be the sole representative of all of its permitted transferees for the purpose of the Investment Agreement.
The Investment Agreement included certain standstill commitments by Brookfield (“Standstill”), including prohibitions on Brookfield acquiring an ownership interest in the Company above 19.9 per cent of the common shares, subject to customary exceptions, and which were in effect for three years starting from May 1, 2019. The Standstill expired May 1, 2022, but was voluntarily extended by Brookfield to October 2022 due to a delay in receiving a regulatory order from the U.S. Federal Energy Regulatory Commission relating to Brookfield's investment in the Company and its Board of Directors nomination rights. Certain Standstill provisions extend beyond the Standstill period so long as Brookfield has nominees on the Board of Directors.
TransAlta Corporation • Annual Information Form        71

In accordance with the terms of the Investment Agreement, TransAlta has formed a hydro assets Operating Committee consisting of two representatives from Brookfield and two representatives from TransAlta to provide advice and recommendations in connection with the operation, and maximizing the value, of the Alberta hydro assets. In connection with this, the Company has committed to pay Brookfield an annual hydro fee of $1.5 million for six years commencing on May 1, 2019.
Registration Rights Agreement
The following description of certain provisions of the registration rights agreement entered into between Eagle Hydro II (an affiliate of Brookfield) and the Company on May 1, 2019 (“Registration Rights Agreement”) is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which can be found on SEDAR under our profile at www.sedar.com.
The Registration Rights Agreement provides that Eagle Hydro II and any affiliate of Brookfield that becomes party to the Registration Rights Agreement (each a “Holder”) may, at any time and from time to time, make a written request (“Demand Registration”) to the Company to file a Prospectus Supplement with the securities commissions or similar authorities in each of the provinces of Canada in respect of the distribution of all or part of the Common Shares then held by the Holder (“Registrable Securities”), subject to certain restrictions set forth in the Registration Rights Agreement. Upon receipt by the Company of a Demand Registration, the Company will promptly file a Prospectus Supplement in order to permit the offer and sale or other disposition or distribution in Canada of all or any portion of the Registrable Securities held, directly or indirectly, by the Holder (a “Demand Offering”). The Company will not be obligated to effect: (a) more than three Demand Offerings in total during the term of the Registration Rights Agreement; or (b) a Demand Offering if the Registrable Securities have an aggregate market price of less than $50 million.
If at any time the Company proposes to file a prospectus supplement with respect to the distribution of any TransAlta common shares to the public, then the Company will give notice of the proposed distribution to each Holder not less than five business days in advance of the anticipated filing date of the prospectus supplement (or, in the case of a “bought deal” or another public offering that is not expected to include a road show, such notice as is practicable under the circumstances), which notice will offer each Holder the opportunity to qualify for distribution such number of Registrable Securities as such Holder may request. The Company will use commercially reasonable efforts to include in such Prospectus Supplement such Registrable Securities (a “Piggy Back Offering”), unless the Company’s managing underwriter or underwriters determines, in good faith, that including such Registrable Securities in the distribution would, in their opinion, adversely affect the Company’s distribution or sales price of the securities being offered by the Company.
The Demand Offerings and Piggy Back Offerings are subject to various conditions and limitations. The Company is entitled to defer any Demand Offering in certain circumstances, including during a regular annual and quarterly blackout period in respect of the release of its financial results.
The Registration Rights Agreement includes provisions providing for each of the Company and the Holders to indemnify each other for losses or claims caused by the applicable party’s inclusion of a misrepresentation in disclosure included in any prospectus and for breaches of applicable securities laws.
In the case of a prospectus supplement filed in connection with a Demand Offering or Piggy Back Offering, the Company will pay all applicable fees and expenses incident to the Company’s performance of, or compliance with, the terms of such offering, provided that in the event any Registrable Securities are freely tradeable at the time the Company receives the offering request, the Company and the Holders will be jointly and severally responsible for the proportionate share of registration fees and expenses of any Holders based on the total offering price of the freely tradeable securities sold by the Holders to the total offering price of all the Securities sold by the Company in such offering. The Company and the Holders will be jointly and severally responsible for paying all selling expenses (including fees or commissions payable to an underwriter, investment banker, manager or agent and any transfer taxes attributable to the sale of Registrable Securities) with respect to Registrable Securities sold by the Holders and the Company will pay all selling expenses with respect to any Securities sold for the account of the Company. The Company and the Holders will be solely responsible on a joint and several basis for all out-of-pocket expenses incurred by any Holders in connection with a Demand Offering or Piggy Back Offering.
If a Holder ceases to be affiliated with the Company, the Holder will cease to have any rights or obligations under the Registration Rights Agreement. The Registration Rights Agreement will terminate when Brookfield together with its affiliates beneficially own in the aggregate less than three per cent of the issued and outstanding common shares.
TransAlta Corporation • Annual Information Form        72

Additional details about the Brookfield Investment can be found in our material change report dated March 26, 2019, available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Copies of the Investment Agreement, together with copies of the exchangeable debenture, the E&O Agreement and the Registration Rights Agreement are also available on SEDAR and on EDGAR. Shareholders are encouraged to read these documents in their entirety.
Non-Recourse Debt
The Company has non-recourse debt outstanding in an amount equal to approximately $1.8 billion face value, which is represented by bonds and debentures that bear fixed interest at rates ranging from 2.95 per cent to 4.51 per cent and a variable interest rate bond at 8.91 per cent and have maturity dates ranging from 2023 to 2042. See Note 25 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Tax Equity
In November 2021, the Company assumed US$16 million in tax equity financing as part of the acquisition of the North Carolina Solar portfolio.
In December 2019, coinciding with the Big Level and Antrim wind projects achieving commercial operation, TransAlta received funding of approximately US$126 million from a tax equity partner. In December 2020, coinciding with the commercial operation of the Skookumchuck wind facility, a total of approximately US$121 million was raised from a tax equity partner in respect of the Skookumchuck project entity, which had the effect of lowering the cost of TransAlta's 49 per cent investment in the Skookumchuck wind facility from approximately US$125 million to approximately US$66 million.
The Company also assumed US$24 million in tax equity financing as part of the acquisition of the Lakeswind wind facility in 2015. Under International Financial Reporting Standards, tax equity financings are included as debt in our consolidated financial statements. See Note 25 of our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Restrictions on Debt
The syndicated credit facilities include a number of customary covenants and restrictions in order to maintain access to the funding commitments. Non-recourse bonds are subject to customary financing conditions and covenants that may restrict the Company's ability to access funds generated by the facilities' operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution. The incident at Kent Hills has resulted in Kent Hills Wind LP currently being unable to make distributions. See the "General Development of the Business" section of this AIF for further details.

TransAlta Corporation • Annual Information Form        73

Credit Ratings
Credit ratings provide information relating to our financing costs, liquidity and operations and affect our ability to obtain short-term and long-term financing and/or the cost of such financing. Maintaining a strong balance sheet also allows our commercial team to contract the Company’s portfolio with a variety of counterparties on terms and prices that are favourable to our financial results and provides us with better access to capital markets through commodity and credit cycles. We remain focused on maintaining a strong balance sheet and financial position with strong cash flow coverage ratios in order to access sufficient financial capital. Our credit ratings as of Dec. 31, 2022, are as follows:

	DBRS	Moody's	S&P
Issuer Rating	BBB (low)	Not applicable	BB+
Corporate Family Rating	Not applicable	Ba1	Not applicable
Preferred Shares	Pfd-3 (low)(1)	Not applicable	P-4(High)
Unsecured Debt/MTNs	BBB (low)	Ba1/LGD4	BB+
Rating Outlook	Stable	Stable	Stable
(1)    The outstanding Preferred Shares all have the same rating.
In 2022, Moody’s reaffirmed the Company's Long Term Rating of Ba1 with a stable outlook. DBRS Morningstar reaffirmed the Company’s issuer rating and Unsecured Debt/Medium-Term Notes rating of BBB (low) and the Company's Preferred Shares rating of Pfd-3 (low), all with stable outlook. In addition, S&P Global Ratings reaffirmed the Company’s Senior Unsecured Debt Rating and Issuer Credit Rating of BB+ with stable outlook.
DBRS
DBRS Corporate rating analysis begins with an evaluation of the fundamental creditworthiness of the issuer and also takes the issuer's business and financial risks into account, which is reflected in an "issuer rating." Issuer ratings address the overall credit strength of the issuer. Unlike ratings on individual securities or classes of securities, issuer ratings are based on the entity itself and do not include consideration for security or ranking. Ratings that apply to actual securities (secured or unsecured) may be higher, lower or equal to the issuer rating for a given entity. As of Dec. 31, 2022, our issuer rating was BBB (low) (stable) from DBRS. A BBB rating is the fourth highest out of 10 categories.
The DBRS preferred share rating scale is used in the Canadian securities market and is meant to give an indication of the risk that a borrower will not fulfil its full obligations in a timely manner, with respect to both dividend and principal commitments. Every DBRS rating is based on quantitative and qualitative considerations relevant to the borrowing entity. Each rating category is denoted by the subcategories "high" and "low." The absence of either a "high" or "low" designation indicates the rating is in the middle of the category. Preferred shares rated Pfd-3 are of adequate credit quality. While protection of dividends and principal is still considered acceptable, the issuing entity is more susceptible to adverse changes in financial and economic conditions, and there may be other adverse conditions present that detract from debt protection. Each of the Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares have been rated Pfd-3 (low) (stable) by DBRS. The Pfd-3 rating is the third highest out of six categories.
The DBRS long-term rating scale provides an opinion on the risk of default, which is the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. All rating categories other than AAA and D also contain subcategories "high" and "low". The absence of either a "high" or "low" designation indicates the rating is in the middle of the category. Debt securities rated BBB are of adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but may be vulnerable to future events.
TransAlta Corporation • Annual Information Form        74

Moody's
Moody's Corporate Family Ratings (CFRs) are long-term ratings that reflect the relative likelihood of a default on a corporate family's debt and debt-like obligations and the expected financial loss suffered in the event of default. A CFR is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure. A CFR does not reference an obligation or class of debt and thus does not reflect priority of claim. As at Dec. 31, 2022, our Corporate Family Rating was Ba1 with a stable outlook. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk. Moody's appends the numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. The Ba rating category is the fifth-highest rating out of nine rating categories.
Moody's long-term ratings are assigned to issuers or obligations with an original maturity of one year or more and reflect both on the likelihood of a default on contractually promised payments and the expected financial loss suffered in the event of default. As of Dec. 31, 2022, our senior unsecured long-term debt is rated Ba1 / LGD4 by Moody's. The Ba rating category is the fifth-highest rating out of nine rating categories. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk.
Moody's Loss Given Default (LGD) assessments are opinions about expected loss given default expressed as a per cent of principal and accrued interest at the resolution of the default. One of the six LGD assessments are assigned to individual loan, bond and preferred stock issues. The firm-wide or enterprise expected LGD rate generally approximates a weighted average of the expected LGD rates on the firm's liabilities (excluding preferred stock), where the weights equal each obligation's expected share of the total liabilities at default. As of Dec. 31, 2022, our LGD assessment from Moody's was LGD4, which represents a loss range of greater than or equal to 50 per cent and less than 70 per cent. LGD4 is the fourth-highest assessment category out of six categories.
S&P Global Ratings
The S&P Global Ratings issue credit rating is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations or a specific financial program (including ratings on medium-term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The opinion reflects S&P Global Ratings view of the obligor's capacity and willingness to meet its financial commitments as they come due, and may assess terms, such as collateral security and subordination, which could affect ultimate payment in the event of default. As at Dec. 31, 2022, our issuer credit rating was BB+ with a stable outlook with S&P. This is the fifth highest of 11 ratings categories. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.
The S&P Global Ratings Canadian preferred share rating scale serves issuers, investors and intermediaries in the Canadian financial markets by expressing preferred share ratings (determined in accordance with global rating criteria) in terms of rating symbols that have been actively used in the Canadian market over a number of years. The S&P Global Ratings preferred share rating on the Canadian scale is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific preferred share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. There is a direct correspondence between the specific ratings assigned on the Canadian preferred share scale and the various rating levels on the global debt rating scale of S&P Global Ratings. Each of our outstanding Preferred Shares Series has been rated P-4 (High) by S&P. The P-4 (High) rating is the fourth-highest of eight categories. A P-4 (High) rating corresponds to a B+ rating on the global preferred share rating scale. Obligors rated BB, B, CCC, CC and C are regarded as having significant speculative characteristics, of which BB indicates the least degree of speculation and C the highest. While some obligors will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions. An obligor rated B is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial or economic conditions that could impair the obligor's capacity or willingness to meet its financial commitments.
We are focused on maintaining a strong financial position and cash flow coverage ratios to support our business. Our available credit facilities, funds from operations and debt financing options provide us with financial flexibility.
TransAlta Corporation • Annual Information Form        75

Note Regarding Credit Ratings
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. The credit ratings accorded to our outstanding securities by DBRS, Moody's and the S&P Global Ratings as applicable, are not recommendations to purchase, hold or sell such securities. There is no assurance that the ratings will remain in effect for any given period or that a rating will not be revised or withdrawn entirely by DBRS, Moody's or the S&P Global Ratings in the future if, in its judgement, circumstances so warrant.
We have paid fees for rating services to DBRS, Moody's and the S&P Global Ratings during the last two years. We have also paid fees to the S&P Global Ratings, DBRS and Kroll Bond Rating Agency for certain other services provided to the Company during the last two years.
Dividends
Common Shares
Dividends on our common shares are paid at the discretion of the Board of Directors. In determining the payment and level of future dividends, the Board of Directors considers our financial performance, results of operations, cash flow and needs, with respect to financing our ongoing operations and growth, balanced against returning capital to shareholders. The Board of Directors continues to focus on building sustainable earnings and cash flow growth.
TransAlta has declared and paid the following dividends per share on its outstanding common shares for the past three years:

Period		Dividend per Common Share
2020	First Quarter	$0.0400
	Second Quarter	$0.0425
	Third Quarter	$0.0425
	Fourth Quarter	$0.0425
2021	First Quarter	$0.0450
	Second Quarter	$0.0450
	Third Quarter	$0.0450
	Fourth Quarter	$0.0500
2022	First Quarter	$0.0500
	Second Quarter	$0.0500
	Third Quarter	$0.0500
	Fourth Quarter	$0.0550
2023	First Quarter(1)	$0.0550
(1)    Dividends have been declared but not yet paid.

TransAlta Corporation • Annual Information Form        76

Preferred Shares
TransAlta has declared and paid the following dividends per share on its outstanding preferred shares for the past three years:
Series A Shares

Period		Dividend per Series A Share
2020	First Quarter	$0.16931
	Second Quarter	$0.16931
	Third Quarter	$0.16931
	Fourth Quarter	$0.16931
2021	First Quarter	$0.16931
	Second Quarter	$0.17981
	Third Quarter	$0.17981
	Fourth Quarter	$0.17981
2022	First Quarter	$0.17981
	Second Quarter	$0.17981
	Third Quarter	$0.17981
	Fourth Quarter	$0.17981
2023	First Quarter(1)	$0.17981
(1)    Dividends have been declared but not yet paid.
Series B Shares

Period		Dividend per Series B Share
2020	First Quarter	$0.22949
	Second Quarter	$0.22800
	Third Quarter	$0.14359
	Fourth Quarter	$0.13693
2021	First Quarter	$0.13186
	Second Quarter	$0.13108
	Third Quarter	$0.13479
	Fourth Quarter	$0.13970
2022	First Quarter	$0.13309
	Second Quarter	$0.16505
	Third Quarter	$0.22099
	Fourth Quarter	$0.33700
2023	First Quarter(1)	$0.37991
(1)    Dividends have been declared but not yet paid.
TransAlta Corporation • Annual Information Form        77

Series C Shares

Period		Dividend per Series C Share
2020	First Quarter	$0.25169
	Second Quarter	$0.25169
	Third Quarter	$0.25169
	Fourth Quarter	$0.25169
2021	First Quarter	$0.25169
	Second Quarter	$0.25169
	Third Quarter	$0.25169
	Fourth Quarter	$0.25169
2022	First Quarter	$0.25169
	Second Quarter	$0.25169
	Third Quarter	$0.36588
	Fourth Quarter	$0.36588
2023	First Quarter(1)	$0.36588
(1)    Dividends have been declared but not yet paid.
Series D Shares

Period		Dividend per Series D Share
2022	Third Quarter	$0.28841
	Fourth Quarter	$0.40442
2023	First Quarter(1)	$0.45578
(1)    Dividends have been declared but not yet paid.
Series E Shares

Period		Dividend per Series E Share
2020	First Quarter	$0.32463
	Second Quarter	$0.32463
	Third Quarter	$0.32463
	Fourth Quarter	$0.32463
2021	First Quarter	$0.32463
	Second Quarter	$0.32463
	Third Quarter	$0.32463
	Fourth Quarter	$0.32463
2022	First Quarter	$0.32463
	Second Quarter	$0.32463
	Third Quarter	$0.32463
	Fourth Quarter	$0.43088
2023	First Quarter(1)	$0.43088
(1)    Dividends have been declared but not yet paid.

TransAlta Corporation • Annual Information Form        78

Series G Shares

Period		Dividend per Series G Share
2020	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2021	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2022	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2023	First Quarter(1)	$0.31175
(1)    Dividends have been declared but not yet paid.
Series I Shares
TransAlta also declared an aggregate cash dividend of approximately $7 million in respect of the issued and outstanding Series I Shares for the period starting from and including Sept. 30, 2022, up to but excluding Dec. 31, 2022, which will be paid on Feb. 28, 2023.
TransAlta Corporation • Annual Information Form        79

Market for Securities
Common Shares
Our common shares are listed on the TSX under the symbol "TA" and on the New York Stock Exchange ("NYSE") under the symbol "TAC". The following table sets forth the reported high and low trading prices and trading volumes of our common shares as reported by the TSX for the periods indicated:

	Price ($)
Month	High	Low	Volume
2022
January	14.75	12.63	15,187,510
February	14.06	12.62	11,597,993
March	13.00	11.87	21,401,800
April	14.27	12.77	13,798,664
May	14.89	13.29	17,192,492
June	14.84	13.26	17,909,360
July	15.28	14.30	12,606,611
August	14.67	12.06	19,137,264
September	12.97	11.72	20,401,144
October	12.85	10.52	14,482,967
November	13.00	11.40	17,579,700
December	13.29	11.79	13,482,023
2023
January	13.64	11.85	10,563,874
February 1-22	12.87	11.94	8,392,159
Preferred Shares
Series A Shares
Our Series A Shares are listed on the TSX under the symbol "TA.PR.D".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
Dec. 10, 2010(1)	12,000,000 Series A Shares	$25.00	Public Offering
March 31, 2021(2)	871,871 Series A Shares	N/A	Conversion of Series B Shares
(1)    Series A Shares were issued pursuant to a public offering by way of a prospectus supplement dated Dec. 3, 2010, to a short form base shelf prospectus dated Oct. 19, 2009.
(2)    On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis, and 871,871 Series B Shares were converted to Series A Shares on a one-for-one basis.
TransAlta Corporation • Annual Information Form        80

	Price ($)
Month	High	Low	Volume
2022
January	17.44	16.10	186,430
February	17.15	15.59	49,290
March	16.39	14.66	102,928
April	16.26	15.13	163,390
May	15.50	14.39	124,736
June	15.75	14.50	221,761
July	14.99	14.02	109,520
August	15.50	14.60	69,158
September	15.02	13.35	88,596
October	14.19	12.89	72,342
November	14.16	13.05	117,476
December	13.54	12.80	67,668
2023
January	14.71	13.11	58,896
February 1-22	14.17	13.68	72,454
Series B Shares
Our Series B Shares are listed on the TSX under the symbol "TA.PR.E".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
March 31, 2016(1)	1,824,620 Series B Shares	N/A	Conversion of Series A Shares
March 31, 2021(2)	1,417,338 Series B Shares	N/A	Conversion of Series A Shares
(1)    On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis.
(2)    On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis. Also on March 1, 2021, 871,871 of the Series B Shares were converted into Series A Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2022
January	17.00	15.35	20,550
February	16.89	16.00	10,082
March	16.65	15.13	16,444
April	16.75	15.75	16,750
May	17.99	14.71	4,200
June	20.01	15.60	17,889
July	18.00	12.10	4,200
August	20.04	12.10	4,900
September	17.15	16.00	8,300
October	16.90	15.20	3,900
November	16.70	15.10	8,283
December	16.00	15.00	9,238
2023
January	15.25	15.25	24,040
February 1-22	16.95	16.20	14,837
TransAlta Corporation • Annual Information Form        81

Series C Shares
Our Series C Shares are listed on the TSX under the symbol "TA.PR.F".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
Nov. 30, 2011(1)	11,000,000 Series C Shares	$25.00	Public Offering
June 30, 2022(2)	9,955,701 Series C Shares	N/A	Conversion of Series D Shares
(1)    Series C Shares were issued pursuant to a public offering by way of a prospectus supplement dated Nov. 23, 2011, to a short form base shelf prospectus dated Nov. 15, 2011.
(2)    On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2022
January	21.45	20.34	109,454
February	21.54	20.88	97,466
March	21.75	19.62	227,697
April	21.88	20.51	121,462
May	22.01	21.05	229,023
June	22.73	21.41	417,968
July	21.41	20.17	127,580
August	22.00	20.89	173,227
September	21.45	19.20	108,865
October	19.61	18.84	116,569
November	19.56	19.00	145,590
December	19.15	18.45	206,919
2023
January	21.13	18.94	120,703
February 1-22	20.89	20.01	26,221
Series D Shares
Our Series D Shares are listed on the TSX under the symbol "TA.PR.G".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
June 30, 2022(1)	1,044,299 Series E Shares	N/A	Conversion of Series C Shares
(1)    On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2022
July	24.54	22.20	1,450
August	23.95	20.37	1,000
September	20.37	20.37	-
October	23.90	21.14	750
November	23.90	21.35	500
December	23.48	21.30	300
2023
January	23.40	21.35	2,150
February 1-22	22.50	21.65	2,700
TransAlta Corporation • Annual Information Form        82

Series E Shares
Our Series E Shares are listed on the TSX under the symbol "TA.PR.H".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
Aug. 10, 2012(1)	9,000,000 Series E Shares	$25.00	Public Offering
(1)    Series E Shares were issued pursuant to a public offering by way of a prospectus supplement dated Aug. 3, 2012, to a short form base shelf prospectus dated Nov. 15, 2011.

	Price ($)
Month	High	Low	Volume
2022
January	24.13	22.71	146,312
February	24.05	23.58	104,663
March	23.80	22.25	209,741
April	23.98	22.52	118,718
May	24.16	22.81	123,007
June	24.67	24.08	366,958
July	24.45	23.01	70,232
August	24.43	23.56	182,190
September	24.28	22.69	219,349
October	23.19	22.11	150,327
November	23.43	22.40	280,611
December	22.89	21.19	110,125
2023
January	22.36	22.13	137,324
February 1-22	23.68	23.22	55,859
TransAlta Corporation • Annual Information Form        83

Series G Shares
Our Series G Shares are listed on the TSX under the symbol "TA.PR.J".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
Aug. 15, 2014(1)	6,600,000 Series G Shares	$25.00	Public Offering
(1)    Series G Shares were issued pursuant to a public offering by way of a prospectus supplement dated Aug. 8, 2014, to a short form base shelf prospectus dated Dec. 9, 2013.

	Price ($)
Month	High	Low	Volume
2022
January	24.67	23.63	101,359
February	24.39	23.90	51,648
March	24.43	22.60	91,212
April	24.50	22.26	70,143
May	24.00	22.50	43,576
June	23.45	22.03	53,807
July	23.00	20.78	77,433
August	22.25	21.50	72,128
September	21.90	20.05	64,342
October	20.60	19.76	63,356
November	20.75	19.75	73,643
December	20.45	20.00	67,753
2023
January	21.48	20.04	55,843
February 1-22	21.44	21.22	46,138
Series I Shares
On Oct. 30, 2020, the Company issued 400,000 redeemable first preferred shares, Series I ("Series I Shares"), at a price of $1,000 per Series I Share, for aggregate proceeds of $400 million. The Series I Shares were issued to Brookfield under the Investment Agreement and are not listed or quoted on a marketplace.
TransAlta Corporation • Annual Information Form        84

Directors and Officers
The name, province or state and country of residence of each of our directors as at February 22, 2023, their respective position and office and their respective principal occupation during the five preceding years, are set out below. The year in which each director was appointed to serve on the Board of Directors is also set out below. Each director is appointed to serve until the next annual meeting of TransAlta or until his or her successor is elected or appointed.

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Rona H. Ambrose Alberta, Canada	2017	The Honourable Rona Ambrose is Chair of the Governance, Safety and Sustainability Committee. Ms. Ambrose is the Deputy Chairwoman of TD Securities. She was the former Leader of Canada's Official Opposition in the House of Commons and former leader of the Conservative Party of Canada until 2006. As a key member of the federal cabinet for a decade, she solved problems as a minister of the Crown across nine government departments, including serving as Vice Chair of the Treasury Board for several years and Chair of the cabinet committee for public safety, justice and Aboriginal issues. As the former environment minister responsible for the GHG regulatory regime across several industrial sectors, she understands the challenges facing the fossil fuel industry. Ms. Ambrose was personally responsible for the development of several federal policies, ranging from industrial strategies in military procurement to health innovation and improvements to sexual assault laws. She is a passionate advocate for women in Canada and around the world and led the global movement to create the "International Day of the Girl" at the United Nations. She was also responsible for ensuring that Aboriginal women in Canada were granted equal matrimonial rights. She successfully fought for the creation of a Canadian refugee program to bring Yazidi women and girls who have been sexually enslaved by ISIS to safety in Canada. She is a Global Fellow at the Wilson Centre Canada Institute in Washington, DC, serves on the advisory board of the Canadian Global Affairs Institute and is a director of Coril Holdings Ltd. and Andlauer Healthcare Group. She has a Bachelor of Arts from the University of Victoria and a Master of Arts from the University of Alberta. She is also a graduate of the Harvard Kennedy School of Government Senior Leaders Program. Ms. Ambrose brings to the Company and the Board an extensive track record of strong leadership acquired through a wide range of experience at the most senior levels of the Canadian government.
TransAlta Corporation • Annual Information Form        85

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
John P. Dielwart Alberta, Canada	2014	Mr. Dielwart is the Chair of the Board of Directors . He was formerly CEO of ARC Resources Ltd, overseeing the growth of ARC Resources Ltd. from start-up in 1996 to a company with a total capitalization of approximately $10 billion at the time of his retirement in 2013. After his retirement from ARC Resources Ltd., Mr. Dielwart re-joined ARC Financial Corp. ("ARC Financial") as Vice-Chairman and Partner. ARC Financial is Canada's leading energy-focused private equity manager. In 2020, Mr. Dielwart resigned from the Board of ARC Financial but remained as Partner, and currently represents ARC Financial on the board of Aspenleaf Energy Limited. Mr. Dielwart has a Bachelor of Science with distinction (civil engineering) from the University of Calgary. He is a member of the Association of Professional Engineers and Geoscientists of Alberta and is a past-Chairman of the Board of Governors of the Canadian Association of Petroleum Producers. In 2015, Mr. Dielwart was inducted into the Calgary Business Hall of Fame and in 2018 he received the Oil and Gas Council's Canadian Lifetime Achievement Award. The Board believes that Mr. Dielwart is a diligent, independent director who provides the Company with a wealth of experience in leadership, finance and entrepreneurship along with a strong understanding of the commodity markets in which we operate, specifically the oil and gas markets.
Alan J. Fohrer California, US	2013
Mr. Fohrer is the former Chairman and CEO of Southern California Edison Company, a subsidiary of Edison International ("Edison") until 2010. Edison is one of the largest electric utilities in the US. He was elected CEO in 2002 and Chairman in 2007. In 2000, Mr. Fohrer was elected as President and Chief Executive Officer of Edison Mission Energy ("EME"), a subsidiary of Edison that owns and operates independent power facilities. During his tenure at EME (2000 to 2002), Mr. Fohrer restructured a number of international projects, which enhanced the value of the assets sold in subsequent years. Mr. Fohrer also served as Executive Vice-President and CFO of both Edison and Southern California Edison from 1995 to 1999. After 37 years with Edison, Mr. Fohrer retired in December 2010. Mr. Fohrer currently sits on the board of PNM Resources, Inc., a publicly held energy holding company. He is also a member of the Viterbi School of Engineering Board of Councilors for the University of Southern California and on the board of the California Science Center Foundation. Mr. Fohrer has served on boards of directors of the Institute of Nuclear Power Operations, the California Chamber of Commerce, Duratek, Inc., Osmose Utilities Services, Inc., MWH, Inc., Blue Shield of California and Synagro. Mr. Fohrer holds a Master of Science in civil engineering from the University of Southern California, Los Angeles, as well as a Master of Business Administration from California State University in Los Angeles. Mr. Fohrer brings to the Company and the Board experience in accounting, finance and the power industry from both a regulated and unregulated market perspective.

TransAlta Corporation • Annual Information Form        86

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Laura Folse Texas, US	2021	Ms. Folse was the CEO of BP Wind Energy North America Inc. ("BP Wind Energy") until 2016. As CEO for BP Wind Energy she led a business with over 500 employees and contractors and consisting of 14 wind farms across eight states with an operating capacity of over 2.5 gigawatts. Prior to her role as CEO of BP Wind Energy, she served at BP p.l.c. as Executive VP, Science, Technology, Environment and Regulatory Affairs, in which she led the operational, scientific and technological programs within the multi-billion dollar cleanup and restoration effort in response to the 2010 BP Macondo well explosion off the coast of Louisiana. At its peak, the cleanup project team that she led consisted of over 45,000 people working across five US Gulf and Mexico states. She successfully negotiated with federal, state and local government officials to implement and conclude the offshore and onshore cleanup efforts. Prior thereto, she held numerous leadership roles with increasing responsibility and complexity within BP p.l.c. Ms. Folse has a Master of Management in Business from Stanford University, a Master of Science in Geology from the University of Alabama and a Bachelor of Science in Geology from Auburn University. Ms. Folse is a Board member for the Auburn University College of Arts & Sciences and was a Board member for the American Wind Energy Association from 2016 to 2019. Ms. Folse brings to the Company and the Board experience in corporate risk management, large-scale crisis management, leveraging data analysis, leading large and complex organizations, and driving cultural change while realizing improvements in safety, operational and financial performance.
Harry Goldgut Ontario, Canada	2019
Mr. Goldgut is Vice Chair of Brookfield's Renewable Power and Infrastructure groups and provides strategic advice related to Brookfield's open-end Infrastructure Fund. He is also one of two Brookfield nominees to the Board. Mr. Goldgut was the CEO or Co-CEO and Chairman of Brookfield Renewable Power Inc., from 2000 to 2008, and thereafter, until 2015, he was Chairman of Brookfield's Power and Utilities Group. From 2015 to 2018, he served as Executive Chairman of Brookfield's Infrastructure and Power Groups. He joined Brookfield in 1997 and led the expansion of Brookfield's renewable power and utilities operations. He has had primary responsibility for strategic initiatives, acquisitions and senior regulatory relationships. He was responsible for the acquisition of the majority of Brookfield's renewable power assets. He also played a role in the restructuring of the electricity industry in Ontario as a member of several governmental committees, including the Electricity Market Design Committee, the Minister of Energy's Advisory Committee, the Clean Energy Task Force, the Ontario Energy Board Chair's Advisory Roundtable and the Ontario Independent Electricity Operator CEO Roundtable on Market Renewal. Mr. Goldgut also serves on the board of directors of Isagen S.A. ESP, the third-largest power generation company in Colombia, and the Princess Margaret Cancer Foundation. He holds a Bachelor of Laws degree from Osgoode Hall Law School at York University. Mr. Goldgut brings to the Company and the Board extensive experience in regulatory and government affairs, as well as experience in acquiring and operating renewable energy assets. Mr. Goldgut's background in renewable energy provides important insight to the Board.

TransAlta Corporation • Annual Information Form        87

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
John Kousinioris Alberta, Canada	2021
Mr. Kousinioris is President and CEO of TransAlta, responsible for the overall stewardship and strategic leadership of the Company. Prior to his appointment as President and CEO in 2021, Mr. Kousinioris served as Chief Operating Officer. As COO, he was responsible for overseeing operations, shared services, commercial, trading, customer solutions, hedging and optimization at the Company. Prior thereto, Mr. Kousinioris was TransAlta's Chief Growth Officer and Chief Legal and Compliance Officer. Mr. Kousinioris’ prior leadership roles have provided him with responsibility for almost every aspect of the Company’s business. He was also the President of TransAlta Renewables Inc. until Feb. 5, 2021. Prior to joining TransAlta, Mr. Kousinioris was a partner and co-head of the corporate commercial department at Bennett Jones LLP. He has 30 years of experience in securities law, mergers and acquisitions and corporate governance matters. Mr. Kousinioris has an Honors Bachelor of Arts degree in Business Administration from the Ivey Business School at the University of Western Ontario, a Master of Business Administration degree from York University and a Bachelor of Laws degree from Osgoode Hall Law School at York University. He has attended the Advanced Management Program at Harvard University. He is also Vice Chair of the Board of Governors of Bow Valley College and a member of the Board of Directors of the Calgary Stampede Foundation. Mr. Kousinioris brings to the Company and the Board vision and leadership with an unwavering commitment to the Company's long-term success.

TransAlta Corporation • Annual Information Form        88

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Thomas O'Flynn New Jersey, US	2021
Mr. O’Flynn is a Venture Partner with Energy Impact Partners, a private energy technology fund investing in high-growth companies in the energy, utility and transportation industries. He was CFO of Powin Energy from December 2021 until December 2022, a battery energy storage company in which Energy Impact Partners is a significant investor. Mr. O’Flynn was the CEO and Chief Investment Officer, AES Infrastructure Advisors, until 2019. Prior thereto, until 2012, he was Executive Vice President and Chief Financial Officer at AES Corporation ("AES") and responsible for all aspects of global finance and M&A teams across six global regions. During his tenure, Mr. O’Flynn helped lead AES through a significant transformation, including strategic exits of non-core markets, that resulted in improved financial stability and allowed for the redeployment of cash to primary growth markets. AES's total shareholder return increased 54 per cent during his tenure and its credit rating improved significantly. Mr. O’Flynn was also a key driver in initiating a major transition to renewables and green energy to significantly improve AES’s growth profile and reduce its carbon footprint. Prior to joining AES, Mr. O’Flynn was with The Blackstone Group Inc. where he was Senior Advisor, Power and Utility Sector, and Chief Operating Officer and Chief Financial Officer of Transmission Developers Inc., a Blackstone-controlled entity that develops innovative power transmission projects in an environmentally responsible manner. Prior thereto he was Executive Vice President and Chief Financial Officer at Public Service Enterprise Group Incorporated and was Head of North American Power at Morgan Stanley. Mr. O’Flynn has a Bachelor of Arts in Economics from Northwestern University and a Master of Business Administration in Finance from the University of Chicago. He is also an adjunct professor at Northwestern University for a master’s program at the Institute for Sustainability and Energy. He has led successful organizational transformations, including by focusing on acquisitions and greenfield development. Mr. O’Flynn provides the Company and Board with demonstrated ability to realize shareholder value through his significant senior executive experience at large electricity companies.

Bryan D. Pinney Alberta, Canada	2018	Mr. Pinney is Chair of the Audit, Finance and Risk Committee. He is currently an independent director for North American Construction Group Ltd. (NYSE, TSX) and SNDL Inc. (NASDAQ). He is also a director of one private company. Mr. Pinney was also the past chair of the Board of Governors of Mount Royal University and has previously served on a number of non-profit boards. He has over 30 years of experience serving many of Canada's largest corporations, primarily in energy and resources and construction. Mr. Pinney served as Calgary Managing Partner of Deloitte LLP from 2002 through 2007 and as National Managing Partner of Audit & Assurance from 2007 to 2011 and Vice-Chair until June 2015. Mr. Pinney was a past member of Deloitte LLP's Board of Directors and chair of the Finance and Audit Committee. He was a partner at Andersen LLP and served as Calgary Managing Partner from 1991 through May 2002. He is a Fellow of the Institute of Chartered Accountants, a Chartered Business Valuator and is a graduate of the Ivey Business School at the University of Western Ontario with a degree in Honors Business Administration. He is also a graduate of the Canadian Institute of Corporate Directors. Mr. Pinney's extensive leadership accomplishments, financial expertise, knowledge of regulatory and compliance matters and diverse range of industry experience make him an important contributor to the Board.
TransAlta Corporation • Annual Information Form        89

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
James Reid Alberta, Canada	2021
Mr. Reid is a former Managing Partner of Brookfield Asset Management Inc., until 2021, where he led Brookfield's Private Equity Group located in Calgary, Alberta. In that role he was responsible for originating, evaluating and structuring investments and financings in the energy sector and overseeing operations in Brookfield's private equity energy segment. Prior to moving into the private equity group, Mr. Reid was the Chief Investment Officer, Energy for Brookfield’s Infrastructure Group. He established Brookfield’s Calgary office in 2003 after spending several years as Chief Financial Officer for two oil and gas exploration and production companies in Western Canada. Mr. Reid is also one of two Brookfield nominees to the Board pursuant to the Investment Agreement. Mr. Reid obtained his Chartered Accountant designation at PricewaterhouseCoopers in Toronto and holds a Bachelor of Arts in commerce from the University of Toronto. Mr. Reid brings to the Company and the Board considerable experience in leadership, finance, mergers and acquisitions and organizational change. His wealth of knowledge in the energy sector and his former role with Brookfield, our long-term shareholder, make him an important addition to the Board.

Manjit Sharma Ontario, Canada	2023	Ms. Sharma was most recently the Chief Financial Officer of WSP Canada Inc. until 2021. In this role, she was responsible for leading the finance, real estate, procurement, tax and shared services functions across Canada. Prior to WSP Canada Inc., she was on the National Executive Team of General Electric Canada (GE Canada), serving as Chief Financial Officer from 2016 to 2019. From 1999 to 2016, she held various senior positions with GE Canada, with responsibilities that spanned strategic planning and analysis, mergers and acquisitions, tax oversight, risk, governance, and diversity and inclusion. Ms. Sharma currently serves as a board member of each of Vermilion Energy Inc., Finning International Inc. and Export Development Canada. She is also a member of the GE Canada Pension Trust Committee. Ms. Sharma holds a Bachelor of Commerce degree (with Honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation. In 2019, Ms. Sharma was recognized as one of Canada’s Top 100 Most Powerful Women by the Women’s Executive Network. Ms. Sharma provides the Company and Board with diverse board, executive, finance and leadership experiences within different industries and businesses.
TransAlta Corporation • Annual Information Form        90

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Sandra R. Sharman Ontario, Canada	2020
Ms. Sharman is the Senior Vice President and Group Head, People, Culture and Brand of Canadian Imperial Bank of Commerce ("CIBC"). In this role, she leads the Human Resources, Communications, Marketing and Enterprise Real Estate teams at CIBC, supporting execution of business strategy, transforming to a purpose-driven bank and enabling a world-class culture. Ms. Sharman and her team are responsible for developing and delivering the Global Human Capital Strategy designed to challenge conventional thinking, drive business solutions and shape the culture of the bank. Her key areas of accountabilities also include workplace transformation, compensation and benefits, employee relations, policy and governance, talent management, marketing, corporate real estate, including the bank’s new global headquarters, CIBC Square, and all aspects of internal and external communications and public affairs, including government relations and awards. A proven business leader with over 30 years of human resources and financial services experience in both Canada and the US, Ms. Sharman has played a leading role in shaping an inclusive and collaborative culture at CIBC, focused on empowering and enabling employees to reach their full potential. Ms. Sharman assumed the leadership of Human Resources at CIBC in 2014 and added accountability for communications and public affairs in 2017. Since then, her portfolio has expanded to encompass purpose, brand, marketing and, most recently, corporate real estate. Ms. Sharman earned her Master of Business Administration from Dalhousie University. Ms. Sharman provides the Company and Board with executive experience, diversity and inclusion related competencies and leadership accomplishments within an international and complex business.

Sarah A. Slusser Washington, US	2021
Ms. Slusser is the CEO of Cypress Creek Renewables, LLC (“Cypress Creek”), a solar and storage independent power producer that develops, owns and operates projects in the US. Cypress Creek owns a 2,000 MW operating fleet and has a 20,000 MW development pipeline. She joined Cypress Creek Renewables, LLC as CEO in 2019 to reposition the company for sustainable growth. Prior to joining Cypress Creek, she founded Point Reyes Energy Partners LLC, a solar and energy storage advisory and development company, where she provided strategic advice to a number of large companies in the renewable sector until 2016. She remains a founding partner of Point Reyes Energy Partners LLC. Prior to this, she co-founded GeoGlobal Energy LLC, a geothermal company in the US, Chile and Germany, which was sold to its cornerstone investor in 2015. Before co-founding GeoGlobal Energy LLC, Ms. Slusser worked at AES for 21 years, where she earned increasingly significant leadership roles. She ultimately became a Senior Vice President and Managing Director reporting directly to the CEO and led the corporate Mergers and Acquisitions group for AES. She was President of one of eight divisions of AES that was responsible for all development, construction and operations in the Caribbean, Mexico and Central America. Ms. Slusser holds a Bachelor of Arts (cum laude) in geology from Harvard University and a Master of Business Administration from the Yale School of Management. She is a member of the Board of Directors of the Redwood Foundation, a family foundation promoting education and the environment and Our Food Chain, a non-profit promoting healthy eating. Ms. Slusser’s brings to the Company and the Board a broad range of experience in the electricity sector at innovative, competitive renewable and traditional electricity companies and will provide the Board with significant capital allocation and mergers and acquisitions expertise.

TransAlta Corporation • Annual Information Form        91

Officers
The name, province or state and country of residence of each of our executive officers as at Feb. 22, 2023, their respective position and office and their respective principal occupation are set out below.

Name	Principal Occupation	Residence
John H. Kousinioris	President and Chief Executive Officer	Alberta, Canada
Todd J. Stack	Executive Vice President, Finance and Chief Financial Officer	Alberta, Canada
Jane N. Fedoretz	Executive Vice President, People, Talent and Transformation	Alberta, Canada
Kerry O'Reilly	Executive Vice President, Legal, Commercial and External Affairs	Alberta, Canada
Christopher D. Fralick	Executive Vice President, Generation	Alberta, Canada
Blain van Melle	Executive Vice President, Alberta Business	Alberta, Canada
Aron Willis	Executive Vice President, Growth	Alberta, Canada
Shasta R. Kadonaga	Senior Vice President, Shared Services	Alberta, Canada
Brent V. Ward	Senior Vice President, M&A, Strategy and Treasurer	Alberta, Canada
All of the executive officers of TransAlta have held their present principal occupation or position for the past five years, except for the following:
•On April 1, 2021, Mr. Kousinioris was appointed President and Chief Executive Officer. Prior to April 2021, Mr. Kousinioris was Chief Operating Officer of TransAlta. Prior to August 2019, Mr. Kousinioris was Chief Growth Officer of TransAlta. Prior to July 2018, Mr. Kousinioris was Chief Legal and Compliance Officer and Corporate Secretary of the Company.
•Prior to February 2021, Mr. Stack was Chief Financial Officer of TransAlta. Prior to May 2019, Mr. Stack was Managing Director and Corporate Controller of TransAlta. Prior to February 2017, Mr. Stack was Managing Director and Treasurer of TransAlta.
•Prior to February 2021, Ms. Fedoretz was Chief Talent and Transformation Officer of TransAlta. Prior to November 2018, Ms. Fedoretz was Counsel, Energy Group at Blake, Cassels & Graydon LLP.
•Prior to February 2021, Ms. O'Reilly was Chief Officer, Legal, Regulatory and External Affairs of TransAlta. Prior to August 2019, Ms. O'Reilly was Chief Legal and Compliance Officer of TransAlta. Prior to November 2018, Ms. O'Reilly was Head of Legal, North Atlantic and UK, for Vale S.A. (base metals business).
•Prior to September 2022, Mr. Fralick was President and Chief Executive Officer of Atura Power, a Canadian power generation company. Prior to 2020, Mr. Fralick was Chief Operating Officer of Ontario Power Generation.
•Prior to February 2021, Mr. van Melle was Senior Vice President, Trading and Commercial of TransAlta. Prior to August 2019, Mr. van Melle was Managing Director and Head Trader of TransAlta.
•Prior to February 2021, Mr. Willis was Senior Vice President, Growth of TransAlta. Prior to August 2019, Mr. Willis was Senior Vice President, Growth and Commercial of TransAlta. Prior to April 2019, Mr. Willis was Senior Vice President, Commercial, Gas and Renewables Operations of TransAlta. Prior to July 2018, Mr. Willis was Senior Vice President, Gas and Renewables of TransAlta.
TransAlta Corporation • Annual Information Form        92

•Prior to December 2020, Ms. Kadonaga was Managing Director, Operations Services of TransAlta, and Manager, Operations Services of TransAlta.
•Prior to February 2021, Mr. Ward was Managing Director and Treasurer of TransAlta.
As of Feb. 22, 2023, the directors and executive officers of TransAlta, as a group, beneficially owned, directly or indirectly, or exercised control or direction over less than one per cent of our outstanding common shares.
Interests of Management and Others in Material Transactions
No director or executive officer of TransAlta, no person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over more than 10 per cent of our common shares, and no associate or affiliate of any of them, has or has had any material interest, direct or indirect, in any transaction involving TransAlta within the three most recently completed financial years or to date in 2023 or in any proposed transactions that have materially affected or will materially affect us.
In connection with the Brookfield Investment, Mr. James Reid and Mr. Harry Goldgut were initially nominated by Brookfield and elected to the Board of Directors on May 4, 2021, and April 26, 2019, respectively. See the "Directors and Officers" section of this AIF for further details. Brookfield is also entitled to receive certain funding fees, management fees and interest and dividends on its $750 million investment.
Indebtedness of Directors, Executive Officers and Senior Officers
Since Jan. 1, 2022, there has been no indebtedness outstanding to TransAlta from any of our directors, executive officers, senior officers or associates of any such directors, nominees or senior officers.
Corporate Cease Trade Orders, Bankruptcies or Sanctions
Corporate Cease Trade Orders and Bankruptcies
Except as noted below, no director, executive officer or controlling security holder of the Company is, as at the date of this Annual Information Form, or has been, within the past 10 years before the date hereof, a director or executive officer of any other issuer that, while that person was acting in that capacity:
•Was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or
•Was subject to an event that resulted, after the person ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or
•Within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.
Mr. Reid is a director of Second Wave Petroleum Inc. ("SWP"), a private oil and gas exploration and production company. On June 30, 2017, SWP made an assignment into bankruptcy pursuant to the Bankruptcy and Insolvency Act (Canada) ("BIA"). On Sept. 7, 2017, SWP made a proposal under the BIA and on Oct. 5, 2017, the proposal was approved by the Court of Queen's Bench of Alberta and the bankruptcy was annulled.
Mr. Dielwart was Chairman of the board of directors of Denbury Resources Inc. ("Denbury"), which filed for bankruptcy protection in the US on July 29, 2020, under a prepackaged reorganization plan with its bondholders. Denbury emerged from Chapter 11 on Sept. 18, 2020, at which time the board of directors was reconstituted and Mr. Dielwart ceased being a director.
Personal Bankruptcies
No director, executive officer or controlling security holder of the Company has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold such person's assets.
TransAlta Corporation • Annual Information Form        93

Penalties or Sanctions
No director, executive officer or controlling security holder of the Company has:
•Been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, other than penalties for late filing of insider reports; or
•Been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
Material Contracts
Other than contracts entered into in the ordinary course of business, the Company believes that the following are material contracts, the particulars of which are disclosed elsewhere in this AIF, to which the Company or its subsidiaries are a party:
•Investment Agreement — See the "Capital and Loan Structure — Investment Agreement and E&O Agreement" section of this AIF for further details.
•E&O Agreement — See the "Capital and Loan Structure — Investment Agreement and E&O Agreement" section of this AIF for further details.
•Registration Rights Agreement — See the "Capital Structure — Registration Rights Agreement" section of this AIF for further details.
•Off-Coal Agreement — See the "Business of TransAlta — Gas Segment — Off-Coal Agreement" section of this AIF for further details.
Conflicts of Interest
Circumstances may arise where members of the Board of Directors serve as directors or officers of corporations which are in competition to the interests of TransAlta. No assurances can be given that opportunities identified by such member of the Board of Directors will be provided to us. However, our policies provide that each director and executive officer must comply with the disclosure requirements of the CBCA regarding any material interest. If a declaration of material interest is made, the declaring director shall not vote on the matter if put to a vote of the Board of Directors. In addition, the declaring director and executive officer may be requested to recuse himself or herself from the meeting when such matter is being discussed.
Legal Proceedings and Regulatory Actions
TransAlta is occasionally named as a party in claims and legal proceedings that arise during the normal course of its business. We review each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in our favour or that such claim may not have a material adverse effect on TransAlta. For further information, refer to our audited consolidated financial statements for the year ended Dec. 31, 2022, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Brazeau Facility - Claim against the Government of Alberta
On Sept. 9, 2022, the Company filed a Statement of Claim against the Government of Alberta in the Alberta Court of King’s Bench seeking a declaration that: (i) granting mineral leases within five kilometres of the Brazeau facility is a breach of a 1960 agreement between the Company and the Government of Alberta; and (ii) the Government of Alberta is required to indemnify the Company for any costs or damages that result from the risks of hydraulic fracturing near the Brazeau facility. On Sept. 29, 2022, the Government of Alberta filed its Statement of Defence, which asserts, among other things, that the Company: (i) is trying to usurp the jurisdiction of the Alberta Energy Regulator ("AER"); and (ii) is out of time under the Limitations Act (Alberta). The trial is scheduled to take place during the first quarter of 2024.
TransAlta Corporation • Annual Information Form        94

Brazeau Facility - Well Licence Applications to Consider Hydraulic Fracturing
The AER issued a subsurface order on May 27, 2019 that does not permit any hydraulic fracturing within three kilometres of the Brazeau facility but permits fracking in all formations (except the Duvernay) from three-to-five kilometres of the Brazeau facility. Subsequently, two oil and gas operators submitted applications to the AER for approval of 10 well licences (which include hydraulic fracturing activities) within three-to-five kilometres of the Brazeau facility. The regulatory hearing to consider the applications - Proceeding 379 - is currently scheduled to be heard between Feb. 27 and March 10, 2023. The Company's position is that hydraulic fracturing activities within any formation within five kilometres of the Brazeau Facility pose an unacceptable risk and that the applications should be denied.
Hydro Power Purchase Arrangement Emission Performance Credits
Balancing Pool is claiming entitlement to the Emission Performance Credits ("EPCs") earned by the Alberta Hydro facilities as a result of those facilities being opted into the Carbon Competitiveness Incentive Regulation and Technology Innovation and Emissions Reduction Regulation from 2018 to 2020, inclusive. The Balancing Pool claims ownership of the EPCs because it believes the change-in-law provisions under the Hydro Power Purchase Arrangement require the EPCs to be passed through to the Balancing Pool. TransAlta has not received any benefit from the EPCs nor from any purported change-in-law and believes that the Balancing Pool has no rights to these credits. An arbitration has commenced and the hearing was scheduled for Feb. 6 to 10, 2023. However, due to the resignation of one of the panel members, the hearing has been adjourned. A new panel member has been appointed and a two-week hearing will be held from May 18 to June 1, 2023. TransAlta holds approximately 1,750,000 EPCs with no recorded book value that were created between 2018 and 2020, which are at risk as a result of the Balancing Pool's claim.
Sundance A Decommissioning
TransAlta filed an application with the Alberta Utilities Commission ("AUC") seeking payment from the Balancing Pool for TransAlta’s decommissioning costs for Sundance A, including its proportionate share of the Highvale mine. The Balancing Pool and Utilities Consumer Advocate are participating as interveners because they take issue with the decommissioning costs claimed by TransAlta. Due to various factors, including the COVID-19 pandemic and significant information requests from the Balancing Pool, the application has been delayed. While a hearing date has not been set, the application will likely be heard in the second half of 2023. TransAlta expects to receive payment from the Balancing Pool for its decommissioning costs; however, the amount that the AUC will award is uncertain.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares and Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares is Computershare Investor Services Inc. Common shares are transferable in Vancouver, Calgary, Toronto, Montréal and Halifax. Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares are transferable in Calgary and Toronto. The transfer agent and registrar for our common shares in the US is Computershare Trust Company at its principal office in Jersey City, New Jersey.
Interests of Experts
The Company's auditors are Ernst & Young LLP, Chartered Professional Accountants, 2200, 215 – 2nd Street, S.W., Calgary, Alberta, T2P 1M4.
Our auditors, Ernst & Young LLP, are independent with respect to the Company in the context of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and in compliance with Rule 3520 of the Public Company Accounting Oversight Board.
Additional Information
Additional information in relation to TransAlta may be found under TransAlta's profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov.
Additional information, including directors' and officers' remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under equity compensation plans (all where applicable) is contained in our Management Proxy Circular for the most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from our Investor Relations department, or as filed on SEDAR at www.sedar.com and EDGAR at www.sec.gov.
TransAlta Corporation • Annual Information Form        95

Additional financial information is provided in our audited consolidated financial statements as at and for the year ended Dec. 31, 2022, and in the related annual Management's Discussion and Analysis, each of which is incorporated by reference in this AIF. See the "Documents Incorporated by Reference" section of this AIF.
Audit, Finance and Risk Committee
General
The members of TransAlta's Audit, Finance and Risk Committee ("AFRC") satisfy the requirements for independence under the provisions of the Canadian Securities Administrators, National Instrument 52-110 – Audit Committees, Section 303A of the NYSE Rules and Rule 10A-3 under the US Securities and Exchange Act of 1934. The AFRC's Charter requires that it be made up of a minimum of three independent directors. The AFRC currently consists of four independent members: Bryan D. Pinney (Chair), Alan J. Fohrer, Thomas M. O'Flynn and Manjit K. Sharma.
All members of the committee are financially literate pursuant to both Canadian and US securities requirements and each member of the AFRC has also been determined by the Board of Directors to be an "audit committee financial expert," within the meaning of Section 407 of the US Sarbanes-Oxley Act of 2002.
Mandate of the Audit, Finance and Risk Committee
The AFRC provides assistance to the Board of Directors in fulfilling its oversight responsibilities with respect to:
•The integrity of the Company's financial statements and financial reporting process;
•The systems of internal financial controls and disclosure controls established by management;
•The risk identification and assessment process conducted by management, including the programs established by management to respond to such risks;
•The internal audit function;
•Compliance with financial, legal and regulatory requirements; and
•The external auditors' qualifications, independence and performance.
In so doing, it is the AFRC's responsibility to maintain an open avenue of communication between it and the external auditors, the internal auditors and management of the Company.
The function of the AFRC is oversight. Management is responsible for the preparation, presentation and integrity of the interim and annual financial statements and related disclosure documents. Management of the Company is also responsible for maintaining appropriate accounting and financial reporting policies and systems of internal controls and disclosure controls and procedures to comply with accounting standards, applicable laws and regulations that provide reasonable assurance that the assets of the Company are safeguarded and transactions are authorized, executed, recorded and properly reported.
While the AFRC has the responsibilities and powers set forth herein, it is not the duty of the AFRC to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors.
The AFRC must also designate at least one member as an "audit committee financial expert." The designation of a member or members as an "audit committee financial expert" is based on that individual's education and experience, which the individual will bring to bear in carrying out his or her duties on the AFRC. Designation as an "audit committee financial expert" does not impose on such person any duties, obligations and liability that are greater than the duties, obligations and liability imposed on another member of the AFRC and Board of Directors in the absence of such designation.
Management is also responsible for the identification and management of the Company's risks and the development and implementation of policies and procedures to mitigate such risks. The AFRC's role is to provide oversight in order to ensure that the Company's assets are protected and safeguarded within reasonable business limits. The AFRC reports to the Board of Directors on its risk oversight responsibilities.
Audit, Finance and Risk Committee Charter
The Charter of the AFRC is attached as Appendix "A".
TransAlta Corporation • Annual Information Form        96

Relevant Education and Experience of Audit, Finance and Risk Committee Members
The following is a brief summary of the education or experience of each member of the AFRC that is relevant to the performance of his or her responsibilities as a member of the AFRC, including any education or experience that has provided the member with an understanding of the accounting principles that we use to prepare our annual and interim financial statements.

Name of AFRC Member	Relevant Education and Experience
Bryan D. Pinney (Chair)	Mr. Pinney has 40 years of experience in financial auditing, valuation and advising companies in energy and natural resources. He is an independent director of North American Construction Group Ltd. and chair of its Audit and Finance Committee. He is also an independent director of SNDL, Inc. and chair of its Audit and Finance Committee. He served as a member of Deloitte’s Board of Directors and chair of the Finance and Audit Committee. He was the recent Chair and a member of the Board of Governors of Mount Royal University and has previously served on a number of non-profit boards. He has been a Chartered Accountant since December 1978, a Fellow of the Chartered Professional Accountants of Alberta since January 2009 and a Chartered Business Valuator of Canada since December 1990. Mr. Pinney obtained a Bachelor of Arts in business administration from the University of Western Ontario in 1975 and also completed the Directors Education Program offered by the Institute of Corporate Directors in Canada in 2012.
Alan J. Fohrer	Prior to his retirement in December 2010, Mr. Fohrer was Chairman and CEO of SCEC, a subsidiary of Edison and one of the largest electric utilities in the United States. Prior to that, Mr. Fohrer served as Executive Vice-President, Treasurer and Chief Financial Officer of both Edison and SCEC. Mr. Fohrer also serves on the audit committee of PNM Resources Inc., a public company. Mr. Fohrer holds a Master of Business Administration from California State University in Los Angeles.
Thomas M. O'Flynn	Mr. O'Flynn was the Chief Financial Officer of Powin Energy, an entity in which Energy Impact Partners LP (a private energy technology fund) is a major investor. Prior thereto, Mr. O'Flynn was Chief Executive Officer and Chief Investment Officer at The AES Corporation, Executive Vice President and Chief Financial Officer at Public Service Enterprise Group Incorporated and Head of North American Power at Morgan Stanley. Mr. O'Flynn has a Bachelor of Arts in economics from Northwestern University and a Master of Business Administration, Finance from the University of Chicago.
Manjit K. Sharma(1)	Ms. Sharma was the Chief Financial Officer of WSP Canada Inc. Prior to WSP Canada Inc., she was on the National Executive Team of General Electric Canada (GE Canada), serving as Chief Financial Officer from 2016 to 2019. Ms. Sharma currently serves as a board member of each of Vermilion Energy Inc., Finning International Inc. and Export Development Canada. Ms. Sharma holds a Bachelor of Commerce degree (with Honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation.
(1)    Ms. Sharma was appointed to the AFRC on Feb. 21, 2023.

TransAlta Corporation • Annual Information Form        97

Other Board Committees
In addition to the AFRC, TransAlta has three other standing committees: the Governance, Safety and Sustainability Committee, the Human Resources Committee and the Investment Performance Committee. The members of these committees as at Dec. 31, 2022, are:

Governance, Safety and Sustainability Committee	Human Resources Committee
Chair: Rona H. Ambrose	Chair: Sandra R. Sharman
Alan J. Fohrer	Rona H. Ambrose
Laura W. Folse	Bryan D. Pinney
Sandra R. Sharman	Sarah A. Slusser
Manjit K. Sharma
Investment Performance Committee
Chair: Laura W. Folse
Thomas M. O'Flynn
Harry Goldgut
James Reid
Sarah A. Slusser
Mr. John P. Dielwart also attends each of the Committee meetings in his capacity as Chair of the Board of Directors.
Charters of the Governance, Safety and Sustainability Committee, the Human Resources Committee and the Investment Performance Committee may be found on our website under Governance, Board Committees at www.transalta.com. Further information about the Board of Directors and our corporate governance may also be found on our website or in our Management Proxy Circular, which is filed on SEDAR at www.sedar.com and EDGAR at www.sec.gov.
Fees Paid to Ernst & Young LLP
For the years ended Dec. 31, 2022, and Dec. 31, 2021, Ernst & Young LLP and its affiliates billed $4,608,258 and $3,724,342, respectively, as detailed below.

Ernst & Young LLP
Year Ended December 31	2022	2021
Audit Fees	$2,873,395	$2,453,917
Audit-related fees(1)	1,618,751	1,270,425
Tax fees	116,112	—
All other fees	—	—
Total	$4,608,258	$3,724,342
(1)    Included in the audit-related fees are $966,515 (2021 — $844,167) of fees billed to TransAlta Renewables.
No other audit firms provided audit services in 2022 or 2021.
The nature of each category of fees is described below:
Audit Fees
Audit fees are for professional services rendered for the audit and review of our financial statements or services provided in connection with statutory and regulatory filings and providing comfort letters associated with securities documents.
TransAlta Corporation • Annual Information Form        98

Audit-Related Fees
Assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not included in the Audit Fees. Audit-related fees include statutory audits, pension audits and other compliance audits. In 2021 and 2020, we have included the fees billed to TransAlta Renewables, a controlled and consolidated subsidiary of TransAlta.
Tax Fees
Tax fees are tax-related services for the review of tax returns, assistance with questions on tax audits and tax planning.
All Other Fees
Products and services provided by the Company's auditor other than those services reported under Audit Fees, Audit-Related Fees and Tax Fees. This includes fees related to training services provided by the auditor.
Pre-Approval Policies and Procedures
The AFRC has considered whether the provision of services other than audit services is compatible with maintaining the auditors' independence. In May 2002, the AFRC adopted a policy that prohibits TransAlta from engaging the auditors for "prohibited" categories of non-audit services and requires pre-approval of the AFRC for other permissible categories of non-audit services, such categories being determined under the Sarbanes Oxley Act of 2022. This policy also provides that the Chair of the AFRC may approve permissible non-audit services during the quarter and report such approval to the AFRC at its next regularly scheduled meeting.

TransAlta Corporation • Annual Information Form        99

Appendix "A"
TransAlta Corporation (the “Corporation”)
Audit, Finance and Risk Committee Charter
A.    Establishment of Committee and Procedures
1.    Composition of Committee
The Audit, Finance and Risk Committee ("Committee") of the board of directors ("Board") of TransAlta Corporation ("Corporation") shall consist of not less than three directors. All members of the Committee shall be determined by the Board to be independent as required under the provisions of Canadian Securities Regulators' Multilateral Instrument 52-110 Audit Committees, Section 303A of the New York Stock Exchange rules and Rule 10A-3 of the U.S. Securities and Exchange Act of 1934, as such rules apply to audit committee members. All members of the Committee must be financially literate pursuant to both Canadian and US securities requirements and at least one member must be determined by the Board to be an "audit committee financial expert" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the Board at the recommendation of the Governance, Safety and Sustainability Committee ("GSSC") of the Board.
2.    Appointment of Committee Members
Members of the Committee shall be appointed from time to time by the Board, on the recommendation of the GSSC, and shall hold office until the next annual meeting of shareholders, or until their successors are earlier appointed, or until they cease to be directors of the Corporation.
3.    Vacancies
Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board and on the recommendation of the GSSC. The Board shall fill any vacancy if the membership of the Committee is less than three directors.
4.    Committee Chair
The Board shall appoint a Chair for the Committee on the recommendation of the GSSC.
5.    Absence of Committee Chair
If the Chair of the Committee is not present at any meeting of the Committee, one of the members of the Committee who is present at the meeting shall be chosen by the Committee to preside at the meeting.
6.    Secretary of Committee
The Committee shall appoint a Secretary who need not be a director of the Corporation.
7.    Meetings
The Chair of the Committee may call a regular meeting of the Committee. The Committee shall meet at least quarterly and at such other time during each year as it deems appropriate to fulfil its responsibilities. In addition, the Chair of the Committee or any two members may call a special meeting of the Committee at any time.
The Committee shall also meet in separate executive session.
8.    Quorum
A majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to each other shall constitute a quorum.
TransAlta Corporation • 2022 Annual Information Form        A-1

9.    Notice of Meetings
Notice of the time and place of every meeting shall be given in writing (including by way of written facsimile communication or email) to each member of the Committee at least 48-hours prior to the time fixed for such meeting, provided, however, that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting constitutes a waiver of notice of the meeting, except where a member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called. Notice of every meeting shall also be provided to the external and internal auditors.
10.    Attendance at Meetings
At the invitation of the Chair of the Committee, other Board members, the President and Chief Executive Officer ("CEO") of the Corporation, other officers or employees of the Corporation, the external auditors, and other experts or consultants may attend a meeting of the Committee.
11.    Procedure, Records and Reporting
Subject to any statute or the articles and by-laws of the Corporation, the Committee shall fix its own procedures at meetings, keep records of its proceedings and report to the Board generally not later than the next scheduled meeting of the Board.
12.    Review of Charter and Evaluation of Committee
The Committee shall evaluate its performance and review and assess the adequacy of its Charter at least annually or otherwise, as it deems appropriate. All changes proposed by the Committee are reviewed and approved by the GSSC and the Board.
13.    Outside Experts and Advisors
In consultation with the Board, the Committee Chair, on behalf of the Committee or any of its members, is authorized, at the expense of the Corporation, when deemed necessary or desirable, to retain independent counsel, outside experts and other advisors to advise the Committee independently on any matter. The retention of such counsel, expert or advisor in no way requires the Committee to act in accordance with the recommendations of such counsel, expert or advisor.
B.    Duties and Responsibilities of the Chair
The fundamental responsibility of the Chair of the Committee is to effectively manage the duties of the Committee.
The Chair is responsible for:
1.    Chairing meetings of the Committee and ensuring that the Committee is properly organized so that it functions effectively and meets its obligations and responsibilities.
2.    Establishing the frequency of Committee meetings, duly convening the same and confirming that quorum is present when required.
3.    Working with the CEO, the Chief Financial Officer (the "CFO") of the Corporation, the Corporate Secretary of the Corporation, as applicable, on the development of agendas and related materials for the meetings.
4.    Providing leadership to the Committee and assisting the Committee in ensuring the proper and timely discharge of its responsibilities.
5.    Reporting to the Board on the recommendations and decisions of the Committee.
The Chair of the Committee shall review all expense accounts and perquisites of the Chair of the Board and the CEO not less than quarterly to ensure compliance with the Corporation’s policies, and shall report to the Committee on an annual basis.
TransAlta Corporation • 2022 Annual Information Form        A-2

C.    Mandate of the Committee
The Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to: i) the integrity of the Corporation's financial statements and financial reporting process; ii) the systems of internal financial controls and disclosure controls established by management of the Corporation ("Management"); iii) the risk identification and assessment process conducted by Management including the programs established by Management to respond to such risks; iv) the internal audit function; v) compliance with financial, legal and regulatory requirements; and vi) the external auditors' qualifications, independence and performance. In so doing, it is the Committee's responsibility to maintain an open avenue of communication between it and the external auditors, the internal auditors and Management.
The function of the Committee is oversight. Management is responsible for the preparation, presentation and integrity of the interim and annual financial statements and related disclosure documents. Management is also responsible for maintaining appropriate accounting and financial reporting policies and systems of internal controls and disclosure controls and procedures to comply with accounting standards, applicable laws and regulations that provide reasonable assurance that the assets of the Corporation are safeguarded and transactions are authorized, executed, recorded and properly reported.
While the Committee has the responsibilities and powers set forth herein, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of Management and the external auditors.
The Committee must also designate at least one member as an "audit committee financial expert." The designation of a member or members as an "audit committee financial expert" is based on that individual's education and experience, which the individual will bring to bear in carrying out his or her duties on the Committee. Designation as an "audit committee financial expert" does not impose on such person any duties, obligations and liability that are greater than the duties, obligations and liability imposed on another member of the Committee and Board in the absence of such designation.
Management is also responsible for the identification and management of the Corporation's risks and the development and implementation of policies and procedures to mitigate such risks. The Committee's role is to provide oversight in order to ensure that the Corporation's assets are protected and safeguarded within reasonable business limits. The Committee reports to the Board on its risk oversight responsibilities.
D.    Duties and Responsibilities of the Committee
1.    Financial Reporting, External Auditors and Financial Planning
A)    Duties and Responsibilities Related to Financial Reporting and the Audit Process
(a)    Review with Management and the external auditors the Corporation's financial reporting process the work to be conducted in conjunction with the annual audit and the preparation of the financial statements, including, without limitation, the annual audit plan of the external auditors, the judgment of the external auditors as to the quality, not just the acceptability, of and the appropriateness of the Corporation's accounting principles as applied in its financial reporting and the degree of aggressiveness or conservatism of the Corporation's accounting principles and underlying estimates;
(b)    Review with Management and the external auditors the Corporation's audited annual financial statements, including the notes thereto, "Management's Discussion and Analysis," the related earnings release, and recommend their approval to the Board for release to the public;
(c)    Review with Management and the external auditors the Corporation's interim financial statements, including the notes thereto, "Management's Discussion and Analysis," the related earnings release, and approve their release to the public as required;
(d)    In reviewing the financial statements and related financial disclosure, the Committee shall review and discuss with Management and the external auditors:
(i)    any changes in accounting principles, practices or policies considering their applicability to the business and financial impact;
TransAlta Corporation • 2022 Annual Information Form        A-3

(ii)    Management's processes for formulating sensitive accounting estimates and the reasonableness of the estimates;
(iii)    the use of "pro forma" or "non-comparable" information and the applicable reconciliation;
(iv)    alternative treatments of financial information within generally accepted accounting principles that have been discussed between Management and the auditors, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditors; and
(v)    disclosures made to the Committee by the CEO and CFO during their certification process for the relevant periodic/annual report filed with securities regulators to ensure that information required to be disclosed is recorded, processed, summarized and reported within the time periods specified for the reporting period. Obtain assurances from the CEO and CFO as to the adequacy and effectiveness of the Corporation's disclosure controls and procedures and systems of internal control over financial reporting and that any fraud involving Management or other employees who have a significant role in the Corporation's internal controls is reported to the Committee.
(e)    In reviewing the financial statements and related financial disclosure, the Committee shall also, with the external auditors:
(i)    discuss the cooperation they received from Management during the course of their review and their access to all records, data and information requested; and
(ii)    satisfy itself that there are no unresolved issues between Management and the external auditors that could reasonably be expected to materially affect the financial statements.
(f)    Review quarterly with senior Management, the Executive Vice President, Legal, Commercial and External Affairs (or, as necessary, outside legal advisors) of the Corporation, and the Corporation's internal and external auditors, the effectiveness of the Corporation's internal controls to ensure the Corporation is in compliance with legal and regulatory requirements and the Corporation's policies;
(g)    Review with Management and the external auditors the processes relating to the assessment of potential fraud, programs and controls to mitigate the risk of fraud, and the processes put in place for monitoring the risks within the targeted areas; and
(h)    Discuss with Management and the external auditors any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Corporation's financial statements or accounting policies.
B)    Duties and Responsibilities Related to the External Auditors
(a)    The Committee shall have direct responsibility for the compensation and oversight of the external auditors including nominating the external auditors to the Board for appointment by the shareholders at the Corporation's general annual meeting. In performing its function, the Committee shall:
(i)    review and approve annually the external auditors audit plan;
(ii)    review and approve the basis and amount of the external auditors' fees and ensure the Corporation has provided appropriate funding for payment of compensation to the external auditors;
(iii)    subject to the delegation granted to the Chair of the Committee, pre-approve all audit related services including all non-prohibited non-audit services provided by the external auditors; the Chair of the Committee is authorized to approve all audit related services including non-prohibited non-audit services provided by the external auditors, and shall report all such approvals to the Committee at its next scheduled meeting;
TransAlta Corporation • 2022 Annual Information Form        A-4

(iv)    review and discuss annually with the external auditors all relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to determine the external auditors' independence, including, without limitation, (a) requesting, receiving and reviewing, at least annually, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on their independence with the Corporation; (b) discussing with the external auditors any relationships or services that the external auditors believe may affect their objectivity and professional skepticism; (c) reviewing with the external auditors the experience and qualifications of the senior personnel who are providing audit services to the Corporation; (d) reviewing the quality control procedures of the external auditors, including obtaining confirmation that the external auditors are in compliance with Canadian and US regulatory registration requirements; and (e) evaluating the communication and interaction with the external auditor including quality of service considerations;
(v)    in the year preceding the change of the lead (or coordinating) audit partner (having primary responsibility for the audit), and in any event not less than every five years, perform a comprehensive review of the external auditor which takes into consideration (a) the impact of the tenure of the audit firm on audit quality, trends in the audit firm's performance and expertise in the industry, incidences of independence threats and the effectiveness of safeguards to mitigate those threats, (b) the responsiveness of the audit firm to changes in the entity's business and suggestions for improvement from regulators, the audit committee and/or management, (c) the consistency and rigour of the professional skepticism applied by the external auditor, and the quality of the engagement team and its communications, review of Canadian Public Accountability Board (CPAB) inspection findings since the previous comprehensive review and how the audit firm responded to these findings, and following this comprehensive review, determine whether the audit firm should be nominated to the Board as the external auditors for appointment by the shareholders at the Corporation's next general annual meeting;
(vi)    inform the external auditors and Management that the external auditors shall have direct access to the Committee at all times, as well as the Committee to the external auditors;
(vii)    instruct the external auditors that they are ultimately accountable to the Committee as representatives of the shareholders of the Corporation; and
(viii)    at least annually, obtain and review the external auditors' report with respect to the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, any inquiry or investigation by governmental or professional authorities within the preceding five years undertaken respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues.
C)    Duties and Responsibilities Related to Financial Planning
(a)    Review and recommend to the Board for approval the Corporation's issuance and redemption of securities (including the review of all public filings to effect any of the issuances or redemptions), financial commitments and limits, and any material changes underlying any of these commitments;
(b)    Review annually the Corporation's annual tax plan;
(c)    Receive regular updates with respect to the Corporation's financial obligations, loans, credit facilities, credit position and financial liquidity;
(d)    Review annually with Management the Corporation's overall financing plan in support of the Corporation's capital expenditure plan and overall budget/medium range forecast; and
(e)    Review with Management at least annually the approach and nature of earnings guidance and financial information to be disclosed to analysts and rating agencies.
TransAlta Corporation • 2022 Annual Information Form        A-5

2.    Internal Audit
(a)    Approve whether the internal audit function should be outsourced and if outsourced, approve the audit firm to perform such internal audit service; provided that in no event shall the external auditor be retained to also perform the internal audit function;
(b)    Review and consider, as appropriate, any significant reports and recommendations made by internal audit relating to internal audit issues, together with Management's response thereto;
(c)    Review annually the scope and plans for the work of the internal audit group, the adequacy of the group's resources, the internal auditors' access to the Corporation's records, property and personnel;
(d)    Recognize and advise senior Management that the internal auditors shall have unfettered access to the Committee, as well as the Committee to the internal auditors;
(e)    Meet separately with Management, the external auditors and internal auditors to review issues and matters of concern respecting audits and financial reporting;
(f)    Review with the senior financial members of Management and the internal audit group the adequacy of the Corporation's systems of internal control and procedures; and
(g)    Recommend to the Human Resources Committee of the Board the appointment, termination or transfer of the lead individual responsible for internal audit, provided that if the internal audit function has been, or is being, outsourced to an audit firm, the Committee itself shall approve the appointment, termination or transfer of such audit firm.
3.    Risk Management
The Board is responsible for ensuring that the Corporation has adopted processes and key policies for the identification, assessment and management of its principal risks. The Board has delegated to the Committee the responsibility for the oversight of Management's identification, and evaluation, of the Corporation's principal risks, and the implementation of appropriate policies, processes and systems to manage or mitigate the risks within the Corporation's risk appetite. The Committee reports to the Board thereon.
The Committee shall:
(a)    Review, at least quarterly, Management's assessment of the Corporation's principal risks; discuss with Management the processes for the identification of these risks and the efficacy of the policies and procedures for mitigating and/or addressing these risks;
(b)    Receive and review Managements' quarterly risk update including an update on residual risks;
(c)    Review the Corporation's enterprise risk management framework and reporting methodology;
(d)    Review annually the Corporation's Financial and Commodity Exposure Management Policies and approve changes to such policies;
(e)    Review and approve the Corporation's strategic hedging program, guidelines and risk tolerance;
(f)    Review and monitor quarterly results of financial and commodity exposure management activities, including foreign currency and interest rate risk strategies, counterparty credit exposure and the use of derivative instruments;
(g)    Review the Corporation's annual insurance program, including the risk retention philosophy, potential exposure and corporate liability protection programs;
(h)    Periodically consider the respective roles and responsibilities of the external auditor, the internal audit department, internal and external counsel concerning risk management and review their performance in relation to such roles and responsibilities; and
(i)    Annually, together with Management, report and review with the Board:
(i)    the Corporation's principal risks and overall risk appetite/profile;
(ii)    the Corporation's strategies in addressing its risk profile;
TransAlta Corporation • 2022 Annual Information Form        A-6

(iii)    the processes, policies, procedures and controls in place to manage or mitigate the principal risks; and
(iv)    the overall effectiveness of the enterprise risk management process and program.
4.    Governance
A)    Public Disclosure, Legal and Regulatory Reporting
(a)    On behalf of the Committee, the Chair shall review all public disclosure inclusive of material financial information extracted or derived from the Corporation's financial statements prior to dissemination to the public;
(b)    Review quarterly with the Executive Vice President, Legal, Commercial and External Affairs, and, if necessary, outside legal advisors, significant legal, compliance or regulatory matters that may have a material effect on the Corporation's financial statements;
(c)    Discuss with the external auditors their perception of the Corporation's financial and accounting personnel, any recommendations which the external auditors may have, including those contained in the Management letter, with respect to improving internal financial controls, choice of accounting principles or management reporting systems, and review all Management letters from the external auditors together with Management's written responses thereto;
(d)    Review with Management, the external auditors and internal legal counsel (external counsel if necessary), any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these may be or have been disclosed in the financial statements;
(e)    Review annually the Insider Trading Policy and approve changes as required; and
(f)    Review annually the Corporation's Disclosure Policy and Social Media Policy to ensure continued applicability with the law and the Corporation's disclosure principles.
B)    Pension Plan Governance
(a)    Review annually the Annual Pension Report and financial statements of the Corporation's pension plans including the actuarial valuation, asset/liability forecast, asset allocation, manager performance and plan operating costs, and reporting thereon to the Board annually; and
(b)    Together with the Human Resources Committee of the Board, review annually, and as required, the overall governance of the Corporation's pension plans, approving the broad objectives of the plans, the statement of investment policy, the appointment of investment managers, and reporting thereon to the Board annually.
C)    Information Technology – Cybersecurity
(a)    Receive biannually a system status update with respect to the Corporation's core IT operating systems; and
(b)    Review annually the Corporation's cybersecurity programs and their effectiveness. Receive an update on the Corporation's compliance program for cyber threats and security.
D)    Administrative Responsibilities
(a)    Review the annual audit of expense accounts and perquisites of the directors, the CEO and the CEO's direct reports and their use of corporate assets;
(b)    Establish procedures for the receipt, retention and treatment of complaints relating to securities law, accounting, internal accounting controls, or auditing matters;
(c)    Review incidents, complaints or information reported through the Ethics Help Line addressed to the Committee or relating to securities law, accounting, internal accounting controls, or auditing matters;
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(d)    Establish procedures for the investigation of complaints or allegations, and, in respect of potentially material complaints or allegations, report to the Board thereon and ensure that appropriate action is taken as necessary to address such matter;
(e)    Review and consider any related party transaction and to recommend, if necessary, the use of a standing committee or an ad hoc special committee to assist the Board in the evaluation of any such related party transaction;
(f)    Review and approve the Corporation's hiring policies for employees or former employees of the external auditors and monitor the Corporation's adherence to the policy; and
(g)    Report annually to shareholders on the work of the Committee during the year.
E.    Compliance and Powers of the Committee
(a)    The responsibilities of the Committee comply with applicable Canadian laws and regulations, such as the rules of the Canadian Securities Administrators, and with the disclosure and listing requirements of the Toronto Stock Exchange, as they exist on the date hereof. In addition, this Charter complies with applicable US laws, such as the Sarbanes-Oxley Act and the rules and regulations adopted thereunder, and with the New York Stock Exchange's corporate governance standards, as they exist on the date hereof.
(b)    The Committee may, at the request of the Board or on its own initiative, investigate such other matters as are considered necessary or appropriate in carrying out its mandate.

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Appendix "B"
Glossary of Terms
This Annual Information Form includes the following defined terms:
"AESO" – Alberta Electric System Operator.
"air emissions" – Substances released to the atmosphere through industrial operations. For the fossil-fuel-fired power sector, the most common air emissions are sulphur dioxide, oxides of nitrogen, mercury, and GHGs.
"Alberta PPAs" – Alberta Power Purchase Arrangements – A long-term arrangement established by regulation for the sale of electric energy from formerly regulated generating units to PPA buyers.
"AUC" – Alberta Utilities Commission.
"availability" – A measure of time, expressed as a percentage of continuous operation 24 hours a day, 365 days a year that a generating unit is capable of generating electricity, regardless of whether or not it is actually generating electricity.
"Balancing Pool" – The Balancing Pool was established in 1999 by the Government of Alberta to help manage the transition to competition in Alberta's electric industry. Their current obligations and responsibilities are governed by the Electric Utilities Act (effective June 1, 2003) and the Balancing Pool Regulation. For more information, go to www.balancingpool.ca.
"boiler" – A device for generating steam for power, processing or heating purposes, or for producing hot water for heating purposes or hot water supply. Heat from an external combustion source is transmitted to a fluid contained within the tubes of the boiler shell.
"capacity" – The rated continuous load-carrying ability, expressed in megawatts, of generation equipment.
"cogeneration" – A generating facility that produces electricity and another form of useful thermal energy (such as heat or steam) used for industrial, commercial, heating, or cooling purposes.
"combined-cycle" – An electric generating technology in which electricity is produced from otherwise lost waste heat exiting from one or more gas (combustion) turbines. The exiting heat is routed to a conventional boiler or to a heat recovery steam generator for use by a steam turbine in the production of electricity. This process increases the efficiency of the electric generating unit.
"EBITDA" – Earnings before interest, taxes, depreciation, and amortization.
"ED&I" – Equity, Diversity and Inclusion.
"EPCs" – Emission Performance Credits.
"ESG" – Environment, Sustainability and Governance.
"force majeure" – Literally means "greater force." These clauses excuse a party from liability if some unforeseen event beyond the control of that party prevents it from performing its obligations under the contract.
"GGPPA" – Greenhouse Gas Pollution Pricing Act (Canada).
"GHG" – Greenhouse gases having potential to retain heat in the atmosphere, including water vapour, carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, and perfluorocarbons.
"gigawatt" – A measure of electric power equal to 1,000 MW.
"GWh" – Gigawatt hour – A measure of electricity consumption equivalent to the use of 1,000 megawatts of power over a period of one hour.
"IESO" – Independent Electricity System Operator.
"LTC" – Long-term contract.
"MW" – Megawatt – A measure of electric power equal to 1,000,000 watts.
"MWh" – Megawatt hour – A measure of electricity consumption equivalent to the use of 1,000,000 watts of power over a period of one hour.
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"net capacity" – The maximum capacity or effective rating, modified for ambient limitations, that a generating unit or power plant can sustain over a specific period, less the capacity used to supply the demand of station service or auxiliary needs.
"Off-Coal Agreement" – Off-Coal Agreement dated Nov. 24, 2016, between, among others, TransAlta and Her Majesty the Queen in Right of Alberta.
"PPA" – Purchase power agreement.
"Renewables PPA" – Long-term power purchase agreements with certain subsidiaries of TransAlta Renewables providing for the purchase by TransAlta, for a fixed price, of all of the power produced at such subsidiaries.
"TA Cogen" – TransAlta Cogeneration LP.
"CO2e" – Carbon dioxide equivalent.
"TSX" – Toronto Stock Exchange.

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